Exhibit (a)(1)(i)

Indonesian Offer to Purchase

Series B Shares

Representing up to an Aggregate of 1,314,466,775 Series B Shares

(including Series B Shares underlying ADSs tendered into

the U.S. Offer for ADSs)

of

PT Indosat Tbk.

at

Indonesian Rupiah 7,388 per Series B Share

by

Indonesia Communications Pte. Ltd.,

a wholly-owned indirect subsidiary of

Qatar Telecom (Qtel) Q.S.C.

The Indonesian Offer and Withdrawal Rights will expire at 3:00 p.m., Jakarta time (which is 3:00 a.m., New York City time), on February 18, 2009, unless the Indonesian Offer is extended.

Qatar Telecom (Qtel) Q.S.C., a corporation organized under the laws of Qatar (“Qtel”), through Indonesia Communications Pte. Ltd., a company incorporated under the laws of Singapore and a wholly-owned indirect subsidiary of Qtel (“ICLS” and, together with Qtel, the “Offeror” or “we” or “us”), is offering to purchase outstanding Series B Shares, par value Rp100 per share (“Series B Shares”), of PT Indosat Tbk., an Indonesian company (“Indosat” or the “Company”), other than Series B Shares held by Qtel and its affiliates and Series B Shares underlying American Depositary Shares (“ADSs”), at a purchase price of Indonesian Rupiah 7,388 per Series B Share, net to the seller in cash (without interest and subject to any required withholding of taxes) (the “Offer Price”), upon the terms and subject to the conditions set forth in this Indonesian Offer to Purchase (the “Offer to Purchase”) and in the related Tender Offer Form (the “Tender Offer Form”), as they may be amended or supplemented from time to time (the “Indonesian Offer”).

Concurrently with this Indonesian Offer, the Offeror is offering to purchase ADSs (other than ADSs held by Qtel and its affiliates) pursuant to a separate U.S. offer (the “U.S. Offer for ADSs” and, together with this Indonesian Offer, the “Offers”). Each ADS represents fifty (50) Series B Shares.

In the aggregate, the Offeror is offering to purchase up to 1,314,466,775 Series B Shares (including Series B Shares underlying ADSs) in the Offers on a combined basis, representing approximately 24.19% of the total issued and outstanding Series B Shares (including Series B Shares underlying ADSs). If more than 1,314,466,775 Series B Shares (including Series B Shares underlying ADSs) are validly tendered and not withdrawn in the Offers, then the proration rules will apply, as described in “The Indonesian Offer — Section 4,” so that the Offeror will purchase no more than an aggregate of 1,314,466,775 Series B Shares (including Series B Shares underlying ADSs) in the Offers.

This Indonesian Offer is open only to holders of Series B Shares, and ADSs will not be accepted in this Indonesian Offer. All holders of ADSs who wish to tender their ADSs must tender such ADSs into the U.S. Offer for ADSs. U.S. holders of Series B Shares may deposit, at no cost to such holders, their Series B Shares (with the ADS Custodian (as defined herein)) for issuance of ADSs and tender of such ADSs into the U.S. Offer. However, holders of ADSs may surrender their ADSs for withdrawal of Series B Shares represented by such ADSs, which subsequently may be tendered into this Indonesian Offer. See “The Indonesian Offer — Section 2.”

This Indonesian Offer is not conditioned on any minimum number of Series B Shares being tendered or any other conditions, except that in order to be accepted for purchase (subject to proration), Series B Shares must be validly tendered and not withdrawn as of the expiration of this Indonesian Offer.

The Offeror currently has no plans in place and has not submitted any proposal to Indosat which, immediately after the Offers, would result in the delisting of the Series B Shares from the Indonesia Stock

Exchange (“IDX”) or the delisting of ADSs from the New York Stock Exchange (“NYSE”). See “The Indonesian Offer — Sections 1 and 11.”

Indosat has filed, under the Securities Exchange Act of 1934, as amended, a solicitation/recommendation statement on Schedule 14D-9 with the Securities and Exchange Commission (the “SEC”) on the same day as the filing of this Offer to Purchase with the SEC, pursuant to which the board of directors of Indosat has stated that it would express no opinion and remain neutral with respect to the Offers.

This Indonesian Offer is made in accordance with the applicable laws of the Republic of Indonesia. This Offer to Purchase is meant solely for holders of Series B Shares, other than Series B Shares held by Qtel and its affiliates and Series B Shares underlying ADSs. Separate offering materials for holders of ADSs are being published concurrently pursuant to the U.S. Offer for ADSs. This Indonesian Offer and the U.S. Offer for ADSs are collectively referred to herein as the “Offers” or the “mandatory tender offer.”

This transaction has not been approved or disapproved by the SEC or any state securities commission, nor has any such commission passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense. The U.S. Offer for ADSs will commence on January 20, 2009 and will run concurrently with this Indonesian Offer. The review of the SEC is a simultaneous review carried out while the Offers are open. Should the SEC require any modifications of the Offer to Purchase or any separate documentation relating to this Indonesian Offer, we will file an amendment or supplement with the SEC to the extent required by applicable law.

For assistance with this Indonesian Offer, please contact PT Danareksa Sekuritas (the “Share Tender Agent”) at its address and telephone number set forth on the back cover of this Offer to Purchase.

Offer to Purchase dated January 20, 2009

2

IMPORTANT INFORMATION

TENDERING SERIES B SHARES.

If you want to tender all or part of your Series B Shares, you must do the following before this Indonesian Offer expires:

•

if your Series B Shares are registered in your name on the Company’s share register and are in the form of share certificate(s), you should contact PT EDI Indonesia (the “Appointed Share Registrar”) at the telephone number and address appearing on the back cover of this Offer to Purchase to convert your share certificates into “scripless” shares no later than five (5) Indonesian business days prior to the expiration of this Indonesian Offer. You will bear any costs relating to such conversion. You should then open a securities account with an Indonesian securities company or custodian bank holding an account with PT Kustodian Sentral Efek Indonesia (“KSEI”) prior to submitting the Tender Offer Form to the Appointed Share Registrar; and

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you must deliver to the Appointed Share Registrar, at the address appearing on the back cover of this Offer to Purchase, an application consisting of (i) five (5) sets of the original properly completed and duly executed Tender Offer Form, (ii) evidence of power of attorney, if necessary, and (iii) proof of identity, upon acceptance of which the Appointed Share Registrar will issue a certified receipt of your participation in this Indonesian Offer (the “Receipt”); and

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you must then deliver the Receipt to the Indonesian securities company or custodian bank holding an account with KSEI, and instruct such Indonesian securities company or custodian bank to instruct KSEI to transfer your Series B Shares held by such securities company or custodian bank under your name to the KSEI Temporary Escrow Account designated as “KSEI 1-1092-001-96” (the “Escrow Account”). In the event that the securities company/custodian bank fails to instruct KSEI to transfer such Series B Shares into the Escrow Account prior to the expiration of this Indonesian Offer, your tender of Series B Shares will not be deemed to have been validly made and will not be accepted for purchase by the Offeror in this Indonesian Offer. Once the Series B Shares have been transferred to the Escrow Account, such Series B Shares will be verified by the Share Tender Agent and the Appointed Share Registrar. Once such verification is complete, the Share Tender Agent will provide KSEI with a confirmation. You will be charged a transaction fee by the Share Tender Agent, which includes commission, the prevailing stock exchange transaction fee and the final withholding tax pursuant to the prevailing laws and regulations in Indonesia.

In this Indonesian Offer, shareholders tendering Series B Shares must tender Series B Shares in increments of 500 shares. Under the tender offer practices in Indonesia, lots of less than 500 shares cannot be transferred into the account of KSEI and, therefore, cannot be tendered into this Indonesian Offer.

In addition, if proration rules apply such that a proration factor must be applied to the aggregate number of Series B Shares tendered by each tendering shareholder in order to determine the number of Series B Shares that the Offeror may purchase from such tendering shareholder in this Indonesian Offer, then the resulting product will be rounded up or down to the nearest 500 Series B Shares in order to determine the number of Series B Shares that the Offeror will accept for purchase in this Indonesian Offer.

Questions and requests for assistance may be directed to the Share Tender Agent or the Appointed Share Registrar at their respective addresses and telephone numbers set forth on the back cover page of this Offer to Purchase. Requests for additional copies of this Offer to Purchase or original sets of the Tender Offer Form also may be directed to the Share Tender Agent or the Appointed Share Registrar.

See “The Indonesian Offer — Section 2.”

SETTLEMENT OF THE OFFER PRICE.

The Offer Price for the Series B Shares accepted for payment in this Indonesian Offer will be paid in Indonesian Rupiah no later than fifteen (15) days following the expiration of this Indonesian Offer.

The Offeror will remit the cash consideration for the Series B Shares accepted for payment in this Indonesian Offer to KSEI on the date of the settlement of the Offer Price (the “Payment Date”) to KSEI. KSEI will transmit payment to the tendering holders of Series B Shares by making the appropriate credits to the respective accounts of the tendering holders of Series B Shares maintained with their respective Indonesian securities company or custodian bank.

See “The Indonesian Offer — Sections 1 and 4.”

FOREIGN CURRENCY

In this document, references to “Indonesian Rupiah,” “Rp” or “Rupiah” are to Indonesian currency, and references to “United States dollars,” “U.S. dollars,” “US$,” “$” or “dollars” are to U.S. currency and references to “Singaporean Dollar” or “S$” are to Singaporean currency.

IMPORTANT

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Series B Shares in this Indonesian Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized any person to give any information or to make any representations in connection with this Indonesian Offer other than the information and representations contained in this document or in the Tender Offer Form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely on that recommendation, representation or information as having been authorized by us or any agent working for us.

The distribution of the Offer to Purchase and any separate documentation relating to this Indonesian Offer (e.g., the Tender Offer Form, various notices and press releases) and the making of this Indonesian Offer may, in some jurisdictions, be restricted or prohibited by applicable law. This Indonesian Offer is not being made, directly or indirectly, in or into, and may not be accepted from within, any jurisdiction in which the making of this Indonesian Offer or the acceptance of this Indonesian Offer would not be in compliance with the laws of that jurisdiction. Persons who come into possession of the Offer to Purchase or other documentation relating to this Indonesian Offer should inform themselves of and observe all of these restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of that jurisdiction. None of ICLS, Qtel or any of their respective officers, directors, employees, advisors, affiliates or agents assume any responsibility for any violation by any person of any of these restrictions. Any holder of Series B Shares of the Company who is in any doubt as to his or her position should consult an appropriate professional advisor without delay.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase and the Indonesian Tender Offer Statement (an English translation of which is attached to this document as Annex A and constitutes part of this Offer to Purchase) but you should understand that it does not describe all of the details of this Indonesian Offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read this entire Offer to Purchase (including the English translation of the Indonesian Tender Offer Statement) and the Tender Offer Form because they contain the full details of this Indonesian Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

WHO IS OFFERING TO PURCHASE MY SERIES B SHARES?

Qtel, through its wholly-owned indirect subsidiary, ICLS, is offering to purchase outstanding Series B Shares of the Company, upon the terms and subject to the conditions of this Offer to Purchase and the Tender Offer Form. See “The Indonesian Offer — Sections 1 and 8B.”

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THIS INDONESIAN OFFER?

In this Indonesian Offer, we are seeking to purchase Series B Shares of the Company, other than Series B Shares held by Qtel and its affiliates. Concurrently with this Indonesian Offer, the Offeror is offering to purchase ADSs, other than ADSs held by Qtel and its affiliates, pursuant to a separate U.S. Offer (the “U.S. Offer for ADSs” and, together with this Indonesian Offer, the “Offers”). In the aggregate, the Offeror is seeking to purchase up to 1,314,466,775 Series B Shares (including Series B Shares underlying ADSs) in the Offers on a combined basis.

If more than 1,314,466,775 Series B Shares (including Series B Shares underlying ADSs) are validly tendered and not properly withdrawn in this Indonesian Offer and the U.S. Offer for ADSs, then proration rules will apply so that we purchase no more than an aggregate of 1,314,466,775 Series B Shares (including Series B Shares underlying ADSs) in the Offers on a combined basis. See “The Indonesian Offer — Sections 1 and 4.”

HOW MUCH ARE YOU OFFERING TO PAY FOR MY SERIES B SHARES AND WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

In this Indonesian Offer, we are offering to pay each tendering Series B holder Rp7,388 per Series B Share, net to the seller in cash (without interest and subject to any required withholding of taxes), upon the terms and subject to the conditions set forth in this Offer to Purchase and the Tender Offer Form. The consideration for tendered Series B Shares will be paid in Indonesian Rupiah.

If your Series B Shares are registered in your name on the Company’s share register and are in the form of share certificate(s), you should contact the Appointed Share Registrar at the telephone number and address appearing on the back cover of this Offer to Purchase to convert your share certificates into “scripless” shares no later than five (5) Indonesian business days prior to the expiration of this Indonesian Offer. You will bear any costs relating to such conversion. You will also be charged a transaction fee by the Share Tender Agent, which includes commission, the prevailing stock exchange transaction fee and the final withholding tax pursuant to the prevailing laws and regulations in Indonesia. Holders who surrender ADSs and withdraw the Series B Shares represented by the ADSs, including for the purpose of tendering those Series B Shares into this Indonesian Offer, will bear all associated fees and expenses under the Deposit Agreement under which such ADSs were issued (the “Deposit Agreement”), not to exceed a maximum of $5 per 100 ADSs surrendered plus a cable fee of $12.50, and must comply with any other applicable terms and conditions thereunder. See “The Indonesian Offer — Section 2.”

WHO CAN PARTICIPATE IN THIS INDONESIAN OFFER?

This Indonesian Offer is open to all holders of Series B Shares, wherever the holders are located. See “The Indonesian Offer — Sections 1 and 2.”

I HOLD ADSs. HOW CAN I PARTICIPATE IN THIS INDONESIAN OFFER?

If you hold ADSs and wish to participate in this Indonesian Offer, you may surrender your ADSs to The Bank of New York Mellon, as the depositary for the ADS facility (the “ADS Depositary”), withdraw the Series B Shares represented by your ADSs (each ADS representing fifty (50) Series B Shares), and subsequently tender your Series B Shares into this Indonesian Offer (subject to proration) in accordance with the tender procedures and requirements of this Indonesian Offer.

Holders will bear all fees and expenses under the Deposit Agreement, not to exceed a maximum of $5 per 100 ADSs surrendered plus a cable fee of $12.50, in connection with any withdrawal of Series B Shares under the Deposit Agreement, and must comply with any other applicable terms and conditions thereunder. Holders who choose to surrender their ADSs for delivery of Series B Shares and tender into this Indonesian Offer also will be charged a transaction fee by the Share Transfer Agent (which includes commission, the prevailing stock exchange transaction fee and the final withholding tax pursuant to the prevailing laws and regulations in Indonesia) and will bear the risk of any fluctuation in the exchange rate after the consummation of the Offers if they later wish to convert their Indonesian Rupiah into U.S. dollars and such other risks and costs associated with tendering Series B Shares into this Indonesian Offer.

Holders of ADSs wishing to surrender their ADSs for Series B Shares should contact the ADR Division of The Bank of New York Mellon at +1 (212) 815-2231 to determine what steps need to be taken in order to complete the surrender in a timely manner to permit the Series B Shares withdrawn to be validly tendered pursuant to this Indonesian Offer. See “The Indonesian Offer — Section 2.”

CAN I TENDER SERIES B SHARES INTO THE U.S. OFFER FOR ADSs?

No. However, U.S. holders of Series B Shares who wish to participate in the U.S. Offer for ADSs may deposit their Series B Shares (“Deposited Series B Shares”) for issuance of ADSs that will be tendered into the U.S. Offer (subject to proration). To do so:

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prior to the expiration of the U.S. Offer for ADSs, U.S. holders of Series B Shares must (1) deposit their Series B Shares with either HSBC Indonesia or PT Bank Mandiri (Persero) Tbk., as custodian (the “ADS Custodian”), for the account of The Bank of New York Mellon, as the ADS tender agent for the U.S. Offer (the “ADS Tender Agent”), and (2) deliver an ADS Letter of Transmittal and any other required documents to the ADS Tender Agent.

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to the extent that the Offeror accepts ADSs for purchase in the U.S. Offer for ADSs, after the application of proration, if applicable, the ADS Tender Agent will deposit with the ADS Depositary the Deposited Series B Shares for issuance of ADSs and deliver those purchased ADSs as instructed by the Offeror. U.S. holders will not be responsible for any fees relating to the deposit of Series B Shares with the ADS Tender Agent for issuance of ADSs to be tendered into the U.S. Offer for ADSs.

Each ADS will represent fifty (50) Deposited Series B Shares. U.S. holders of “Odd-lots” (lots of fewer than fifty (50) Series B Shares) who wish to participate in the U.S. Offer for ADSs may deposit these Odd-lots of Series B Shares with the ADS Custodian as described above. To the extent practicable, the ADS Tender Agent will combine Odd-lots of Series B Shares that the Offeror accepts for purchase with other Odd-lots to create whole ADSs that will be delivered for purchase by the Offeror. All Deposited Series B Shares not accepted for purchase in the form of ADSs in the U.S. Offer for ADSs will be returned to the holder, in accordance with his or her instructions, in the form of Series B Shares.

For more information, see “The Indonesian Offer — Sections 1 and 2.”

WHY IS THERE A SEPARATE U.S. OFFER FOR ADSs?

The Offeror’s primary objective in making two (2) separate offers is to comply with various Indonesian and U.S. legal and regulatory requirements and restrictions applicable to tender offers, which are different and inconsistent in some ways. The Offeror has requested from the U.S. Securities and Exchange Commission (the “SEC”), and the SEC has granted, exemptive relief from Rule 14d-10(a)(1) of Regulation 14D under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which permits the Offeror to make two (2) separate offers. See “Exemptions Requested from the U.S. Securities and Exchange Commission.”

WHAT ARE THE PRINCIPAL DIFFERENCES IN MY RIGHTS UNDER THIS INDONESIAN OFFER AND THE U.S. OFFER FOR ADSs?

Although the terms and conditions of the two (2) offers are substantially similar, because of differences in law and market practice between Indonesia and the United States, the rights of tendering shareholders pursuant to the two (2) offers are not identical. The most significant differences are:

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Under Indonesian law, unless otherwise stipulated by the Chairman of the Capital Market and Financial Institution Supervisory Board of the Department of Finance of the Republic of Indonesia (“BAPEPAM-LK”), the offering period of a tender offer may not exceed thirty (30) calendar days. U.S. law requires that a tender offer must remain open for at least twenty (20) U.S. business days. In addition, U.S. law requires that a tender offer be kept open at least ten (10) U.S. business days from the date that notice of a material change to the offer price or share levels is sent or given to security holders; and at least five (5) U.S. business days from the date that notice of a material change not involving the offer price or share levels is sent or given to security holders. If such material change to the offer price or share levels were to occur during the last ten (10) U.S. business days of the offer period, or such material change not involving the offer price or share levels were to occur during the last five (5) U.S. business days of the offer period, the U.S. Offer for ADSs would be required to remain open longer than the maximum thirty (30) calendar days allowed under Indonesian law.

The Offeror presently does not intend to extend the offer period for the Offers and intends to make the offer periods for the Offers the same. However, in the event an extension of this Indonesian Offer is required beyond the currently scheduled expiration date pursuant to U.S. law, then the Offeror would require the approval of the Chairman of BAPEPAM-LK to so extend the offer period for this Indonesian Offer and the U.S. Offer so that both Offers expire at the same time. There can be no assurance that the Chairman of BAPEPAM-LK will approve such extension of this Indonesian Offer.

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U.S. holders of Series B Shares may participate in the U.S. Offer by depositing their Series B Shares with either ADS Custodian for the ADS Depositary. Those holders must also deliver the ADS Letter of Transmittal and other documentation required for tendering ADSs to the ADS Tender Agent. To the extent that the Offeror accepts ADSs for purchase in the U.S. Offer for ADSs, after the application of proration, if applicable, the ADS Tender Agent will deposit with the ADS Depositary the Deposited Series B Shares for issuance of ADSs and deliver those purchased ADSs as instructed by the Offeror. The Offeror will bear all fees charged by the ADS Depositary in connection with any deposit of Series B Shares for the issuance of ADSs to be tendered into the U.S. Offer.

•	In this Indonesian Offer, pursuant to the rules and regulations of the IDX, shareholders tendering Series B Shares into this Indonesian Offer must tender in lots of 500 shares.

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In this Indonesian Offer, the Offer Price will be paid in Indonesian Rupiah. In the U.S. Offer, the consideration for tendered ADSs will be paid in U.S. dollars calculated by converting the Offer Price into U.S. dollars based on the Applicable Exchange Rate. The Applicable Exchange Rate will be the average of the daily U.S. dollar/Indonesian Rupiah sell rates for transactions as reported by Bank

Indonesia at 4:00 p.m., Jakarta time, on each of the last five (5) Indonesian business days of the offer period (excluding the last day of the offer period) on its official website at http://www.bi.go.id/web/en/Moneter/Kurs+Bank+Indonesia/Kurs+Transaksi/.

See “Risks of Tendering Series B Shares Into this Indonesian Offer” and “The Indonesian Offer — Sections 1, 2 and 13.”

WHAT IS THE PURPOSE OF THIS INDONESIAN OFFER?

This Indonesian Offer, together with the U.S. Offer for ADSs, is the mandatory tender offer being conducted in accordance with the Capital Market and Financial Institution Supervisory Board of the Department of Finance of the Republic of Indonesia (“BAPEPAM-LK”) Regulation IX.H.1, which requires that a party who acquires fifty percent (50%) or more of an Indonesian public company’s shares or the capability to directly or indirectly control the management and/or the policy of the public company must make a tender offer for the remaining shares of such company, subject to certain limitations and exclusions. The Offeror is making this Indonesian Offer and the U.S. Offer for ADSs as a result of Qtel’s indirect acquisition of 2,217,590,000 Series B Shares (representing approximately 40.81% of the total issued and outstanding shares of Indosat) pursuant to a Share Purchase Agreement, dated June 6, 2008 (the “Share Purchase Agreement”), between Qtel and STT Communications Ltd, a company incorporated under the laws of Singapore. Under BAPEPAM-LK Regulation IX.H.1, Qtel is deemed to have acquired “control” in Indosat as a result of such acquisition pursuant to such Share Purchase Agreement. See “The Indonesian Offer —Sections 1 and 9.”

On December 19, 2008, the Capital Investment Coordinating Board of the Republic of Indonesia determined that foreign capital ownership in the cellular telecommunication network operation sector of Indonesia should be limited to a maximum amount of 65%. BAPEPAM-LK, through its letter No. S-9186/BL/2008 dated December 23, 2008 (the “BAPEPAM-LK Letter”), notified Qtel that Qtel is allowed to acquire a maximum of 65% ownership interest in Indosat. Therefore, the maximum number of Series B Shares (including Series B Shares underlying ADSs) that Qtel is permitted to acquire pursuant to this Indonesian Offer and the U.S. Offer for ADSs is 1,314,466,775 Series B Shares, representing approximately 24.19% of the outstanding Series B Shares (including Series B Shares underlying ADSs). However, the implementation by Qtel of the Offers for up to an additional 24.19% of the outstanding Series B Shares, on a combined basis, in accordance with and pursuant to the BAPEPAM-LK Letter shall not be deemed as its, or its affiliates’, acceptance or acknowledgment that the restriction on foreign investment under the Indonesian investment regulation applies to Indonesian companies whose shares are listed and traded on the stock exchange.

We are making this Indonesian Offer for Series B Shares and the separate U.S. Offer for ADSs for the purpose of acquiring, in the aggregate, 1,314,466,775 outstanding Series B Shares (including Series B Shares underlying ADSs), in accordance with BAPEPAM-LK Regulation IX.H.1 and BAPEPAM-LK Regulation X.F.1 and the BAPEPAM-LK Letter. If more than 1,314,466,775 Series B Shares (including Series B Shares underlying ADSs) are validly tendered and not properly withdrawn in the Offers, then the proration rules will apply, as described in “The Indonesian Offer — Section 4,” so that we will purchase no more than an aggregate of 1,314,466,775 Series B Shares (including Series B Shares underlying ADSs). Qtel currently has no plans in place and has not submitted any proposal to Indosat which, immediately after the Offers, would result in the delisting of the Series B Shares from the IDX or the delisting of ADSs from the NYSE. See “The Indonesian Offer — Sections 1 and 11.”

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I CHOOSE TO TENDER MY SERIES B SHARES?

If your Series B Shares are registered in your name on the Company’s share register and are in the form of share certificate(s), you should contact the Appointed Share Registrar at the telephone number and address appearing on the back cover of this Offer to Purchase to convert your share certificates into “scripless” shares no later than five (5) Indonesian business days prior to the expiration of this Indonesian Offer. You will bear any costs relating to such conversion. You will also be charged a transaction fee by the Share Tender Agent, which includes a commission, the prevailing stock exchange transaction fee and the final withholding tax pursuant to the prevailing laws and regulations in Indonesia. Holders who surrender ADSs and withdraw the Series B Shares represented by the ADSs, including for the purpose of subsequently tendering those Series B Shares into this Indonesian Offer, will bear all associated fees and expenses under the Deposit Agreement, not to exceed a maximum of $5 per 100 ADSs surrendered plus a cable fee of $12.50, and must comply with any other applicable terms and conditions thereunder.

DOES THE OFFEROR HAVE THE FINANCIAL RESOURCES TO MAKE THE PAYMENTS REQUIRED IN THE OFFERS?

The Offeror has sufficient funds to purchase the Series B Shares and ADSs being sought in the Offers and to pay related costs and expenses. The Offeror’s source of funds will be cash on hand. The Offers are not conditioned upon the receipt of financing by the Offeror. For more information, see “The Indonesian Offer — Section 7.”

IS THE OFFEROR’S FINANCIAL CONDITION MATERIAL TO MY DECISION WHETHER TO TENDER INTO THIS INDONESIAN OFFER?

No. The Offeror does not believe that its financial condition is material to your decision whether to tender into this Indonesian Offer because only cash consideration is being offered, and the Offers are not subject to any financing condition.

See “The Indonesian Offer — Section 7.”

WHAT DOES THE COMPANY’S BOARD OF DIRECTORS RECOMMEND REGARDING THE TENDER OFFER?

Indosat has filed, under the Exchange Act, a solicitation/recommendation statement on Schedule 14D-9 with the SEC on the same day as the filing of this Offer to Purchase with the SEC, pursuant to which the board of directors of Indosat has stated that it would express no opinion and remain neutral with respect to the Offers. See “The Indonesian Offer — Section 1.”

ARE THERE ANY CONDITIONS TO THIS INDONESIAN OFFER?

Currently, this Indonesian Offer is unconditional other than that in order to be accepted for payment (subject to proration), Series B Shares must be validly tendered and not withdrawn as of the expiration of this Indonesian Offer. The Offeror reserves the right, at any time or from time to time, in its sole discretion, to amend this Indonesian Offer to impose one or more conditions on this Indonesian Offer by giving notice of such amendment to the Share Tender Agent, making a public announcement thereof and making any required filings with the SEC and BAPEPAM-LK. See “The Indonesian Offer — Section 1.”

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER SERIES B SHARES INTO THIS INDONESIAN OFFER?

You have until 3:00 p.m., Jakarta time (which is 3:00 a.m., New York City time), on February 18, 2009, to tender your Series B Shares into this Indonesian Offer. If your Series B Shares are held by a broker, bank or other nominee, your nominee may require notification before the expiration of this Indonesian Offer in order to have sufficient time to comply with Indonesian tender procedures and requirements for tendering Series B Shares into this Indonesian Offer, including the conversion of your Series B Shares into “scripless” form and other tender procedures and requirements of this Indonesian Offer. U.S. holders who wish to deposit their Series B Shares with the ADS Tender Agent for issuance of ADSs to be tendered into the U.S. Offer must allow sufficient time to do so prior to the expiration of the U.S. Offer. See “The Indonesian Offer — Section 2.”

CAN THIS INDONESIAN OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

Pursuant to BAPEPAM-LK Regulation No. IX.F.1, this Indonesian Offer and the U.S. Offer for ADSs may not be open for longer than thirty (30) days, unless otherwise stipulated by the Chairman of BAPEPAM-LK.

The Offeror presently does not intend to extend the offer period for the Offers and intends to make the offer periods for the Offers the same. However, in the event an extension of this Indonesian Offer is required beyond the currently scheduled expiration date pursuant to U.S. laws applicable to the Indonesian Offer, then the Offeror would require the approval of the Chairman of BAPEPAM-LK to so extend the offer period for this Indonesian Offer and the U.S. Offer. There can be no assurance that the Chairman of BAPEPAM-LK will approve such extension.

See “The Indonesian Offer — Sections 1 and 13.”

HOW WILL I BE NOTIFIED IF THIS INDONESIAN OFFER IS EXTENDED?

In the event an extension of the Offers is required beyond the currently scheduled expiration date pursuant to U.S. law, then the Offeror would require the approval of the Chairman of BAPEPAM-LK to so extend the offer period so that both Offers expire at the same time. If the extension is approved, (i) under Indonesian law, public announcement of such extension must be made no later than two (2) days prior to the commencement of the extended offer period and (ii) under U.S. law, public announcement of the extension must be made no later than 9:00 a.m., New York City time, on the first U.S. business day following the day on which the Offers were scheduled to expire. For more information, see “The Indonesian Offer — Section 13.”

I HOLD SERIES B SHARES IN “STREET” NAME. HOW DO I PARTICIPATE IN THIS INDONESIAN OFFER?

If you hold Series B Shares in “street” name, instruct your broker or custodian to arrange, before the expiration of this Indonesian Offer, for the conversion of your share certificates into “scripless” shares no later than five (5) Indonesian business days prior to the expiration of this Indonesian Offer. You will bear any costs relating to such conversion. You will be provided with a Tender Offer Form by your broker or custodian to instruct your broker or custodian to tender your Series B Shares. This form will also be available from the Appointed Share Registrar or the Share Tender Agent. See “The Indonesian Offer — Section 2.”

CAN I WITHDRAW MY PREVIOUSLY-TENDERED SERIES B SHARES?

Yes. You can withdraw your previously-tendered Series B Shares at any time before 3:00 p.m., Jakarta time (which is 3:00 a.m., New York City time), on February 18, 2009, unless the expiration date is extended in accordance with applicable law, in which event you will have until the later day and time to which this Indonesian Offer is extended. In addition, if the Offeror has not accepted tendered Series B Shares for payment by March 20, 2009, under U.S. law you can withdraw your Series B Shares at any time after such date and prior to such acceptance. See “The Indonesian Offer — Sections 1 and 3.”

HOW DO I WITHDRAW MY PREVIOUSLY-TENDERED SERIES B SHARES?

To withdraw your previously-tendered Series B Shares from this Indonesian Offer, you must, through the securities company or custodian bank (that holds an account with KSEI) where you have opened a securities account, provide a written notification regarding such cancellation to the Appointed Share Registrar (with a copy delivered to KSEI) while you have the right to withdraw Series B Shares. See “The Indonesian Offer — Section 3.”

WHAT HAPPENS IF HOLDERS TENDER SERIES B SHARES REPRESENTING MORE SERIES B SHARES THAN YOU ARE WILLING TO PURCHASE?

If more than 1,314,466,775 Series B Shares (including Series B Shares underlying ADSs validly tendered into the U.S. Offer for ADSs) are validly tendered and not properly withdrawn in this Indonesian Offer and the U.S. Offer for ADSs on a combined basis, we will purchase up to an aggregate of 1,314,466,775 Series B Shares including Series B Shares underlying ADSs) from tendering holders in this Indonesian Offer and the U.S. Offer for ADSs on a pro rata basis, subject to certain adjustments. This means that we will purchase from you that number of Series B Shares calculated by multiplying the number of Series B Shares you validly tendered and did not properly withdraw as of the expiration of this Indonesian Offer by a proration factor. The proration factor will be the quotient of 1,314,466,775 divided by the total number of Series B Shares (including Series B Shares underlying ADSs) validly tendered and not properly withdrawn in this Indonesian Offer and the U.S. Offer for ADSs on a combined basis. For example, if 1,752,622,366 Series B Shares (including Series B Shares underlying ADSs) are validly tendered and not properly withdrawn as of the expiration of the Offers on a combined basis, we will purchase seventy-five percent (75%) of the number of Series B Shares that you tender (with adjustments to avoid the purchase of fractional Series B Shares from any holder). See “The Indonesian Offer — Section 4.”

IF YOU PRORATE, WHEN WILL I KNOW HOW MANY SERIES B SHARES WILL ACTUALLY BE PURCHASED?

If proration of tendered Series B Shares is required, we do not expect to announce the final results of proration until on or about February 20, 2009. This is because we will not know the precise number of Series B Shares and ADSs validly tendered into this Indonesian Offer and the U.S. Offer for ADSs, respectively, until all supporting documentation for those tenders is reviewed. Beginning on or about February 23, 2009, holders of Series B Shares may also obtain this information from the Appointed Share Registrar for this Indonesian Offer, at the telephone number set forth on the back cover of this Offer to Purchase. See “The Indonesian Offer — Section 4.”

HOW WAS THE OFFER PRICE DETERMINED?

In accordance with BAPEPAM-LK Regulation IX.H.I, the purchase price for the Series B Shares in the mandatory tender offer must be equal to or greater than the average of the highest daily trading price of the Series B Shares traded on the IDX within the period of the last ninety (90) days prior to June 8, 2008, which is the announcement date of the execution of the Share Purchase Agreement. The offer price for Series B Shares in this Indonesian Offer, which is higher than such minimum price required by Indonesian regulations, is the price per Series B Share paid by Qtel to STT in connection with the Share Purchase Agreement. See “The Indonesian Offer — Sections 1 and 9.”

WHEN AND HOW WILL YOU PAY FOR THE SERIES B SHARES I TENDER?

We will pay the purchase price for the Series B Shares that we accept for purchase, net in cash in Indonesian Rupiah (without interest and subject to any required withholding of taxes), as promptly as practicable following the expiration of this Indonesian Offer, but in any event no later than fifteen (15) calendar days after the expiration of this Indonesian Offer in accordance with Indonesian law. We will remit the cash consideration for the Series B Shares accepted for payment to KSEI on the date of the settlement of the purchase price, and KSEI will transmit the payment to you by making the appropriate credit to your account. See “The Indonesian Offer — Section 4.”

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES IF I TENDER MY SERIES B SHARES?

Generally, if you are a U.S. holder you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the Series B Shares you tender. A U.S. holder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount realized in exchange for the Series B Shares and its adjusted tax basis in such shares.

The offer consideration paid in Indonesian Rupiah will be included in the income of a U.S. holder in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt by such U.S. holder, regardless of whether the cash consideration is in fact converted into U.S. dollars. U.S. holders should consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any Indonesian Rupiah received by a U.S. holder that are converted into U.S. dollars on a date subsequent to receipt.

See “The U.S. Offer — Section 5.”

WILL INDOSAT CONTINUE AS A PUBLIC COMPANY?

We presently anticipate that Indosat will continue as a public company and will maintain its listing on the IDX and the NYSE following consummation of the Offers. We currently have no plans in place and have not submitted any proposal to Indosat which, immediately after the Offers, would result in the delisting of the Series B Shares from the IDX or the delisting of the ADSs from the NYSE. However, after the completion of the Offers, it is possible that the ADSs may no longer satisfy the requirements for listing on the NYSE. It is possible that, due to decreases in trading volume and the number of ADS holders following the purchase of ADSs pursuant to the U.S. Offer for ADSs, the ADSs will no longer meet the continued listing requirements of the NYSE. If the ADSs fail to meet the continued listing requirements, the NYSE may choose, at its discretion, to delist the ADSs, and the ADSs will no longer be an exchange-traded security. See “The Indonesian Offer — Section 11.”

IF I DECIDE NOT TO TENDER, HOW WILL THIS INDONESIAN OFFER AFFECT MY SECURITIES?

The purchase of the Series B Shares and ADSs pursuant to the Offers will reduce the number of such securities that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining securities held by the public. In addition, as discussed above, it is possible that after consummation of the Offers, the ADSs would no longer meet the continued listing requirements on the NYSE. See “The Indonesian Offer — Section 11.”

WHAT IS THE RECENT MARKET PRICE FOR THE SERIES B SHARES?

On June 6, 2008, the last full trading day before the announcement of the plan to commence the Offers, the last reported sale price on the IDX of the Series B Shares was Rp5,650 per Series B Share. On January 19, 2009, the last full trading day before the commencement of this Indonesian Offer, the last reported sale price on the IDX of the Series B Shares was Rp5,800 per Series B Share. You are urged to obtain current market quotations for Series B Shares. See “The Indonesian Offer — Section 6.”

WHO CAN I TALK TO IF I HAVE QUESTIONS?

The Share Tender Agent can help answer your questions. The Share Tender Agent for this Indonesian Offer is PT Danareksa Sekuritas, whose contact information is on the back cover of this Offer to Purchase.

This Offer to Purchase (and the English translation of the Indonesian Tender Offer Statement, which is attached as Annex A and constitutes part of this Offer to Purchase) and the form of the Tender Offer Form contain important information, and you should read them in their entirety before you make a decision to tender your Series B Shares into this Indonesian Offer.

EXEMPTIONS REQUESTED FROM

THE U.S. SECURITIES AND EXCHANGE COMMISSION

This Indonesian Offer qualifies as a “Tier II” offer in accordance with the rules of the SEC promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, as a result, is exempt from certain provisions of otherwise applicable statutes and rules. In addition, we have requested from, and have been granted by, the SEC, exemptive relief from Rule 14d-10(a)(1) under the Exchange Act to permit the Offeror to make this Indonesian Offer only to holders of Series B Shares and the U.S. Offer for ADSs only to holders of ADSs (the “Rule 14d-10 Exemption”).

Rule 14d-10(a)(1) under the Exchange Act provides that no person shall make a tender offer unless the offer is open to all security holders of the class of securities subject to the tender offer. The Rule 14d-10 Exemption permits the Offeror to utilize the dual offer structure described herein to conduct this Indonesian Offer and the U.S. Offer for ADSs as two (2) separate offers, with this Indonesian Offer being made to holders of Series B Shares, and the U.S. Offer for ADSs being made to holders of ADSs.

RISKS OF TENDERING SERIES B SHARES INTO THIS INDONESIAN OFFER

This Indonesian Offer is open to all holders of Series B Shares, wherever the holders are located, but is not open to holders of ADSs. However, holders of ADSs who wish to participate in this Indonesian Offer may surrender their ADSs to the ADS Depositary, withdraw the Series B Shares represented by their ADSs and subsequently tender their Series B Shares into this Indonesian Offer, in accordance with the tender procedures and requirements of this Indonesian Offer. Although the terms and conditions of the U.S Offer and Indonesian Offer are substantially similar, because of differences in law and market practice between the United States and Indonesia, the rights of tendering holders under the two (2) Offers are not identical.

Extension of Offer Period. Indonesian law requires that a tender offer may not remain open for more than thirty (30) calendar days, unless otherwise stipulated by the Chairman of BAPEPAM-LK. On the other hand, U.S. law requires that a tender offer remain open for a minimum of twenty (20) U.S. business days. In addition, U.S. law requires that a tender offer be kept open at least ten (10) U.S. business days from the date that notice of a material change to the offer price or share levels is sent or given to security holders and at least five (5) U.S. business days from the date that notice of a material change not involving the offer price or share levels is sent or given to security holders. If such material change to the offer price or share levels were to occur during the last ten (10) U.S. business days of the offer period, or such material change not involving the offer price or share levels were to occur during the last five (5) U.S. business days of the offer period, the Offers would be required to remain open longer than the maximum thirty (30) calendar days allowed under Indonesian law. The Offeror presently intends to make the offer periods for this Indonesian Offer and the U.S. Offer for ADSs the same. However, in the event an extension of the Offers is required beyond the currently scheduled expiration date pursuant to U.S. law, then the Offeror would require the approval of the Chairman of BAPEPAM-LK to so extend the offer period so that both Offers expire at the same time. There can be no assurance that the Chairman of BAPEPAM-LK will approve such extension of this Indonesian Offer.

Tender Offer Procedures. The procedures for tendering Series B Shares into this Indonesian Offer are different from the U.S. Offer for ADSs. Under the terms of this Indonesian Offer, among other requirements:

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If your Series B Shares are registered in your name on the Company’s share register and are in the form of share certificate(s), you must contact the Appointed Share Registrar to convert your share certificates into “scripless” shares no later than five (5) Indonesian business days prior to the expiration of this Indonesian Offer. If you own your Series B Shares through a financial institution, you are urged to consult with these financial institutions to determine how, and by what time and means, you must give instructions to that financial institution. You will bear any costs relating to such conversion into “scripless” shares.

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You must open a securities account with an Indonesian securities company or custodian bank holding an account with KSEI prior to submitting a Tender Offer Form and any other required documentation for this Indonesian Offer to the Appointed Share Registrar, whose telephone number and address appear on the back cover of the Indonesian Tender Offer Statement. Upon acceptance of the Tender Offer Form and other required documentation, the Appointed Share Registrar will issue a certified receipt of your participation in this Indonesian Offer.

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You must then deliver a copy of the Appointed Share Registrar’s certified receipt to the Indonesian securities company or custodian bank holding an account with KSEI, and instruct such Indonesian securities company or custodian bank to instruct KSEI to transfer your Series B Shares held by such securities company or custodian bank under your name to the KSEI Temporary Escrow Account designated as “KSEI 1-1092-001-96” (the “Escrow Account”). In the event that the securities company/custodian bank fails to instruct KSEI to transfer such Series B Shares into the Escrow Account prior to the expiration of this Indonesian Offer, your tender of Series B Shares will not be deemed to have been validly made and will not be accepted for purchase by the Offeror in this Indonesian Offer. Once the Series B Shares have been transferred to the Escrow Account, such

Series B Shares will be verified by the Share Tender Agent and the Appointed Share Registrar. Once such verification is complete, the Share Tender Agent will provide KSEI with a confirmation. You will be charged a transaction fee by the Share Tender Agent, which includes commission, the prevailing stock exchange transaction fee and the final withholding tax pursuant to the prevailing laws and regulations in Indonesia.

Holders of ADSs who wish to participate in this Indonesian Offer must allow sufficient time to comply with Indonesian tender procedures and requirements for tendering Series B Shares into this Indonesian Offer.

Treatment of Odd-Lots. In this Indonesian Offer, shareholders tendering Series B Shares must tender Series B Shares in increments of 500 shares. Under the tender offer practices in Indonesia, lots of less than 500 shares cannot be transferred into the account of KSEI and, therefore, cannot be tendered into this Indonesian Offer.

In addition, if proration rules apply such that a proration factor must be applied to the aggregate number of Series B Shares tendered by each tendering shareholder in order to determine the number of Series B Shares that the Offeror may purchase from such tendering shareholder in this Indonesian Offer, then the resulting product will be rounded up or down to the nearest 500 Series B Shares in order to determine the number of Series B Shares that the Offeror will accept for purchase in this Indonesian Offer.

Currency Risk. In the U.S. Offer for ADSs, the Offer Price for the ADSs accepted for payment in the U.S. Offer for ADSs will be paid in U.S. dollars, based on the Offer Price of Indonesian Rupiah 369,400 per ADS and the “Applicable Exchange Rate,” where the Applicable Exchange Rate will be the average of the daily U.S. dollar/Indonesian Rupiah sell rates for transactions as reported by Bank Indonesia at 4:00 p.m., Jakarta time, on each of the last five (5) Indonesian business days of the offer period (excluding the last day of the offer period) on its official website at http://www.bi.go.id/web/en/Moneter/Kurs+Bank+Indonesia/Kurs+Transaksi/. In this Indonesian Offer, the offer price of Indonesian Rupiah 7,388 per Series B Share will be paid in local currency. If you later wish to convert the consideration received in this Indonesian Offer into U.S. dollars, you will bear any exchange rate risks, which may be more or less favorable to you than the Applicable Exchange Rate.

THE INDONESIAN OFFER

1. TERMS OF THE INDONESIAN OFFER; EXPIRATION DATE.

Qatar Telecom (Qtel) Q.S.C., a corporation organized under the laws of Qatar (“Qtel”), through Indonesia Communications Pte. Ltd., a company incorporated under the laws of Singapore and a wholly-owned indirect subsidiary of Qtel (“ICLS” and, together with Qtel, the “Offeror” or “we” or “us”), is offering to purchase Series B Shares, par value Rp100 (“Series B Shares”), of PT Indosat Tbk., an Indonesian company (“Indosat” or the “Company”), other than Series B Shares held by Qtel and its affiliates and Series B Shares underlying American Depositary Shares (“ADSs”), at a purchase price of Indonesian Rupiah 7,388 per Series B Share, net to the seller in cash (without interest and subject to any required withholding of taxes) (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Tender Offer Form, as they may be amended or supplemented from time to time (together, the “Indonesian Offer”). Payment for Series B Shares accepted for purchase in this Indonesian Offer will be Indonesian Rupiah and will be made no later than fifteen (15) calendar days following the expiration of this Indonesian Offer. For more information, see “The Indonesian Offer — Section 4.”

Concurrently with this Indonesian Offer, the Offeror is offering to purchase outstanding ADS of Indosat (other than ADSs held by Qtel and its affiliates) pursuant to a separate U.S. Offer (the “U.S. Offer for ADSs” and, together with this Indonesian Offer, the “Offers”) at a purchase price of the U.S. dollar equivalent of Rp369,400 per ADS.

In the aggregate, the Offeror is offering to purchase up to 1,314,466,775 Series B Shares (including Series B Shares underlying ADSs) in the Offers on a combined basis, representing approximately 24.19% of the total issued and outstanding Series B Shares (including Series B Shares underlying ADSs). If more than 1,314,466,775 Series B Shares (including Series B Shares underlying ADSs) are validly tendered and not withdrawn in the Offers on a combined basis, then the proration rules will apply, as described in “The Indonesian Offer — Section 4,” so that the Offeror will purchase no more than an aggregate of 1,314,466,775 Series B Shares (including Series B Shares underlying ADSs) in the Offers on a combined basis.

This Indonesian Offer is open to all holders of Series B Shares, wherever the holders are located, but is not open to holders of ADSs. All holders of ADSs who wish to tender their ADSs must tender such ADSs into the U.S. Offer for ADSs. Holders of ADSs who wish to participate in this Indonesian Offer may surrender their ADSs to The Bank of New York Mellon, as depositary for the ADS facility (the “ADS Depositary”), withdraw the Series B Shares represented by their ADSs and subsequently tender those Series B Shares into this Indonesian Offer. Holders of ADSs will bear all fees and expenses under the Deposit Agreement (not to exceed a maximum of $5 per 100 ADSs surrendered plus a cable fee of $12.50) in connection with any such withdrawal of Series B Shares under the Deposit Agreement and such other fees and expenses for tendering Series B Shares pursuant to the terms and conditions of this Indonesian Offer. See “Risks of Tendering Series B Shares Into this Indonesian Offer” and “See “The Indonesian Offer — Section 2.”

The U.S. Offer is open only to holders of ADSs, and Series B Shares will not be accepted in the U.S. Offer. All holders of Series B Shares who wish to tender their Series B Shares must tender such shares into this Indonesian Offer. However, U.S. holders of Series B Shares may participate in the U.S. Offer by depositing their Series B Shares with either HSBC Indonesia or PT Bank Mandiri (Persero) Tbk., as custodian (the “ADS Custodian”) for the ADS Depositary. Those holders must also deliver the ADS Letter of Transmittal and other documentation required for tendering ADSs to the ADS Tender Agent. To the extent that the Offeror accepts ADSs for purchase in the U.S. Offer, after the application of proration, if applicable, the ADS Tender Agent will deposit with the ADS Depositary the Deposited Series B Shares for issuance of ADSs and deliver those purchased ADSs as instructed by the Offeror. The Offeror will bear all fees charged by the ADS Depositary in connection with any deposit of Series B Shares for the issuance of ADSs to be tendered into the U.S. Offer. See “The Indonesian Offer — Section 2.”

Holders who wish to withdraw or deposit their Series B Shares from or into the ADS facility before tendering must allow sufficient time to do so.

This Indonesian Offer is not conditioned on any minimum number of Series B Shares being tendered or any other conditions other than that in order to be accepted for payment (subject to proration), Series B Shares must be validly tendered and not withdrawn as of the expiration of this Indonesian Offer.

Except for the purchase of ADSs in the U.S. Offer for ADSs, the Offeror has not purchased or made any arrangement to purchase, and will not purchase or make any arrangement to purchase, ADSs or Series B Shares outside of this Indonesian Offer from June 8, 2008 until the expiration of this Indonesian Offer.

Indosat has filed, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a solicitation/recommendation statement on Schedule 14D-9 with the Securities and Exchange Commission (the “SEC”) on the same day as the filing of this Offer to Purchase with the SEC, pursuant to which the board of directors of Indosat has stated that it would express no opinion and remain neutral with respect to the Offers.

Purpose of the Indonesian Offer. Upon the terms and subject to the conditions of this Indonesian Offer, we will purchase (subject to proration) outstanding Series B Shares of the Company, other than Series B Shares held by Qtel and its affiliates and Series B Shares underlying ADSs, from all holders who validly tender and have not properly withdrawn their Series B Shares before the expiration of this Indonesian Offer at a purchase price of Rp7,388 per Series B Share, net to the seller in cash (without interest and subject to any required withholding of taxes). If, in the aggregate, more than 1,314,466,775 Series B Shares (including Series B Shares underlying ADSs validly tendered into the separate U.S. Offer for ADSs) are validly tendered and not properly withdrawn in the Offers, then the proration rules will apply, as described in “The Indonesian Offer — Section 4,” so that the Offeror will purchase no more than an aggregate of 1,314,466,775 Series B Shares (including Series B Shares underlying ADSs) in the Offers on a combined basis.

Reasons for the Indonesian Offer. This Indonesian Offer, together with the U.S. Offer for ADSs, is a mandatory tender offer being conducted in accordance with Capital Market and Financial Institution Supervisory Board of the Department of Finance of the Republic of Indonesia (“BAPEPAM-LK”) Regulation IX.H.1, which requires that a party that acquires fifty percent (50%) or more of an Indonesian public company’s shares or the capability to directly or indirectly control the management or policy of an Indonesian public company must make a tender offer for the remaining shares of such company, subject to certain limitations and exclusions. The Offeror is making this Indonesian Offer as a result of Qtel’s indirect acquisition of 2,217,590,000 Series B Shares (representing approximately 40.81% of the total issued and outstanding shares of Indosat) pursuant to a Share Purchase Agreement, dated June 6, 2008 (the “Share Purchase Agreement”), between Qtel and STT Communications Ltd., a company incorporated under the laws of Singapore (“STT”), which gave Qtel the capability to indirectly control the management or policy of Indosat. Prior to the Share Purchase Agreement, no management relationship between Qtel and Indosat existed, other than the appointment of H.E. Sheikh Mohammed bin Suhaim Al Thani, Qtel’s Vice Chairman, to the Board of Commissioners of Indosat. Pursuant to the Share Purchase Agreement, Qtel acquired the shares of Indonesia Communications Limited, a company incorporated under the laws of Mauritius (“ICLM”) and ICLS, which are the direct holders of the 2,217,590,000 Series B Shares held by Asia Mobile Holdings Pte. Ltd., a company incorporated under the laws of Singapore (“AMH”), which is 75% owned by STT and 25% indirectly owned by Qtel, and ICLM and ICLS became wholly-owned indirect subsidiaries of Qtel. See “The Indonesian Offer — Section 9.”

On December 19, 2008, the Capital Investment Coordinating Board of the Republic of Indonesia determined that foreign capital ownership in the cellular telecommunication network operation sector of Indonesia will be limited to a maximum amount of 65%. BAPEPAM-LK, through its letter No. S-9186/BL/2008 dated December 23, 2008 (the “BAPEPAM-LK Letter”), notified Qtel that Qtel is allowed to acquire a maximum of 65% ownership interest in Indosat. Therefore, the maximum number of Series B Shares (including Series B Shares underlying ADSs) that Qtel is permitted to acquire pursuant to this Indonesian Offer and U.S. Offer for

ADSs is 1,314,466,775 Series B Shares, representing approximately 24.19% of the outstanding Series B Shares (including Series B Shares underlying ADSs). However, the implementation by Qtel of the Offers for up to an additional 24.19% of the outstanding Series B Shares, on a combined basis in accordance with and pursuant to the BAPEPAM-LK Letter, shall not be deemed as its, or its affiliates’, acceptance or acknowledgment that the restriction on foreign investment under the Indonesian investment regulation applies to Indonesian companies whose shares are listed and traded on the stock exchange.

Expiration Date. This Indonesian Offer and withdrawal rights will expire at 3:00 p.m., Jakarta time (which is 3:00 a.m., New York City time), on February 18, 2009, unless the expiration date is extended in accordance with applicable law, in which event you will have until the later day and time to which the Indonesian Offer is extended to tender your Series B Shares into this Indonesian Offer.

See “The Indonesian Offer — Section 3” for a description of your withdrawal rights.

See “The Indonesian Offer — Section 4” for a description of our right to purchase Series B Shares tendered by you on a pro rata basis.

See “The Indonesian Offer — Section 13” for a description of our right to extend, delay, terminate or amend this Indonesian Offer.

2. PROCEDURES FOR TENDERING SHARES.

In this Indonesian Offer, shareholders tendering Series B Shares must tender Series B Shares in increments of 500 shares. Under the tender offer practices in Indonesia, lots of less than 500 shares cannot be transferred into the account of KSEI and, therefore, cannot be tendered into this Indonesian Offer.

For Series B Shares to be validly tendered pursuant to this Indonesian Offer, you must follow the tender procedures set forth in Section VI of the Indonesian Tender Offer Statement (an English translation of which is attached hereto as Annex A) and the Tender Offer Form, including the following procedures:

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If your Series B Shares are registered in your name on the Company’s share register and are in the form of share certificate(s), you should contact the Appointed Share Registrar at the telephone number and address appearing on the back cover of this Offer to Purchase to convert your share certificates into “scripless” shares no later than five (5) Indonesian business days prior to the expiration of this Indonesian Offer. You will bear any costs relating to such conversion. You should then open a securities account with an Indonesian securities company or custodian bank holding an account with KSEI prior to submitting the Tender Offer Form to the Appointed Share Registrar.

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You must deliver to the Appointed Share Registrar, at the address appearing on the back cover of this Offer to Purchase, an application consisting of (i) five (5) sets of the properly completed and duly executed original Tender Offer Form, which was provided by the Appointed Share Registrar or the Share Tender Agent, (ii) evidence of power of attorney (if your Tender Offer Form has been executed by someone other than you) that is satisfactory to the Appointed Share Registrar and (iii) proof of identity (consisting of a copy of your Indonesian identification card, passport or, if you are a corporate or other entity, your Articles of Association or similar organizational document). Upon your proper submission of the Tender Offer Form and proof of identity that is satisfactory to the Appointed Share Registrar, you will receive from the Appointed Share Registrar the evidence of receipt of the Tender Offer Form, consisting of the fourth and fifth copies of your Tender Offer Form that will have been dated and signed by the authorized representative of the Appointed Share Registrar (the “Receipt”).

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You must then deliver the Receipt to the Indonesian securities company or custodian bank holding an account with KSEI, and instruct such Indonesian securities company or custodian bank to instruct KSEI to transfer your Series B Shares held by such securities company or custodian bank under your name to the KSEI Temporary Escrow Account designated as “KSEI 1-1092-001-96” (the “Escrow Account”). In the event that the securities company/custodian bank fails to instruct KSEI to transfer such Series B Shares into the Escrow Account prior to the expiration of this Indonesian Offer, your tender of Series B Shares will not be deemed to have been validly made and will not be accepted for purchase by the Offeror in this Indonesian Offer. Once the Series B Shares have been transferred to the Escrow Account, such Series B Shares will be verified by the Share Tender Agent and the Appointed Share Registrar, and, once such verification is complete, the Share Tender Agent will provide KSEI with a confirmation. You will also be charged a transaction fee by the Share Tender Agent, which includes commission, the prevailing stock exchange transaction fee and the final withholding tax pursuant to the prevailing laws and regulations in Indonesia.

Tendering holders who hold Series B Shares through financial institutions are urged to consult these financial institutions to determine how, and by what time and means, the holder must give instructions to that financial institution.

Series B Shares will be deemed delivered only when transferred to the Escrow Account and verified by the Share Tender Agent and the Appointed Share Registrar. In all cases, sufficient time should be allowed to ensure timely conversion of the Series B Shares and timely delivery of any required documents.

Surrender of ADSs for Delivery of Series B Shares. If you hold ADSs and wish to participate in this Indonesian Offer, you may surrender your ADSs to The Bank of New York Mellon (as ADS Depositary), withdraw the Series B Shares represented by your ADSs (each ADS representing fifty (50) Series B Shares) and subsequently tender your Series B Shares into this Indonesian Offer (subject to proration). Holders will bear any fees and expenses under the Deposit Agreement in connection with any withdrawal of Series B Shares under the Deposit Agreement and any fees and expenses associated with tendering Series B Shares into this Indonesian Offer, and must comply with any other applicable terms and conditions thereunder. The requirements for surrendering ADSs for Series B Shares include, among other things, payment of a surrender fee of a maximum of $5 per 100 ADSs surrendered (or portion thereof) plus a cable fee of $12.50, all taxes, governmental charges, stock transfer fees and registration fees payable in connection with the surrender of the ADRs evidencing the ADSs and the withdrawal of the Series B Shares. Also, the ADS Depositary may require, among other things, the ADRs evidencing the ADSs surrendered in exchange for Series B Shares to be properly endorsed in blank or accompanied by proper instruments of transfer in blank. Holders of ADSs wishing to surrender their ADSs for Series B Shares are urged to contact the ADR Division of the ADS Depositary at +1 (212) 815-2231 immediately to determine what steps need to be taken in order to complete the surrender in a timely manner to permit the Series B Shares withdrawn to be validly tendered pursuant to this Indonesian Offer.

If you choose to surrender your ADSs for delivery of Series B Shares and subsequently tender into this Indonesian Offer, you will bear the risk of any fluctuation in the exchange rate after the consummation of the Offers if you later wish to convert your Indonesian Rupiah into U.S. dollars and such other risks and costs associated with tendering Series B Shares into this Indonesian Offer. See “Risks of Tendering Series B Shares Into this Indonesian Offer.”

Deposit of Series B Shares for Delivery of ADSs. If you are a U.S. holder of Series B Shares and wish to participate in the U.S. Offer for ADSs, you may deposit your Series B Shares in the ADS facility for issuance of ADSs that will be tendered into the U.S. Offer for ADSs (subject to proration). To do so, prior to the expiration of the U.S. Offer for ADSs, you must (i) deposit your Series B Shares with the ADS Custodian (ii) and deliver an ADS Letter of Transmittal and any other documents required by the ADS Letter of Transmittal to the ADS Tender Agent. To the extent that the Offeror accepts ADSs for purchase in the U.S. Offer for ADSs, after the application of proration, if applicable, the ADS Tender Agent will deposit with the ADS Depositary the Deposited Series B Shares for issuance of ADSs and deliver those purchased ADSs as instructed by the Offeror.

Each ADS will represent fifty (50) Deposited Series B Shares. If such converting shareholder deposits “Odd-lots” (lots of fewer than fifty (50) Series B Shares), such shareholder must deposit those Series B Shares with the ADS Custodian as described above. To the extent practicable, the ADS Tender Agent will combine Odd-lots of Series B Shares that the Offeror accepts for purchase with other Odd-lots to create whole ADSs that will be delivered for purchase by the Offeror. All Deposited Series B Shares not accepted for purchase in the form of ADSs in the U.S. Offer for ADSs due to proration, withdrawal or otherwise not purchased by the Offeror will be returned to the holder, in accordance with your instructions contained in the ADS Letter of Transmittal, in the form of Series B Shares. Holders will not be responsible for any fees relating to the deposit of Series B Shares with the ADS Tender Agent for issuance of ADSs to be tendered into the U.S. Offer for ADSs, whether or not they hold Series B Shares in “Odd-lots.”

U.S. holders of Series B Shares that would like to participate in the U.S. Offer for ADSs pursuant to the procedure described above are cautioned to provide for sufficient time to complete the tender before the U.S. Offer expires. Any questions concerning the U.S. Offer for ADSs, or requests for assistance or copies of the U.S. Offer to Purchase and ADS Letter of Transmittal for the U.S. Offer for ADSs, may be directed to the Information Agent for the U.S. Offer for ADSs at the following address and telephone number listed below:

BNY MELLON SHAREOWNER SERVICES

480 Washington Boulevard

Jersey City, NJ 07310

In the United States: 1-877-289-0143 (Toll-Free)

Outside the United States: 1-201-680-3285

Banks and Brokers: 1-201-680-3285

Tender Constitutes an Agreement. The tender of Series B Shares pursuant to any one of the procedures described above will constitute the tendering holder’s acceptance of the terms and conditions of this Indonesian Offer and an agreement between the tendering holder and us upon the terms and subject to the conditions of this Indonesian Offer, as well as the tendering holder’s representation and warranty to us that the tendering holder (1) has full power and authority to tender, sell, assign and transfer the Series B Shares tendered hereby and that, when the Series B Shares are accepted for payment by us, we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims; and (2) will, upon request, execute and deliver any additional documents deemed by us or the Share Tender Agent, as the case may be, to be necessary or desirable to complete the sale, assignment and transfer of the Series B Shares tendered hereby.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the purchase price, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Series B Shares will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders of Series B Shares determined by us not to be in proper form, or the acceptance of which or payment for which may, in the opinion of our counsel, be unlawful (including by reason of proration). We also reserve the absolute right to waive any defect or irregularity in any tender of a particular Series B Share, and our interpretation of the terms of this Indonesian Offer (including the instructions in the Tender Offer Form) will be final and binding on all parties. No tender of Series B Shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as we shall determine. None of us, the Share Tender Agent, the Appointed Share Registrar or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

Return or Release of Unpurchased Series B Shares. If any tendered Series B Shares are not purchased pursuant to this Indonesian Offer (including by reason of proration), or if less than all of a shareholder’s Series B Shares are tendered, KSEI shall return such Series B Shares to the tendering holder’s securities account on or about February 23, 2009, as set forth in the Tender Offer Form. If any tendered Series B Shares are properly withdrawn before the expiration of this Indonesian Offer, KSEI shall return such Series B Shares to the holder’s account within two (2) days of receipt of the confirmation of withdrawal from the Appointed Share Registrar.

FIVE (5) SETS OF PROPERLY COMPLETED AND DULY EXECUTED ORIGINAL TENDER OFFER FORMS (BEARING AN ORIGINAL SIGNATURE) AND ANY OTHER DOCUMENTS REQUIRED BY THE TENDER OFFER FORM, MUST BE DELIVERED TO THE APPOINTED SHARE REGISTRAR AND NOT TO US. ANY SUCH DOCUMENTS DELIVERED TO US WILL NOT BE FORWARDED TO THE APPOINTED SHARE REGISTRAR AND THEREFORE WILL NOT BE DEEMED TO BE VALIDLY TENDERED. YOU MUST CONTACT THE SECURITIES COMPANY OR CUSTODIAN (THAT HOLDS AN ACCOUNT WITH KSEI) WHERE YOU MAINTAIN A SECURITIES ACCOUNT FOR DELIVERY OF ORIGINAL TENDER OFFER FORMS.

3. WITHDRAWAL RIGHTS.

Tenders of Series B Shares made pursuant to this Indonesian Offer may be withdrawn at any time prior to the expiration of this Indonesian Offer. If we are permitted to postpone payment for the Series B Shares, then, without prejudice to our rights under this Indonesian Offer, the Share Tender Agent may, on our behalf, respectively retain all Series B Shares tendered, and such Series B Shares may not be withdrawn except as otherwise provided in this Section 3. See “The Indonesian Offer — Section 13.”

Withdrawal of Shares. Prior to the expiration of this Indonesian Offer, a holder of Series B Shares may, through the Indonesian securities company or custodian bank (that holds an account with KSEI) where it maintains a securities account, cancel its participation in this Indonesian Offer for part or all of its tendered Series B Shares by providing a written notification regarding such cancellation to the Appointed Share Registrar (with a copy to KSEI). Upon receiving the notification and upon confirmation from the Appointed Share Registrar, KSEI shall transfer the withdrawn Series B Shares from the Escrow Account into the account of the withdrawing holder of Series B Shares maintained with the related Indonesian securities company or custodian bank within two (2) U.S. business days after the receipt of such notification.

General. Withdrawals may not be rescinded, and Series B Shares withdrawn will thereafter be deemed not tendered for purposes of this Indonesian Offer. However, withdrawn Series B Shares may be re-tendered by again following one of the procedures described in “The Indonesian Offer — Section 2” at any time prior to the expiration of this Indonesian Offer.

We will determine all questions as to the validity (including time of receipt) of any notice of withdrawal, in our sole discretion, which determination shall be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Series B Shares by any shareholder, and such determination will be binding on all shareholders. None of us, the Share Tender Agent, the Appointed Share Registrar or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

No Subsequent Offering Period. Indonesian law does not provide for a subsequent offering period and therefore there will be no subsequent offering period in connection with this Indonesian Offer.

4. PRORATION; PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

Upon the terms and subject to the conditions of this Indonesian Offer, including the proration rules described in this Section 4, we will pay for Series B Shares validly tendered and not properly withdrawn as of the expiration of this Indonesian Offer. If more than 1,314,466,775 Series B Shares (including Series B Shares underlying ADSs validly tendered pursuant to the U.S. Offer for ADSs) are validly tendered and not properly withdrawn in the Offers on a combined basis, then the proration rules will apply, so that we will purchase no more than an aggregate of 1,314,466,775 Series B Shares from tendering holders on a pro rata basis (including Series B Shares underlying ADSs validly tendered in the U.S. Offer for ADS). This means that we will purchase from you that number of Series B Shares calculated by multiplying the number of Series B Shares you validly tendered and did not properly withdraw as of the expiration of this Indonesian Offer by a proration factor (with possible adjustments as described below). The proration factor will be the quotient of 1,314,466,775 divided by the total number of Series B Shares (including Series B Shares underlying ADSs validly tendered pursuant to the U.S. Offer for ADSs) validly tendered and not properly withdrawn in the Offers on a combined basis. For example, if 1,752,622,366 Series B Shares (including Series B Shares underlying ADSs validly tendered pursuant to the U.S. Offer for ADSs) are validly tendered and not properly withdrawn in the Offers on a combined basis, we will purchase seventy-five percent (75%) of the Series B Shares that you validly tendered (with possible adjustments as described below).

In this Indonesian Offer, shareholders tendering Series B Shares must tender Series B Shares in increments of 500 shares. Under the tender offer practices in Indonesia, lots of less than 500 shares cannot be transferred into the account of KSEI and, therefore, cannot be tendered into this Indonesian Offer.

If, following the application of the proration factor, the number of Series B Shares to be accepted for purchase in this Indonesian Offer from a particular shareholder (i) is less than one lot (i.e., less than 500 Series B Shares), then the number of Series B Shares to be purchased from such holder will be rounded up to one lot, (ii) is equal to or greater than 250 Series B Shares, then the number of Series B Shares to be purchased from such holder will be rounded up to the nearest full lot and (iii) is less than 250 Series B Shares, then the number of Series B Shares to be purchased from such holder will be rounded down to the nearest full lot, in compliance with the IDX rules relating to applicable trading units without fraction.

If proration of the tendered Series B Shares is required, we expect to announce the final results of proration on or about February 20, 2009. Beginning on or about February 23, 2009, holders of Series B Shares may also obtain this information from the Appointed Share Registrar at the telephone number set forth on the back cover of this Offer to Purchase. All Series B Shares not accepted for payment due to proration, withdrawal or otherwise, will be returned to the tendering holder of Series B Shares in accordance with the procedure described in “The Indonesian Offer — Section 2.”

Payment for Shares. We will pay for Series B Shares accepted for purchase in this Indonesian Offer (subject to proration) no later than fifteen (15) calendar days following the expiration of this Indonesian Offer. The Payment Date is currently expected to be March 5, 2009, based on the expiration date of February 18, 2009.

On the Payment Date, KSEI will transfer the cash consideration for the Series B Shares accepted for purchase in this Indonesian Offer through the Central Depositary and Book Entry Settlement System in Indonesia (“C-BEST”) by way of book-entry to the accounts maintained by the tendering shareholders with the securities company or custodian bank.

The cash consideration will be paid net of a transaction fee charged by the Share Transfer Agent, which transaction fee consists of commission and the prevailing stock exchange transaction fee, as well as the final withholding tax pursuant to the prevailing laws and regulations in Indonesia. The transaction fee will be 0.35% of the total cash consideration payable to the tendering shareholder under the terms of this Indonesian Offer.

UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY US REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

UNDER CERTAIN CIRCUMSTANCES, A TENDERING HOLDER OF SERIES B SHARES OR OTHER PAYEE FOR TENDERED SERIES B SHARES THAT IS A U.S. HOLDER WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE SHARE TENDER AGENT THE SUBSTITUTE FORM W-9 INCLUDED WITH THE TENDER OFFER FORM MAY BE SUBJECT TO U.S. FEDERAL INCOME TAX

BACKUP WITHHOLDING ON THE GROSS PROCEEDS PAID TO THE HOLDER OF SERIES B SHARES OR OTHER PAYEE FOR TENDERED SERIES B SHARES PURSUANT TO THIS INDONESIAN OFFER. SEE “THE INDONESIAN OFFER — SECTION 5” REGARDING U.S. FEDERAL INCOME TAX CONSEQUENCES FOR HOLDERS OF SERIES B SHARES.

5. MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

The following describes the material U.S. federal income tax consequences to U.S. holders, as defined below, of the tender of their Series B Shares pursuant to this Indonesian Offer. This discussion is based on the tax laws of the United States currently in effect, including the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed Treasury regulations, administrative pronouncements and judicial decisions, all of which are subject to change, possibly with retroactive effect. This discussion does not address U.S. state, local or non-U.S. tax consequences. The discussion applies only to U.S. holders of Series B Shares, that, in each case, hold the Series B Shares as capital assets for U.S. federal income tax purposes, and it does not address special classes of holders, such as:

•	financial institutions;

•	insurance companies;

•	dealers and traders in securities or foreign currencies;

•	persons holding Series B Shares as part of a hedge, straddle or conversion transaction;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons liable for the alternative minimum tax;

•	tax-exempt organizations; or

•	persons holding Series B Shares that own or are deemed to own ten percent (10%) or more of any class of the Company’s stock.

Holders of Series B Shares are urged to consult their U.S. tax advisors regarding the U.S. federal, state, local and non-U.S. tax, including estate and gift tax, consequences of the tender of their Series B Shares pursuant to this Indonesian Offer in light of their particular circumstances.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Series B Shares that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust that (A) is subject to the primary supervision of a United States court and the control of one or more United States persons or (B) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. A “Non-U.S. holder” is a holder that is not a U.S. holder, including, but not limited to residents of Indonesia or persons carrying on a trade, profession or vocation in Indonesia through a branch, agency or permanent establishment.

General. In general, a U.S. holder that receives cash for the Series B Shares pursuant to this Indonesian Offer will recognize a gain or loss for U.S. federal income tax purposes equal to the difference between the amount realized in exchange for the Series B Shares (generally the amount of cash received by such U.S. holder) and such U.S. holder’s adjusted tax basis in such Series B Shares. Subject to the discussion below, any gain or loss recognized will be capital gain or loss and will be long-term capital gain or loss (currently subject to a maximum 15% tax rate for certain non-corporate taxpayers) if the U.S. holder has held the Series B Shares for more than one (1) year.

The offer consideration paid in Indonesian Rupiah will be included in the income of a U.S. holder in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt by such U.S. holder, regardless of whether the cash consideration is in fact converted into U.S. dollars. U.S. holders should consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any Indonesian Rupiah received by a U.S. holder that are converted into U.S. dollars on a date subsequent to receipt.

PFIC. The Company has not yet determined whether it is considered a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes for the 2008 or 2009 taxable years. Based on the Company’s annual report on Form 20-F for the year ended December 31, 2007, filed by the Company with the SEC on May 5, 2008 (the “2007 20-F”), we believe the Company was not a PFIC for U.S. federal income tax purposes for its 2007 taxable year, the most recent year for which we were able to make this determination. While we are not aware of any significant transactions or events in 2008 or 2009 that would change this conclusion, since the PFIC status of the Company for each year depends upon the composition of the Company’s income and assets and upon the market value of the Company’s assets (generally including, among others, equity investments less than 25% owned) from time to time, there can be no assurance that the Company will not be considered a PFIC for any taxable year. If the Company were considered a PFIC for any taxable year during which a U.S. holder held Series B Shares, certain adverse tax consequences could apply to such U.S. holder pursuant to a sale of such shares in this Indonesian Offer, including the imposition of interest charges and tax at higher rates than would otherwise apply. Certain elections may be available (including a mark-to-market election) to U.S. holders that may mitigate the tax adverse consequences resulting from PFIC status. U.S. holders should consult the 2007 20-F under the subsection “U.S. Federal Income Taxation — Passive Foreign Investment Company Status” for more details on the U.S. federal income tax consequences of the sale or other disposition of Series B Shares in the event the Company is or has ever been a PFIC for U.S. federal income tax purposes and any elections available to a U.S. holder.

Information Reporting and Backup Withholding for U.S. Holders. Payment made with respect to this Indonesian Offer within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and to backup withholding unless (i) the U.S. holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. holder provides a correct taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred on IRS Form W-9. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided that the required information is properly furnished to the IRS.

Information Reporting and Backup Withholding for Non-U.S. Holders. Information reporting and backup withholding generally are not required with respect to the amount of any proceeds received in this Indonesian Offer by a Non-U.S. holder through a foreign office of a foreign broker that does not have certain specified connections to the United States. Information reporting will apply if a Non-U.S. holder tenders through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless (i) such broker has documenting evidence in its records that such Non-U.S. holder is a non-U.S. person and certain other conditions are met or (ii) such Non-U.S. holder is an exempt recipient.

Non-U.S. holders holding Series B Shares through a non-U.S. broker are urged to consult the broker to determine whether information reporting is applicable if shareholders tender Series B Shares through such broker, and not directly to the Share Tender Agent.

6. PRICE RANGE OF SHARES; DIVIDENDS.

Market for the Series B Shares.

The Company’s Series B Shares are listed and traded on the IDX and traded under the symbol “ISAT”. The table below sets forth, for the periods indicated, the reported high and low daily trading prices of the Series B Shares on the IDX.

	Price per Series B Share in Rp(1)
	High	Low
2006
1st Quarter	6,150	4,875
2nd Quarter	5,900	4,025
3rd Quarter	5,250	4,175
4th Quarter	6,750	4,950

2007
1st Quarter	6,900	5,300
2nd Quarter	7,100	6,150
3rd Quarter	7,800	6,200
4th Quarter	10,000	7,500

2008
1st Quarter	8,750	5,700
2nd Quarter	7,300	5,300
3rd Quarter	6,800	5,400
4th Quarter	6,000	3,575

2009
1st Quarter (through January 16, 2009)	6,000	5,450

(1)	Source: Bloomberg.

Dividends. The Company’s shareholders determine dividend payouts in the Annual General Meeting of Shareholders pursuant to recommendations from the Company’s board of directors. At the 2006, 2007 and 2008 Annual General Meetings of Shareholders, the shareholders declared final cash dividends amounting to fifty percent (50%) of the Company’s net income for each of the years ended December 31, 2005, 2006 and 2007, respectively. In the 2007 20-F, the Company indicated that it intends to maintain a dividend policy ranging from thirty percent (30%) to fifty percent (50%) of net income.

The table below sets forth, for each of the periods indicated, the dividends paid per Series B Share:

	2007	2006
Dividends per Series B Share	$187.90	$129.75

7. SOURCE AND AMOUNT OF FUNDS.

Assuming we purchase 1,314,466,775 Series B Shares (including Series B Shares underlying ADSs) tendered pursuant to the U.S. Offer for ADSs and this Indonesian Offer (representing approximately 24.19% of the total issued and outstanding Series B Shares (including Series B Shares underlying ADSs)) at a purchase price of Rp7,388 per Series B Share, we expect that the aggregate purchase price will be approximately Rp9,711,280,533,700 (or approximately US$863 million). We expect to fund the purchase of ADSs and Series B Shares tendered pursuant to the Offers and the payment of related fees and expenses with cash on hand. The Offers are not subject to any financing condition.

8. CERTAIN INFORMATION CONCERNING THE COMPANY AND THE OFFEROR.

8.A. CERTAIN INFORMATION CONCERNING THE COMPANY

General. The Company was established in the Republic of Indonesia by deed number 55 on November 10, 1967 drawn up before Notary Mohamed Tadjoedin, SH within the framework of the Indonesian Foreign Investment Law No. 1 of 1967. The deed of establishment was published in Supplement No. 24 of State Gazette No. 26 dated March 29, 1968 of the Republic of Indonesia. The Company started its commercial operations in 1969. In 1980, the Company was sold by the American Cable and Radio Corporation, an International Telephone & Telegraph subsidiary, to the Government of the Republic of Indonesia and became a state-owned company (Persero).

On February 7, 2003, the Company received the approval from the Capital Investment Coordinating Board (BKPM) in its letter No. 14/V/PMA/2003 for the change of its legal status from a non-foreign investment company (non-facility company) to a Foreign Capital Investment Company. Subsequently, on March 21, 2003, the Company received the approval from the Ministry of Justice and Human Rights of the Republic of Indonesia on the amendment to its Articles of Association to reflect the change of its legal status. The Company’s Articles of Association have been amended from time to time. The latest amendment was covered by notarial deed No. 109 dated July 14, 2008 drawn up before Sutjipto S.H. concerning the amendment to the entire Articles of Association of Indosat to comply with Law No. 40 of 2007 on Limited Liability Company. The latest amendment of the Company’s Articles of Association has been reported to and accepted by the Ministry of Law and Human Rights of the Republic of Indonesia based on its letter No. AHU-48398.AH.01.02 Tahun 2008 dated August 6, 2008.

According to Article 3 of its Articles of Association, the Company shall engage in providing telecommunications networks and/or services as well as the informatics business by conducting the following activities:

1)	To engage in business and/or activities in the provision and rendering of telecommunications network and/or services as well as the informatics business;

2)	To engage in planning services, infrastructure construction, provision of telecommunication as well as the informatics business facilities, including the provision of supporting resources;

3)	To engage in operational services (comprising the marketing and sales of telecommunications network and/or services, as well as the informatics business rendered by Indosat), to carry out maintenance, research, development of telecommunications as well as the informatics business infrastructure and/or facilities, to provide education and training, either locally or overseas; and

4)	To engage in services that are relevant to the development of the telecommunications network and/or services as well as the informatics business.

The address of the Company’s principal executive offices is Jalan Medan Merdeka Barat No.21, Jakarta 10110, Indonesia, and its telephone number at such address is (+62-21) 3000 3001.

PT INDOSAT TBK.

SELECTED FINANCIAL DATA

The following selected consolidated financial data is being provided in this Offer to Purchase solely because similar financial data is being provided in the Indonesian Tender Offer Statement for this Indonesian Offer as required by Indonesian law, but it is not required to be furnished under the rules of the SEC. The selected consolidated statement of income data for the years ended December 31, 2006 and 2007 and the selected consolidated balance sheet data as of December 31, 2006 and 2007 have been derived from the Company’s Consolidated Financial Statements included in the 2007 20-F. This information should be read in conjunction with and is qualified in its entirety by reference to the Consolidated Financial Statements, and the discussion in “Item 5. Operating and Financial Review and Prospects” included in the Company’s 2007 20-F.

The Company’s consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Indonesia (“Indonesian GAAP”), which differs in certain significant respects from generally accepted accounting principles in the United States (“U.S. GAAP”). See Notes 41, 42 and 43 of the Company’s audited consolidated financial statements contained in the 2007 20-F, which provide a description of certain material differences between Indonesian GAAP and U.S. GAAP as they relate to the Company and a reconciliation to the amount of U.S. GAAP net income for each of the years ended December 31, 2006 and 2007 and the amount of U.S. GAAP stockholders’ equity as of December 31, 2006 and 2007.

In 2004, the Company changed its method of accounting for liabilities relating to employee benefits and for the realization of gains from certain transactions with Perusahaan Perseroan (Persero) PT Telekomunikasi Indonesia Tbk., or Telkom, which resulted in a restatement of the Company’s 2003 consolidated financial statements. In 2007, the Indonesian government adopted the new cost-based interconnection regime. Under this new regime, the Company now reports operating revenues on a gross basis rather than on a net based method. Using a net based method, the Company recognizes interconnection income net of interconnection expenses. On a gross basis, the Company recognizes interconnection income in operating revenue and interconnection expenses in operating expenses. The Company has not restated its income statements for the prior period to reflect the gross basis, as the new cost-based regime is only effective from January 1, 2007 onwards.

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2006 and 2007

(Expressed in billions of Indonesian Rupiah and millions of U.S. dollars, except share data)

	2006 Rp.	2007 Rp.	2007 US$(1)
Indonesian GAAP:
Operating revenues:
Cellular	9,227.5	12,752.5	1,357.6
MIDI	1,902.6	2,168.6	230.9
Fixed telecommunication	1,109.3	1,567.4	166.9
Other services	—	—	—

Total operating revenues	12,239.4	16,488.5	1,755.4

Total operating expenses	8,840.7	11,968.9	1,274.2
Operating income	3,398.7	4,519.6	481.2
Other income (expense):
Gain on sale of investment in associated company	—	—	—
Interest income	212.8	232.4	24.7
Gain on sale of other long-term investment	—	—	—
Gain (loss) on foreign exchange-net	304.4	(155.3)	(16.5)
Gain (loss) on change in fair value of derivatives-net	(438.8)	68.0	7.2
Amortization of goodwill	(226.5)	(226.5)	(24.1)
Financing cost	(1,248.9)	(1,428.6)	(152.1)
Others income (expense)-net	21.2	(80.0)	(8.5)

Total other income (expense) –net	(1,375.8)	(1,590.0)	(169.3)

Equity in net income of associated companies	(0.2)	—	—
Minority interest in net income of subsidiaries	(36.5)	(28.1)	(3.0)
Income tax benefit (expense) net	(576.1)	(859.5)	(91.5)
Extraordinary item	—	—	—
Net income	1,410.1	2,042.0	217.4
Weighted average number of shares outstanding	5,404,654,859	5,433,933,500	5,433,933,500
Operating income from operations per share	628.8	831.7	0.09
Diluted earning per share	258.8	375.8	0.04
Before extraordinary items	258.8	375.8	0.04
After extraordinary items	—	—	—
Basic earnings per share(2)
Before extraordinary items	260.9	375.8	0.04
After extraordinary items	260.9	375.8	0.04
Dividends declared per share	129.8	—	—
Dividends declared per share (in US$)	0.014	—	—
Dividends declared per ADS (in US$)	0.69	—	—
U.S. GAAP:
Net income	1,751.0	2,475.8	263.6
Basic earnings per share	324.0	455.6	0.05
Basic earnings per ADS	16,199.3	22,781.0	2.43
Diluted earnings per share	321.9	455.6	0.05
Diluted earnings per ADS	16,097.2	22,781.0	2.43

(1)	Translated into U.S. dollars based on a conversion rate of Rp9,393 = US$ 1.00, the Indonesian Central Bank Rate on December 31, 2007.

CONSOLIDATED BALANCE SHEETS

Years Ended December 31, 2006 and 2007

(Expressed in billions of Indonesian Rupiah and millions of U.S. dollars)

	2006 Rp.	2007 Rp.	2007 US$(1)
Indonesian GAAP:
Assets
Current assets	5,665.4	10,794.1	1,149.2
Due from related parties	23.3	56.5	6.0
Deferred tax assets–net	46.6	87.1	9.3
Long-term investments	8.8	3.0	0.3
Property and equipment–net	24,918.6	30,572.9	3,254.8
Goodwill and other intangible assets-net	2,689.8	2,350.5	250.2
Other non-current assets	876.2	1,441.1	153.5
Net assets	15,402.4	16,842.5	1,788.0

Total assets	34,228.7	45,305.1	4,823.3

Liabilities
Current liabilities	6,803.2	11,658.6	1,241.2
Due to related parties	29.4	64.9	6.9
Deferred tax liabilities–net	1,244.5	1,482.2	157.8
Long term debts	1,504.8	4,249.0	452.4
Bonds payable	8,734.0	10,088.7	1,074.0
Other non current liabilities	510.4	919.6	97.9
Total liabilities	18,826.3	28,463.0	3,030.2
Minority interest	200.6	297.4	31.7
Capital stock	543.4	543.4	57.8
Stockholders’ equity	15,201,8	16,544.7	1,761.4
Total liabilities and stockholders’ equity	34,228.7	45,305.1	4,823.3

Amount of outstanding shares	5,433,933,500	5,433,933,500	5,433,933,500

U.S. GAAP:
Total assets	36,990.9	48,840.1	5,199.6
Total stockholders’ equity	16,574.8	18,260.6	1,944.1

(1)	Translated into U.S. dollars based on a conversion rate of Rp9,393 = US$ 1.00, the Indonesian Central Bank Rate on December 31, 2007.

Nine-month results.

The following table sets forth selected unaudited consolidated financial data of the Company for the nine-month period ended September 30, 2008 included in the Indonesian Tender Offer Statement relating to the Indonesian Offer. This information should be read in conjunction with and is qualified in its entirety by reference to the Unaudited Interim Condensed Consolidated Financial Statements of the Company included in the Company’s Form 6-K, filed by the Company with the Commission on October 28, 2008 (the “Form 6-K”).

Consolidated Balance Sheet

(in million Rp)

DETAILS	September 30, 2008
Assets
Total Current Assets	9,814,722
Total Non-Current Assets	38,785,870

Total Assets	48,600,592

Liabilities and Equity
Total Current Liabilities	12,378,094
Total Non-current Liabilities	18,918,357
Minority Interest	308,230
Total Equity	16,995,911

Total Liabilities and Equity	48,600,592

Consolidated Income Statement

(in million Rp)

DETAILS	Nine months ended September 30, 2008
Profit and Loss Statement
Total Operating Revenue	13,648,821
Operating Income	3,333,074
Income before Income Tax and extraordinary item	2,070,716
Net Income	1,473,115

(1)	The daily U.S. dollar/Indonesian Rupiah exchange rate, based on Bank Indonesia mid rate, on September 26, 2008 was Rp9,378 = US$1.00.

Financial ratios.

Indosat’s current ratio for each of the years ended December 31, 2006 and December 31, 2007 was 83.28% and 92.59%, respectively; debt to equity ratio for each of the years ended December 31, 2006 and December 31, 2007 was 75.13% and 62.83%, respectively; and total liabilities to total assets ratio for each of the years ended December 31, 2006 and December 31, 2007 was 55.00% and 100.89%, respectively.

8.B. CERTAIN INFORMATION CONCERNING THE OFFEROR

Qtel is a publicly held corporation officially established in 1987, with shares listed on the Doha Securities Market, as well as the Abu Dhabi Securities Market and Bahrain Stock Exchange, and Global Depository Receipts traded on the London Stock Exchange. Qtel is Qatar’s exclusive telecommunications provider and one of the largest public companies in that country. Qtel provides a wide range of telecommunications products, including, among others, national and international GSM mobile services, internet and cable television services. The principal offices of Qtel are located at Qtel Building, 100 West Bay Center, The Corniche, P.O. Box 217, Doha, Qatar.

Qatar South East Asia Holding S.P.C. (“Qatar SEA Holding”) is a company organized under the laws of Bahrain and a wholly-owned direct subsidiary of Qtel.

ICLS is a privately held corporation incorporated in Singapore and a wholly-owned indirect subsidiary of Qatar SEA Holding.

Additional information. The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors, members, managers and executive officers of the Offeror and Qtel and certain of their affiliates (as applicable) are set forth in Schedules I, II and III hereto. To the best knowledge of the Offeror, none of the persons listed in Schedules I, II and III has, during the past five (5) years, (1) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Except as set forth in this Offer to Purchase, during the past two (2) years, neither the Offeror nor Qtel, nor, to the best of their knowledge, any of the persons listed on Schedules I, II and III hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to this Indonesian Offer. Except as set forth in this Offer to Purchase, none of the Offeror, Qtel, any of their directors, members, managers, executive officers or affiliates, nor any of their respective associates or majority-owned subsidiaries, beneficially owns any Company securities or has effected any transactions in Company securities during the past sixty (60) days. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between the Offeror, Qtel or any of their subsidiaries or, to their best knowledge, any of the persons listed on Schedules I, II and III to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, and election of directors or a sale or other transfer of a material amount of assets.

QATAR TELECOM (QTEL) Q.S.C.

SELECTED FINANCIAL DATA

We do not believe that our financial condition is material to your decision whether to tender Series B Shares and accept this Indonesian Offer because the offered consideration consists solely of cash, and we have the financial resources necessary to complete this Indonesian Offer. The following selected consolidated financial data is being disclosed solely because similar financial data was provided in the Indonesian Tender Offer Statement for this Indonesian Offer, as required under Indonesian law. The selected consolidated statement of income data for the years ended December 31, 2006 and 2007, and the selected consolidated balance sheet data as of December 31, 2006 and 2007, have been prepared in accordance with International Financial Reporting Standards (“IFRS”) and applicable requirements of Qatar Commercial Companies’ Law No. 5 of 2002. The financial statements of Qtel included in the consolidated financial statements were prepared using uniform accounting policies. This information is not required to be furnished under the rules of the SEC and does not include all the disclosures that would be required under SEC rules, such as a statement of compliance and an opinion on whether the financial statements comply with IFRS in the auditor’s report.

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2006 and 2007

(Expressed in thousands of Qatari Riyals and in thousands of U.S. dollars, except share data)

	2006	2007	2007(1)
	QR. ‘000	QR. ‘000	US$ ‘000
REVENUE	4,420,437	10,373,430	1,104.379

Other Income	144,246	222,231	23.659
General and administrative expenses	(1,570,325)	(4,542,514)	(483.606)
Other operating expenses	(732,871)	(2,757,931)	(2,93.616)
Finance costs	(19,740)	(993,791)	(105.801)
Share of results of associates	(1,520)	92,237	9.820
Deferred tax income	3,698	91,968	9.791
Royalties	(597,509)	(607,637)	(64.690)

PROFIT FOR THE YEAR	1,646,416	1,877,993	199.935

Attributable to:
Equity holders of the parent	1,692,140	1,674,310	178.251
Minority Interests	(45,724)	203,683	21.685

	1,646,416	1,877,993	199.935

BASIC AND DILUTED EARNINGS PER SHARE	16.92	16.74	0.002

(attributable to equity holders of the parent)
(expressed in Qatari Riyals / U.S. dollars per share)

(1)	The consolidated financial statements are stated in Qatari Riyals. The translations of the Qatari Riyals into U.S. dollars (US$) are included solely for convenience, using the prevailing rate of QR3.645 to US$1 as of the balance sheet date. The Qatari Riyal is pegged to the U.S. dollar. The convenience translations should not be construed as representations that the Qatari Riyals amounts have been, could have been, or could in the future be, converted into U.S. dollars at this or any other rate of exchange.

CONSOLIDATED CASH FLOW STATEMENTS

Years Ended December 31, 2006 and 2007

(Expressed in thousands of Qatari Riyals and in thousands of U.S. dollars, except share data)

	2006	2007	2007(1)
	QR. ‘000	QR. ‘000	US$ ‘000
OPERATING ACTIVITIES

Operating profit before working capital changes	2,089,503	4,372,033	1,199,460
Inventories	(3,375)	108,801	29,849
Receivables	(340,888)	(468,858)	(128,630)
Payables	483,478	3,527,569	967,783

Cash from operations	2,228,718	7,539,545	2,068,462
Finance costs paid	(17,857)	(976,602)	(267,929)
Employees’ end of service benefits paid	(4,267)	(390)	(107)

Net cash from operating activities	2,206,594	6,562,553	1,800,426

INVESTING ACTIVITIES

Purchase of property, plant and equipment	(1,028,203)	(2,062,225)	(565,768)
Additions to intangible assets	(13)	(4,603,465)	(1,262,953)
Acquisition of subsidiaries, net of cash acquired	—	(13,490,902)	(3,701,208)
Acquisition of minority interests	—	(364,150)	(99,904)
Investment in associates	(101,827)	(2,331,470)	(639,635)
Purchase of available-for-sale investments	(633,304)	(205,767)	(56,452)
Proceeds from disposal of plant and equipment	1,270	90,211	24,749
Proceeds from sale of available-for sale investments	16,636	367,703	100,879
Net movement in other financial assets	(47,923)	60	16
Dividend and interest income	111,197	145,300	39,863

Net cash used in investing activities	(1,682,167)	(22,454,705)	(6,160,413)

FINANCING ACTIVITIES

Net movements in interest bearing loans and borrowings	72,881	17,717,992	4,860,903
Additions to deferred financing costs	—	(119,779)	(32,861)
Dividends paid to equity holders of the parent	(910,000)	(775,000)	(212,620)
Minority interest holders’ contributions	84,016	36,455	10,001
Net movement in minority interests	—	33,449	9,177

Net cash from (used in) financing activities	(753,103)	16,893,117	4,634,600

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(228,676)	1,000,965	274,613

Net foreign exchange differences	—	817,517	224,284
Cash and cash equivalents at 1 January	1,645,359	1,416,683	388,665

CASH AND CASH EQUIVALENTS AT 31 DECEMBER	1,416,683	3,235,165	887,562

(1)	The consolidated financial statements are stated in Qatari Riyals. The translations of the Qatari Riyals into U.S. dollars (US$) are included solely for convenience, using the prevailing rate of QR3.645 to US$1 as of the balance sheet date. The Qatari Riyal is pegged to the U.S. dollar. The convenience translations should not be construed as representations that the Qatari Riyals amounts have been, could have been, or could in the future be, converted into U.S. dollars at this or any other rate of exchange.

CONSOLIDATED BALANCE SHEETS

December 31, 2006 and 2007

(Expressed in thousands of Qatari Riyals and in thousands of U.S. dollars, except share data)

	2006	2007	2007(1)
	QR. ‘000	QR. ‘000	US$ ‘000
ASSETS
Total Current Assets	2,405,490	5,872,532	1,611,120
Total Non-current Assets	5,396,462	41,391,060	11,355,572

TOTAL ASSETS	7,801,952	47,263,592	12,966,692

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total Current liabilities	1965,613	9,596,430	2,632,765
Total Non-current liabilities	791,869	21,161,560	5,805,641

TOTAL LIABILITIES	2,757,482	30,757,990	8,438,406

MINORITY INTEREST	60,783	9,605,706	2,635,310

TOTAL STOCKHOLDERS’ EQUITY	4,983,687	6,899,896	1,892,976

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	7,801,952	47,263,592	12,966,692

(1)	The consolidated financial statements are stated in Qatari Riyals. The translations of the Qatari Riyals into U.S. dollars (US$) are included solely for convenience, using the prevailing rate of QR3.645 to US$1 as of the balance sheet date. The Qatari Riyal is pegged to the U.S. dollar. The convenience translations should not be construed as representations that the Qatari Riyals amounts have been, could have been, or could in the future be, converted into U.S. dollars at this or any other rate of exchange.

Nine-month results.

The following table sets forth unaudited consolidated financial data of Qtel for the nine-month period ended September 30, 2008 included in the Indonesian Tender Offer Statement relating to the Indonesian Offer.

Consolidated Balance Sheet

(in QR ‘000)

DETAILS	September 30, 2008
Assets
Total Current Assets	11,311,902
Total Non-Current Assets	64,329,445

Total Assets	75,641,347

Liabilities and Equity
Total Current Liabilities	14,069,110
Total Non-current Liabilities	30,943,424
Total Equity	30,628,813

Total Liabilities and Equity	75,641,347

Consolidated Income Statement

(in QR ‘000)

DETAILS	Nine months ended September 30, 2008
Revenue	14,274,371
Other Income	267,756
General and Administrative Expenses	(6,448,058)
Other Operating Expenses	(3,874,914)
Finance Costs	(1,188,937)
Share of Results of an Associates	(32,260)
Deferred Tax Income	—
Royalties	(658,036)

Profit For The Year/Period	2,339,922

(1)	The prevailing Qatari Riyals/U.S. dollar exchange rate is QR3.6415 to US$1.00. The Qatari Riyal is pegged to the U.S. dollar.

Financial Ratios.

Qtel’s earnings to fixed charges ratio for each of the years ended December 31, 2006 and December 31, 2007 was 736% and 330%, respectively; Qtel’s earnings to fixed charges ratio for each of the nine-month periods ended September 30, 2007 and September 30, 2008 was 372% and 352%, respectively.

Qtel’s net book value per share as of September 30, 2008 was QR98.60.

9. PAST CONTACTS; TRANSACTIONS; NEGOTIATIONS AND AGREEMENTS BETWEEN THE OFFEROR AND THE COMPANY.

As part of its continuous evaluation of its business, Qtel regularly considers a variety of strategic options and transactions. In connection with this process, and consistent with Qtel’s growth strategy and belief that the Asia Pacific region represents a potential high-growth market, on January 12, 2007, Qtel and its wholly-owned subsidiary, Qtel Investment Holdings B.S.C., a corporation organized under the laws of Bahrain (“QIH”), entered into a Subscription Agreement with STT, AMH, and Asia Mobile Holding Company Pte. Ltd., a company incorporated under the laws of Singapore (“AMHC”), pursuant to which Qtel, through QIH, subscribed for approximately 25% of the share capital in AMH for a subscription price of approximately US$635 million. The transaction closed on March 1, 2007, at which time AMH, through its two (2) wholly-owned subsidiaries, ICLM and ICLS, owned 40.81% of the outstanding Series B Shares. STT, through AMHC, owns approximately 75% of AMH.

In addition, on January 12, 2007, Qtel and STT entered into a joint venture arrangement and strategic alliance, pursuant to which the parties have invested in AMH as a platform to hold and make investments in the mobile telecommunications sector in the Asia Pacific region. In connection with the joint venture arrangement, AMH, AMHC and QIH entered into two (2) shareholders agreements, each dated March 1, 2007, one relating to AMH and one relating to AMH’s interests in Indosat (the “Indosat Shareholders Agreement”).

In May 2008, STT, through AMHC, expressed to Qtel its potential interest in divesting AMH’s shares in Indosat. Following discussions, on June 6, 2008, Qtel entered into the Share Purchase Agreement with STT to acquire a hundred percent (100%) ownership interest in ICLM and ICLS from AMH (the shares of ICLM and ICLS acquired pursuant to the Share Purchase Agreement are collectively referred to herein as the “Sale Shares”) for aggregate consideration of S$2,400,000,000 (approximately US$1,761,796,347), consisting of a purchase price of S$1,538,934,272 (approximately US$1,126,190,592) for the Sale Shares and the assumption of an aggregate amount of S$861,065,728 (approximately US$627,761,820) in loans payable by ICLM and ICLS to AMH. The transaction closed on June 22, 2008, at which time Qtel became the indirect owner of the 2,217,590,000 Series B Shares owned by ICLM and ICLS, representing, in the aggregate, approximately 40.81% of Indosat’s total equity capital. Pursuant to the Share Purchase Agreement, the Indosat Shareholders Agreement was terminated on June 6, 2008.

At the time of the acquisition of the Sale Shares, based on the previous BAPEPAM-LK Rule IX.H.1 on the Take Over of the Public Company (the “BAPEPAM-LK Rule IX.H.1”), Indonesia’s mandatory tender offer rules required a party that, either directly or indirectly, (i) acquired a 25% or greater ownership interest in a public company (provided that such ownership confers effective control) or (ii) exercised effective control of a public company by its capability to (x) appoint or dismiss directors and commissioners or (y) amend the articles of association of the public company, to make a tender offer to the remaining public shareholders following the acquisition. On June 30, 2008, BAPEPAM-LK amended the BAPEPAM-LK Rule IX.H.1 and increased the threshold ownership interest which triggers the mandatory tender offer requirement from 25% to fifty percent (50%). Under either set of regulations, a mandatory tender offer is also triggered by the capability to directly or indirectly control the management and/or the policy of the public company. Specifically, BAPEPAM-LK Regulation IX.H.1 was amended on June 30, 2008 to require a party who acquires fifty percent (50%) or more of an Indonesian public company’s shares or the capability to directly or indirectly control the management and/or the policy of the public company to make a tender offer for the remaining shares of such company, subject to certain limitations and exclusions.

As a result of Qtel’s indirect acquisition of 2,217,590,000 Series B Shares (representing approximately 40.81% of the total issued and outstanding shares of Indosat) pursuant to the Share Purchase Agreement, Qtel became obligated to commence the mandatory tender offer under Indonesia’s tender offer rules, pending resolution of the Indonesian government’s decision on whether Qtel, as a foreign company, would be subject to certain Indonesian laws limiting foreign ownership of companies in the cellular telecommunications industry.

Jasmine International Limited, a company controlled by Rachmat Gobel, a member of Indosat’s Board of Commissioners, was granted an option to acquire 25% of the currently outstanding shares of ICLM (the “ICLM Option”) pursuant to an agreement, dated July 15, 2008 (the “Agreement”), with Qatar SEA Holding. The ICLM Option would vest during 2009, subject to the satisfaction of certain conditions, including Indosat meeting certain revenue and subscriber targets. Under the terms of the Agreement, Qatar SEA Holding has the right to call the ICLM Option.

Pursuant to the Extraordinary General Meeting of the Shareholders of Indosat on August 25, 2008, Qtel Chairman of the Board H.E. Sheikh Abdullah bin Mohammed bin Saud Al Thani and Qtel Chief Executive Officer Dr. Nasser Marafih were nominated as President Commissioner and member, respectively, of Indosat’s Board of Commissioners, with terms of office from August 25, 2008 to the closing of the Annual General Meeting of Shareholders to be held in 2012. H.E. Sheikh Mohammed bin Suhaim Al Thani has been a member of Indosat’s Board of Commissioners since June 2007.

On December 19, 2008, the Capital Investment Coordinating Board of the Republic of Indonesia determined that foreign capital ownership in the cellular telecommunication network operation sector of Indonesia will be limited to a maximum amount of 65%. BAPEPAM-LK, through its letter No. S-9186/BL/2008 dated December 23, 2008 (the “BAPEPAM-LK Letter”), notified Qtel that Qtel is allowed to acquire a maximum of 65% ownership interest in Indosat. Therefore, the maximum number of Series B Shares (including Series B Shares underlying ADSs) that Qtel is permitted to acquire pursuant to the U.S. Offer for ADSs and this Indonesian Offer on a combined basis is 1,314,466,775 Series B Shares, representing approximately 24.19% of the outstanding Series B Shares (including Series B Shares underlying ADSs). However, the implementation by Qtel of the Offers for up to an additional 24.19% of the Series B Shares on a combined basis, in accordance with and pursuant to the BAPEPAM-LK Letter, shall not be deemed as its, or its affiliates’, acceptance or acknowledgment that the restriction on foreign investment under the Indonesian investment regulation applies to Indonesian companies whose shares are listed and traded on the stock exchange.

On January 20, 2009, the Offeror commenced the Offers.

The Offeror has had preliminary discussions with each of Mr. Kaizad B. Heerjee, Mr. Wong Heang Tuck, Mr. Raymond Tan Kim Meng and Mr. Roy Kannan, each of whom is a member of Indosat’s Board of Directors, regarding their respective roles on Indosat’s board. Such discussions are continuing and no agreements have been reached as of the date of this Offer to Purchase.

10. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS.

Based on the Form 6-K, as of September 30, 2008, the Company had 5,433,933,499 Series B Shares issued and outstanding. As of September 30, 2008, the 2,217,590,000 Series B Shares beneficially owned by Qtel, through its hundred percent (100%) ownership of ICLM and ICLS, represented, in the aggregate, approximately 40.81% of the Company’s total equity capital. Except as described above, none of Qtel, its affiliates or any of the control persons listed on Schedules I, II and III hereto, own directly or indirectly any Series B Shares or ADSs. Qtel and its affiliates, including the control persons listed on Schedules I, II and III hereto, will not, directly or indirectly, tender any ADSs or Series B Shares pursuant to the U.S. Offer for ADSs and this Indonesian Offer, respectively.

According to the Form 6-K, as of September 30, 2008, directors, commissioners and executive officers of the Company owned Series B Shares as follows:

Directors:	Series B Shares
Raymond Tan Kim Meng	222,500
Wahyu Wijayadi	152,500
Wong Heang Tuck	75,000
Johnny Swandi Sjam	30,000
Fadzri Sentosa	10,000

Indosat has informed the Offeror that Mr. Wong Heang Tuck and Mr. Raymond Tan Kim Meng have informed Indosat of their intent to tender all of their respective beneficially owned Series B Shares into the Indonesian Offer. As of September 30, 2008, Mr. Wong owned 75,000 Series B Shares, representing approximately 0.001% of the outstanding Series B Shares, and Mr. Tan owned 222,500 Series B Shares, representing approximately 0.004% of the outstanding Series B Shares. Except as disclosed in this Offer to Purchase or in Indosat’s solicitation/recommendation statement on Schedule 14D-9 filed with the SEC, to the best of Qtel’s knowledge, no other director, commissioner or executive officer of the Company owns any ADSs, and none of the persons listed above will, directly or indirectly, tender any Series B Shares or ADSs pursuant to this Indonesian Offer and the U.S. Offer for ADSs, respectively.

Assuming we purchase the maximum number of Series B Shares in this Indonesian Offer and ADSs in the U.S. Offer for ADSs that the Offeror is offering to purchase in the Offers, Qtel will beneficially own approximately 65% of the Company’s total issued and outstanding Series B Shares. The Company has one (1) Series A Share, par value Rp100 (the “Series A Share”), that is not subject to this Indonesian Offer or the U.S. Offer for ADSs. The Series A Share is a special share held by the Government of the Republic of Indonesia and has special voting rights. The material rights and restrictions which are applicable to the Series B Shares are also applicable to the Series A Share, except that the Government may not transfer the Series A Share, and it has a veto right with respect to (i) amendment to the objective and purposes of the Company; (ii) increase of capital without preemptive rights; (iii) merger, consolidation and acquisition; (iv) amendment to the provisions regarding the rights of the Series A Share as stipulated in the Articles of Association; and (v) dissolution and liquidation of the Company. The Series A Share also has the right to appoint one (1) director and one (1) commissioner of the Company. The Company has no issued and outstanding equity interests other than the Series A Share and the Series B Shares (including Series B Shares underlying ADSs). Additionally, pursuant to a letter statement, dated September 3, 2008, the Minister of State Owned Enterprises of the Republic of Indonesia indicated that it does not plan to tender into this Indonesian Offer its Series B Shares representing 14.29% of Indosat’s outstanding Series B Shares.

Recent Securities Transactions. Except as otherwise described in this Offer to Purchase, based on our records and on information provided to us by our directors, executive officers and subsidiaries, neither we nor any of our affiliates or subsidiaries nor, to the best of our knowledge, any of the control persons listed on Schedules I, II and III hereto, has effected any transactions involving Series B Shares or ADSs during the sixty (60) days prior to January 20, 2009.

Agreements, Arrangements or Understandings. Except as otherwise described in this Offer to Purchase, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offers or with respect to any of the Company’s securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees or loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

11. PLANS FOR INDOSAT; CERTAIN EFFECTS OF THE OFFERS.

Except as otherwise described in this Offer to Purchase, we do not currently have any plans in place, and have not submitted any proposal to Indosat, which, immediately after the Offers, would result in (i) liquidation involving Indosat, (ii) the alteration of the capital structure of Indosat, (iii) any material change in Indosat’s present dividend policy, (iv) any material change in Indosat’s management structure, or (v) the delisting of the Series B Shares from the IDX or the delisting of ADSs from the NYSE.

The Offers could have the effects on the ADSs and Series B Shares as described below:

Listing on the NYSE and the IDX. We presently anticipate that Indosat will continue to maintain its listing on each of the NYSE and the IDX following the consummation of the Offers, and we currently have no plans for Indosat to delist the Series B Shares from the IDX or to delist the ADSs from the NYSE. However, after the completion of the Offers, it is possible that the ADSs may no longer satisfy the requirements for listing on the NYSE. It is possible that, due to decreases in trading volume and the number of ADS holders following the purchase of ADSs pursuant to the U.S. Offer for ADSs, the ADSs will no longer meet the continued listing requirements of the NYSE discussed below. If the ADSs fail to meet the continued listing requirements, the NYSE may choose, at its discretion, to delist the ADSs and the ADSs will no longer be an exchange-traded security.

Possible Delisting from the NYSE. According to the NYSE’s published guidelines, the NYSE would consider delisting the ADSs if, among other things, (i) the number of holders of ADSs (including beneficial holders of shares of ADSs held in the names of NYSE member organizations in addition to holders of record) should fall below 1,200 and the average monthly trading volume of shares of the ADSs for the most recent 12 months should be less than 100,000 ADSs, (ii) the number of publicly held ADSs should fall below 600,000 (exclusive of the holdings of officers, directors or their immediate families and other concentrated holdings of 10% or more), (iii) the average global market capitalization over a 30 trading-day period is less than US$75,000,000 and the shareholders’ equity is less than US$75,000,000, (iv) the average global market capitalization over a 30 trading-day period is less than US$25,000,000, (v) the average closing price of an ADS is less than US$1.00 over a 30 trading-day period, (vi) an intent to file under any of the sections of the bankruptcy law has been announced or a filing has been made and Indosat is committed to proceed, (vii) the ADSs are no longer registered under the Exchange Act, or (viii) the number of holders of ADSs (including beneficial holders of ADSs held in the names of NYSE member organizations in addition to holders of record) should fall below 400.

If the NYSE were to delist the ADSs, it is possible that the ADSs would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through other sources. However, the extent of the public market for the ADSs and the availability of such quotations would depend upon such factors as the number of shareholders or the aggregate market value of the ADSs remaining at such time, the interest in maintaining a market in the ADSs on the part of securities firms, the possible termination of registration under the Exchange Act (as described below) and other factors.

Market for Shares. The purchase of Series B Shares and ADSs pursuant to the Offers will reduce the number of ADSs and Series B Shares, respectively, that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of such securities held by the public.

Exchange Act Registration. The Series B Shares and ADSs are each currently registered under the Exchange Act. We presently anticipate that Indosat will continue to maintain such registration under the Exchange Act. Such registration may be terminated, however, upon application of Indosat to the SEC if the securities are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration under the Exchange Act would substantially reduce the information required to be furnished by Indosat to its shareholders and to the SEC, and would make certain provisions of the Exchange Act no longer applicable to Indosat, such as the requirement to furnish an annual report to shareholders. Furthermore, the ability of “affiliates” of Indosat and persons holding “restricted securities” of Indosat to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated.

12. LEGAL MATTERS; REGULATORY APPROVALS.

On January 15, 2009, the final version of the Indonesian Tender Offer Statement, an English translation of which is attached hereto as Annex A, was filed with BAPEPAM-LK in its capacity as competent authority pursuant to Indonesian law. BAPEPAM-LK issued an effective statement on January 16, 2009 that the Indonesian Tender Offer Statement has become effective.

On November 19, 2007, the Indonesian Supervising Committee for Business Competition (“KPPU”) decided that Temasek Holdings, Pte. Ltd., a company incorporated under the laws of Singapore (“Temasek”), jointly with Singapore Technologies Telemedia Pte. Ltd. (“ST Telemedia”), STT, AMHC, AMH, ICLM, ICLS, Singapore Telecommunications Ltd., a company incorporated under the laws of Singapore (“SingTel”), and Singapore Telecom Mobile Pte. Ltd., a company incorporated under the laws of Singapore (“SingTel Mobile” and, together with STT, AMHC, AMH, ICLM, ICLS and SingTel, the “Temasek Affiliated Entities”), were in violation of the Indonesian competition laws and ordered Temasek, jointly with the Temasek Affiliated Entities, to divest their share ownership in either PT Telekomunikasi Selular (“Telkomsel”) or Indosat within two (2) years, effective from the date the judgment becomes legally enforceable. Indonesian competition laws state that business agents are prohibited from owning majority shares in a number of similar companies that conduct business in the same market if such ownership results in one or a group of business agents controlling over fifty percent (50%) of the market share of one kind of good or service. Temasek and other relevant parties filed an appeal against KPPU’s judgment in the Central Jakarta District Court and the South Jakarta District Court, respectively. In a Decision and Order dated May 9, 2008, the Central Jakarta District Court upheld and corrected the ruling by KPPU, and ordered Temasek, with the Temasek Affiliated Entities, to divest its holdings in either Telkomsel or Indosat within twelve (12) months after the Central Jakarta District Court judgment becomes legally enforceable. The decision of the Central Jakarta District Court was appealed to the Supreme Court. On September 10, 2008, the Supreme Court rejected the appeal and corrected the Central Jakarta District Court Decision by, among other things:

1)	Declaring that Temasek, jointly with the Temasek Affiliated Entities, are in violation of Article 27 point (a) of Law No.5 of 1999;

2)	Ordering Temasek, jointly with the Temasek Affiliated Entities, to terminate its cross-ownership of shares in Telkomsel and Indosat by transferring its shares in either Telkomsel or Indosat within twelve (12) months from the date the decree becomes legally enforceable; or reduce 50% of its share ownership in each of Telkomsel and Indosat in no later than twelve (12) months from the date this decision is legally enforceable; and

3)	Ordering Temasek, jointly with the Temasek Affiliated Entities to determine the company that it will relinquish its shares from and to relinquish the voting rights and the rights to appoint the directors and commissioners in either Telkomsel or Indosat until the relinquishment of all of its shares or the reduction of 50% of its shares in each of PT Telekomunikasi Selular and Indosat as stipulated in point 2 above.

Temasek, the Temasek Affiliated Entities, Telkomsel and PT Telekomunikasi Indonesia Tbk cq., the Regional Telecommunication Branch of Tangerang as the defendants, along with the Government of Republic of Indonesia cq. The State Ministry of State-Owned Enterprise as co-defendants (collectively, the “Defendants”), are currently parties to various litigation related to alleged violations of Indonesian consumer protection and competition laws, including, among others, Article 4 point (b), point (e) and point (h) and Article 7 point (a) of the Law Lawsuit 8 of 1999 on the Consumer Protection and Article 15 Paragraph (1) of the Law Lawsuit 36 of 1999 on Telecommunication jo. Article 68 of the Government Regulation Lawsuit 52 of 2000 on the Telecommunication Operation and Article 1365 of the Indonesian Civil Code.

On February 25, 2008, the Tangerang District Court granted certification of a class action lawsuit brought by nine (9) classes of consumers of cellular telephones in Indonesia (the “Plaintiffs”) alleging anti-competitive behavior, including excessive pricing, resulting from cross-ownership of Indosat and PT Telkomsel by the Defendants (“Class Action Lawsuit 1”). The Plaintiffs are seeking maximum compensation of Rp30,808,720,000,000 in the aggregate.

On April, 4, 2008, the same Plaintiffs on the same claims and seeking the same compensation as Class Action Lawsuit 1, filed a second class action lawsuit with the Central Jakarta District Court (“Class Action Lawsuit 2”). Moreover, on August 14, 2008, the panel judges of the Class Action Lawsuit 2 issued an order of consolidation of the Class Action Lawsuit 2 with the Class Action Lawsuit 1 on the basis that both class actions have similar claims. In response to the consolidation decree, most of the Plaintiffs of Class Action Lawsuit 2 filed for an appeal for cassation, and the District Court of Central Jakarta submitted a memorandum of cassation to the Supreme Court on December 11, 2008. ICLS submitted a counter memorandum of cassation at the District Court of Central Jakarta on December 17, 2008.

Class Action Lawsuit 1 and Class Action Lawsuit 2, as well as the status of their consolidation, are currently pending.

We are not aware of any license or regulatory permit that appears material to our or Indosat’s business that might be adversely affected by our acquisition of Series B Shares and ADSs (and Series B Shares underlying ADSs) as contemplated by this Indonesian Offer and the U.S. Offer for ADSs, respectively, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of the Series B Shares and ADSs (and Series B Shares underlying ADSs) as contemplated by this Indonesian Offer and the U.S. Offer for ADSs, respectively. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment for the Series B Shares and/or ADSs (and Series B Shares underlying ADSs) tendered pursuant to this Indonesian Offer and the U.S. Offer for ADSs, respectively, pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our or our affiliates’ business and financial condition. Our obligations under this Indonesian Offer and the U.S. Offer for ADSs, respectively, to accept Series B Shares and ADSs for payment and pay for Series B Shares and ADSs, are not subject to any conditions other than that Series B Shares and ADSs (including ADSs issued for Deposited Series B Shares) must be validly tendered and not withdrawn as of the expiration of this Indonesian Offer and the U.S. Offer for ADSs, respectively.

13. EXTENSION OF THE INDONESIAN OFFER; TERMINATION; AMENDMENT.

Under Indonesian law, a tender offer may not remain open for more than thirty (30) calendar days, unless otherwise stipulated by the Chairman of BAPEPAM-LK. On the other hand, U.S. law requires that a tender offer remain open for a minimum of twenty (20) U.S. business days. In addition, U.S. law requires that a tender offer be kept open at least ten (10) U.S. business days from the date that notice of a material change to the offer price or share levels is sent or given to security holders and at least five (5) U.S. business days from the date that notice of a material change not involving the offer price or share levels is sent or given to security holders. If such material change to the offer price or share levels were to occur during the last ten (10) U.S. business days of the offer period, or such material change not involving the offer price or share levels were to occur during the last five (5) U.S. business days of the offer period, then the Offers would be required to remain open longer than the maximum thirty (30) calendar days allowed under Indonesian law. The Offeror presently does not intend to extend the offer period for this Indonesian Offer and intends to make the offer periods for this Indonesian Offer and the U.S. Offer for ADSs the same. However, in the event an extension of the Offers is required beyond the currently scheduled expiration date pursuant to U.S. law, then the Offeror would require the approval of the Chairman of BAPEPAM-LK to so extend the offer period for the Offers so that both Offers expire at the same time. There can be no assurance that the Chairman of BAPEPAM-LK will approve such extension of the Offers.

The Offeror reserves the right, subject to applicable law (which, among other things, requires the prior approval of the Chairman of BAPEPAM-LK to extend the offer period), to extend the offer period, including upon the occurrence of a material change during the offer period. If the extension is approved, (i) under Indonesian law, public announcement of such extension must be made no later than two (2) days prior to the commencement of the extended offer period and (ii) under U.S. law, public announcement of the extension must be made no later than 9:00 a.m., New York City time, on the first U.S. business day following the day on which the Offers were scheduled to expire.

Indonesian law does not provide for a subsequent offering period. U.S. law, on the other hand, allows for a subsequent offering period. The Offeror does not intend to avail itself of any subsequent offering period.

14. FEES AND EXPENSES.

We have engaged PT Danareksa Sekuritas to act as Share Tender Agent and PT EDI Indonesia to act as Appointed Share Registrar in connection with this Indonesian Offer. Both the Share Tender Agent and Appointed Share Registrar may contact holders of shares by mail, telephone and in person, and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to this Indonesian Offer to beneficial owners. The Share Tender Agent and Appointed Share Registrar will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities in connection with this Indonesian Offer, including certain liabilities under applicable Indonesian laws.

We will not pay any fees or commissions to brokers or dealers (other than fees to the Share Tender Agent and Appointed Share Registrar as described above) for soliciting tenders of Series B Shares pursuant to this Indonesian Offer. Shareholders holding Series B Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender Series B Shares through such brokers or banks, and not directly to the Share Tender Agent. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding this Indonesian Offer and related materials to the beneficial owners of Series B Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of us, the Share Tender Agent or the Appointed Share Registrar for purposes of this Indonesian Offer.

15. MISCELLANEOUS.

We are not aware of any jurisdiction where the making of this Indonesian Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this Indonesian Offer or the acceptance of Series B Shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, this Indonesian Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Series B Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require this Indonesian Offer to be made by a licensed broker or dealer, this Indonesian Offer shall be deemed to be made on our behalf by one (1) or more registered brokers or dealers licensed under the laws of that jurisdiction.

Qtel has filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to this Indonesian Offer. In addition, Indosat has filed, under the Exchange Act, a solicitation/recommendation statement on Schedule 14D-9 with the SEC on the same day as the filing of this Offer to Purchase with the SEC, pursuant to which the board of directors of Indosat has stated that it would express no opinion and remain neutral with respect to the Offers. The Schedule TO, Schedule 14D-9 and any respective amendments thereto, including exhibits, may be examined in their entirety when they become available. All U.S. holders of Series B Shares and all holders of ADSs will be able to obtain free copies of any such documents filed by Qtel with the SEC through the website maintained by the SEC at www.sec.gov.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SERIES B SHARES IN THIS INDONESIAN OFFER FOR SERIES B SHARES. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS INDONESIAN OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE TENDER OFFER FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US OR ANY AGENT WORKING FOR US.

January 20, 2009.

ANNEX A

English Translation of the Indonesian Tender Offer Statement

Effective Date	:	16 January 2009
Tender Offer Period	:	20 January 2009 – 18 February 2009
Allotment Date	:	20 February 2009
Refund Date	:	23 February 2009
Settlement Date	:	5 March 2009

THIS TENDER OFFER IS SUBJECT TO THE PREVAILING LAWS AND REGULATIONS GOVERNING THE DISCLOSURE OF INFORMATION APPLICABLE IN INDONESIA, WHICH MAY DIFFER FROM REGULATIONS APPLICABLE IN OTHER COUNTRIES. THEREFORE, BY PARTICIPATING IN THIS TENDER OFFER, YOU ARE DEEMED TO HAVE AGREED THAT YOUR PARTICIPATION IN THIS TENDER OFFER SHALL BE GOVERNED BY AND SUBJECT TO THE PREVAILING LAWS AND REGULATIONS IN INDONESIA.

QATAR TELECOM (QTEL) Q.S.C. (“QTEL”) HAS DISCLOSED ALL MATERIAL INFORMATION THAT SHOULD BE DISCLOSED TO THE PUBLIC WITH RESPECT TO THIS TENDER OFFER, AND NO OTHER MATERIAL FACT EXISTS THAT IS NOT DISCLOSED, WHICH WOULD CAUSE THE INFORMATION DISCLOSED IN THIS TENDER OFFER STATEMENT TO BECOME INCORRECT OR MISLEADING.

QTEL TAKES FULL RESPONSIBILITY FOR THE CORRECTNESS AND TRUTH OF ALL MATERIAL FACTS, INFORMATION AND/OR REPORTS QUOTED IN THIS TENDER OFFER STATEMENT.

THIS TENDER OFFER STATEMENT IS PREPARED TO FULFILL THE REQUIREMENTS AS SET FORTH IN THE INDONESIAN CAPITAL MARKET AND FINANCIAL INSTITUTION SUPERVISORY BOARD (BADAN PENGAWAS PASAR MODAL DAN LEMBAGA KEUANGAN) (“BAPEPAM-LK”) REGULATION NO. IX.H.1, BAPEPAM-LK REGULATION NO. IX.F.1 AND BAPEPAM-LK REGULATION NO. IX.F.2.

TENDER OFFER STATEMENT

By:

Qatar Telecom (Qtel) Q.S.C.

Line of business:

Telecommunication industry

Domiciled at Doha, Qatar

Head Office:

Qtel Building, 100 West Bay Center

The Corniche

P.O. Box 217

Doha, Qatar

Tel.: +974 440 4767 - Fax: +974 412 8879

This tender offer (this “Tender Offer”) is being made by Qatar Telecom (Qtel) Q.S.C. (“Qtel” or the “Party Conducting the Tender Offer”), through its wholly owned subsidiary, Indonesia Communications Pte. Ltd., a company incorporated under the laws of Singapore (“ICLS”), to acquire a number of Series B Shares, with par value Rp100 (the “Series B Shares”), of PT Indosat Tbk. (“Indosat”) for an offer price of Rp7,388 per Series B Share, other than (i) Series B Shares held by Qtel or its affiliates and (ii) Series B Shares represented by American Depositary Shares (“ADSs”) (which shall be subject to a separate offer by Qtel, through ICLS, in the United States (the “U.S. Offer”)). The Series B Shares and the ADSs purchased in this Tender Offer will be registered under the name of ICLS. This Tender Offer and the U.S Offer are being made to acquire up to 1,314,466,775 Series B Shares (including Series B Shares held as ADSs) representing approximately 24.19% of the total Series B Shares (including Series B Shares held as ADSs) as of 30 September 2008, subject to the result of the allotment, issued by:

PT INDOSAT Tbk.

Line of business:

Telecommunications Network and/or Services Provider

Domiciled at Jakarta, Indonesia

Head Office:

Jl. Medan Merdeka Barat No.21

Jakarta 10110 Indonesia

Tel: +62 21 3000 3001 - Fax: +62 21 3000 1339

The Series B Shares are listed and traded on the Indonesia Stock Exchange, and the ADSs are listed and traded on the New York Stock Exchange.

Appointed Securities Company engaged to assist Qtel in conducting the Tender Offer:

PT DANAREKSA SEKURITAS

Danareksa Building, 2nd Floor

Jl. Medan Merdeka Selatan No.14

Jakarta 10110, Indonesia

Tel: +62 21 350 9888 - Fax: +62 21 350 1377

THIS TENDER OFFER SHALL BECOME EFFECTIVE UPON THE ISSUANCE OF AN EFFECTIVE STATEMENT BY BAPEPAM-LK OR, IN THE ABSENCE OF SUCH STATEMENT, ON THE 15TH DAY AS OF THE ACCEPTANCE OF THE COMPLETE TENDER OFFER STATEMENT BY BAPEPAM-LK.

QTEL HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON ITS BEHALF AS TO WHETHER THE APPLICANT SHOULD TENDER OR REFRAIN FROM TENDERING THEIR SERIES B SHARES OR ADSs IN THE TENDER OFFER. THE APPLICANT SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS TENDER OFFER STATEMENT OR ANY OTHER DOCUMENT TO WHICH QTEL HAS REFERRED HEREIN. QTEL HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS TENDER OFFER STATEMENT. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION OR GIVES ANY INFORMATION, THE APPLICANT MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY QTEL OR ANY AGENT WORKING FOR QTEL.

This Tender Offer Statement is being issued on 20 January 2009

I. INTRODUCTION

Qatar Telecom (Qtel) Q.S.C. (“Qtel” or the “Party Conducting the Tender Offer”), is a company incorporated under the laws of Qatar, with its principal office located at Qtel Building, 100 West Bay Center, The Corniche, P.O. Box 217, Doha, Qatar, and is a publicly held corporation, with shares listed and traded on the Doha Securities Market, the Abu Dhabi Securities Market and the Bahrain Stock Exchange. Global Depository Receipts (“GDRs”) of Qtel are traded on the London Stock Exchange. Qtel is currently Qatar’s sole telecommunications provider and one of the largest public companies in Qatar. Qtel provides a wide range of telecommunications products, among others GSM mobile services, internet, and national and international cable television services.

PT Indosat Tbk. (“Indosat” or the “Target Company”) is a public listed company domiciled in Jakarta, and duly established under the laws of the Republic of Indonesia. As of 30 September 2008, the Target Company’s issued and fully paid capital was divided into one Series A Share and 5,433,933,499 Series B Shares (including Series B Shares held as ADSs), each with a nominal value of Rp100 per share. The Series B Shares are listed and traded on the Indonesia Stock Exchange and the ADSs are listed and traded on the New York Stock Exchange. Each ADS represents fifty (50) Series B Shares. Indosat engages in the telecommunications industry as telecommunications and informatics network and/or services provider in Indonesia.

On 6 June 2008, Qtel entered into a Share Purchase Agreement (“SPA”) with STT Communications Ltd. (“STT”), a subsidiary of Singapore Technologies Telemedia Pte. Ltd. (“ST Telemedia”), a company incorporated under the laws of Singapore, pursuant to which Qtel, through its subsidiary, Qatar South East Asia Holding S.P.C., acquired 100% of both Indonesia Communications Limited, a company incorporated under the laws of Mauritius (“ICLM”), and ICLS. All of the issued shares in the capital of ICLM and ICLS were owned by Asia Mobile Holdings Pte. Ltd., a company incorporated under the laws of Singapore (“AMH”), which is 75% indirectly owned by STT and 25% indirectly owned by Qtel. ICLM and ICLS together own 2,217,590,000 Series B Shares representing approximately 40.81% of the outstanding Series B Shares.

The acquisition of ICLM and ICLS pursuant to the SPA was completed on 22 June 2008. Currently, Qtel indirectly owns 2,217,590,000 Series B Shares representing approximately 40.81% of the total Series B Shares issued by Indosat and is a new indirect controlling shareholder of Indosat.

Pursuant to the Regulation of BAPEPAM-LK Number IX.H.1, Attachment to Decree of Chairman of BAPEPAM-LK Number Kep-259/BL/2008 dated 30 June 2008 concerning The Take Over of Public Companies (“BAPEPAM-LK Regulation IX.H.1”), and as a result of the completion of the acquisition of ICLM and ICLS pursuant to the SPA, Qtel is required to conduct a Tender Offer in accordance with BAPEPAM-LK Regulation Number IX.F.1 Attachment to Decree of Chairman of BAPEPAM-LK Number Kep-04/PM/2002 dated 3 April 2002 concerning Tender Offer (“BAPEPAM-LK Regulation IX.F.1”).

II. TENDER OFFER

Subject to the prevailing laws and regulations in Indonesia, the Party Conducting the Tender Offer hereby offers to acquire a certain number of Series B Shares, other than (i) Series B Shares held by Qtel or its affiliates and (ii) Series B Shares represented by ADSs (which shall be subject to the U.S. Offer). This Tender Offer and the U.S. Offer are being made to acquire, in aggregate, up to 1,314,466,775 Series B Shares (including Series B Shares held as ADSs) representing approximately 24.19% of the total Series B Shares (including Series B Shares held as ADSs) issued by Indosat as of 30 September 2008 subject to the result of the allotment.

Based on a letter of the Minister of State-Owned Enterprise Number S-238/MBU.6/2008 dated 3 September 2008, the Government of the Republic of Indonesia has no plan to divest any portion of its 14,29% interest in Indosat. Thus, the Government of the Republic of Indonesia has no intention to participate in the Tender Offer.

The Series B Shares purchased in this Tender Offer by the Party Conducting the Tender Offer will be registered under the name of ICLS. For that purpose, the Series B Shares purchased in this Tender Offer shall be directly transferred to the ICLS securities account.

The Tender Offer and the U.S. Offer are being made in accordance with and pursuant to the letter No. S-9186/BL/2008 dated 23 December 2008 issued by BAPEPAM-LK which stipulates that Qtel is allowed to acquire a maximum of 65% of the total equity interest in Indosat in accordance with Presidential Regulation No. 77 of 2007 jo. Presidential Regulation No. 111 of 2007 (the “BAPEPAM-LK Letter”). However, the implementation by Qtel of the Tender Offer for up to an additional 24.19% of the Series B Shares in accordance with and pursuant to the BAPEPAM-LK Letter shall not be deemed as its, or its affiliates’, acceptance or acknowledgment that the restriction on foreign investment set forth in the negative list as provided under the investment regulation applies to companies whose shares are listed and traded on the stock exchange.

Further to the above, the Tender Offer shall be conducted under the following terms and conditions:

1.	The tender offer price for each Series B Share shall be Rp7,388 (the “Tender Offer Price”). The Tender Offer Price is the price for each Series B Share paid by Qtel to AMH in connection with the SPA. The Tender Offer Price is greater than the average of the highest daily trading price of Series B Shares traded on the Indonesia Stock Exchange within the period of 90 days prior to 8 June 2008 (the announcement date of the execution of the SPA, which is equal to Rp6,416 per Series B Share).

2.	Eligible holders of Series B Shares will have a period of 30 days (the “Tender Offer Period”) in which to tender their Series B Shares for purchase by the Party Conducting the Tender Offer under this Tender Offer. The Tender Offer Period shall commence at 1.00 p.m., Jakarta Time, on 20 January 2009 and will end at 3.00 p.m., Jakarta time, on 18 February 2009.

Under the U.S. federal securities law, the U.S. Securities and Exchange Commission (the “SEC”) may require the Party Conducting the Tender Offer in the U.S. to extend the Tender Offer Period upon the occurrence of certain circumstances, among others, the existence of material developments or material changes to the offer terms and conditions.

Pursuant to the BAPEPAM-LK Regulation IX.F.1, an extension of the Tender Offer Period shall require prior approval of the Chairman of BAPEPAM-LK.

If the SEC requires the Party Conducting the Tender Offer to extend the period of the U.S. Offer so that the period of the U.S. Offer will be longer than the Tender Offer Period, then the Party Conducting the Tender Offer will seek approval from the Chairman of BAPEPAM-LK of a corresponding extension of the Tender Offer Period.

3.	Eligible holders of Series B Shares who wish to participate in the Tender Offer shall complete, duly execute and submit the tender offer form (the “Tender Offer Form”) in accordance with the procedures and requirements as set forth in this Tender Offer Statement and the Tender Offer Form by 3.00 p.m., Jakarta time, on 18 February 2009.

The procedures for tendering Series B Shares into this Tender Offer are further set forth in Section VI of this Tender Offer Statement.

4.	An individual or entity resident in the United States of America, its territories or possessions, any State of the United States or the District of Columbia and who holds Series B Shares (a “U.S. Holder”) may:

a.	participate in this Tender Offer by complying with the tender offer procedures as provided in this Tender Offer Statement and the Tender Offer Form; or

b.

participate in the U.S. Offer by first converting the Series B Shares into ADSs through The Bank of New York Mellon, Indosat’s depositary for the ADSs (the “ADS Depositary”), and then having the ADSs tendered into the U.S. Offer in accordance with the terms and procedures set forth in the U.S. tender offer statement and related documents. The process for converting Series B Shares into ADSs and tendering the ADSs into the U.S. Offer are set forth in the Tender Offer Statement, as supplemented with additional disclosure required pursuant to U.S. federal securities laws, that are being distributed to U.S. Holders of Series B Shares. The fees charged by the ADS Depositary for converting the Series B Shares held by U.S Holders into ADSs for tender into the U.S. Offer shall be paid by the Party Conducting the Tender Offer. The application for the conversion of the Series B Shares into ADSs shall be submitted no later than the expiration of the Tender Offer Period.

Any U.S. Holder who wishes to convert their Series B Shares into ADSs and participate in the U.S. Offer shall contact the ADS Depositary as the ADS tender agent or information agent in the U.S. Offer to:

ADS Tender Agent:	Information Agent of the U.S. Offer:

THE BANK OF NEW YORK MELLON	BNY MELLON SHAREOWNER SERVICES
480 Washington Boulevard
By Mail:	Jersey City, New Jersey 07310 U.S.A.
BNY Mellon Shareowner Services	Telephone:
Attn: Corporate Action Dept.	Within the United States of America: 1-877-289-0143
P.O. Box 3301	(Toll-Free)
South Hackensack, New Jersey 07606 U.S.A.	Outside of the United States of America: +1-201-680-
5235
By Overnight Delivery or Hand Delivery:	Bank and broker: +1-201-680-5235
BNY Mellon Shareowner Services
Attn: Corporate Action Dept., 27th Floor
480 Washington Boulevard
Jersey City, New Jersey 07310 U.S.A.

Series B Shares delivered to the ADS Depositary for conversion into ADSs and tender into the U.S. Offer that are not purchased in the U.S. Offer as a result of any proration applicable to the U.S. Offer or as a result of the U.S. Holder’s decision to withdraw the tendered securities from the U.S. Offer prior to the expiration of the Tender Offer Period, will be returned to the U.S. Holder.

If a U.S. Holder holds Series B Shares in less than 50 Series B Share increments, but wishes to convert such shares into ADSs for tender into the U.S. Offer, the ADS Depositary will aggregate such odd lot Series B Shares with other odd lot Series B Shares to create as many whole ADSs as possible for tender into the U.S. Offer.

A U.S. Holder holding Series B Shares who wishes to participate in the U.S. Offer should consult with the securities company/custodian bank appointed by it or holding its Series B Shares and confirm that such securities company/custodian bank can comply with the required mechanism or procedure for the conversion of the Series B Shares into ADS form.

5.	The payment of the Tender Offer Price shall be made on 5 March 2009 (the “Settlement Date”) to the eligible holders who have validly tendered the Series B Shares into this Tender Offer and complied with the procedures and requirements of the Tender Offer as set forth in this Tender Offer Statement and the Tender Offer Form. Payment of the Tender Offer Price for the Series B Shares shall be made in Indonesian Rupiah currency.

The payment for ADSs tendered in the United States pursuant to the U.S Offer shall be made in U.S. Dollars, the amount of which shall be calculated based on the Tender Offer Price and the Applicable Currency Exchange Rate. The Applicable Currency Exchange Rate shall be the average of the daily USD/IDR (U.S. Dollars/Indonesian Rupiah) selling rates for transactions reported by Bank Indonesia at 4.00 p.m. Jakarta time, on each of the last five business days of the Tender Offer Period (excluding the last day of the Tender Offer Period) on its official website:

http://www.bi.go.id/web/en/Moneter/Kurs+Bank+Indonesia/Kurs+Transaksi/

6.	The Series B Shares tendered in Indonesia pursuant to this Tender Offer shall be acquired by the Party Conducting the Tender Offer through transactions at the Indonesia Stock Exchange, and ADSs tendered in the United States pursuant to the U.S. Offer shall be acquired through the tender agent(s) designated in the U.S. tender offer statement and other relevant documents filed with the SEC.

7.	If the total number of Series B Shares (including Series B Shares held as ADSs) validly tendered into this Tender Offer and the U.S. Offer exceeds 1,314,466,775 Series B Shares (including the Series B Shares held as ADSs), then the Party Conducting the Tender Offer shall purchase only up to 1,314,466,775 Series B Shares (including the Series B Shares held as ADSs) on a pro rata basis and subject to the allotment as more fully described in Section VI of this Tender Offer Statement. The allotment will be made on 20 February 2009 (the “Allotment Date”). Series B Shares that are not purchased in this Tender Offer as a result of such allotment will be returned by transfer of such Series B Shares to the tendering shareholder’s account on 23 February 2009 (the “Refund Date”).

8.	This Tender Offer shall be conducted concurrently with the U.S. Offer. In connection with the U.S. Offer and this Tender Offer, Qtel has been granted exemptive relief by the SEC with respect to certain rules under the federal securities law of the United States that would otherwise apply to the U.S. Offer.

9.

This Tender Offer shall be conducted in accordance with the prevailing laws and regulations in Indonesia, especially BAPEPAM-LK Regulation IX.H.1 and BAPEPAM-LK Regulation IX.F.1. The Tender Offer shall commence upon the Tender Offer Statement being declared effective by the Chairman of BAPEPAM-LK or, in the absence of such statement, on the 15th day as of the acceptance of the complete Tender Offer Statement by BAPEPAM-LK.

10.	This Tender Offer and the terms and conditions thereof may not be cancelled except with a prior approval from the Chairman of BAPEPAM-LK.

The text of the announcement of the Tender Offer Plan has been submitted to BAPEPAM-LK and Indosat in accordance with BAPEPAM-LK Regulation IX.F.1 on 24 June 2008. Qtel announced the Tender Offer Plan in two daily newspapers, namely Bisnis Indonesia and Investor Daily, on 26 June 2008 in accordance with BAPEPAM-LK Regulation IX.H.1.

The announcement concerning the execution of the SPA was published by Qtel on 8 June 2008 in Koran Tempo daily newspaper in accordance with BAPEPAM-LK Regulation IX.H.1.

On 1 July 2008, Qtel submitted the Tender Offer Statement to BAPEPAM-LK in accordance with BAPEPAM-LK Regulation IX.F.1 and BAPEPAM-LK Regulation Number IX.F.2 Attachment to Decree of Chairman of BAPEPAM-LK Number Kep-85/PM/1996 dated 24 January 1996 concerning Guidance on the Form and Substance of Tender Offer Statement (“BAPEPAM-LK Regulation IX.F.2”).

Based on Qtel’s statement letter dated 1 July 2008, Qtel represents that it will be committed to provide sufficient funds to complete the Tender Offer. The statement is supported by a reference letter issued by PT Danareksa Sekuritas dated 24 June 2008 stating that it is confident that Qtel shall have the ability to provide sufficient funds to finance the Tender Offer.

Furthermore, to the best of Qtel’s knowledge, there is no lawsuit or claim with respect to this Tender Offer nor is there any party objecting to this Tender Offer as of the date hereof, except for:

The Case of KPPU vs Temasek Business Group

A. KPPU Ruling No. 07/KPPU-L/2007

On 19 November 2007, the Business Competition Supervisory Commission (“KPPU”) imposed its ruling against the Temasek Business Group (“Temasek”) among others as follows:

1.	Declaring Temasek Holdings Pte. Ltd., jointly with ST Telemedia, STT, Asia Mobile Holdings Company Pte. Ltd., AMHC, AMH, ICLS, ICLM, Singapore Telecommunications Ltd., and Singapore Telecom Mobile Pte. Ltd. are in violation of Article 27 point (a) of Law No. 5 of 1999;

2.	Ordering Temasek Holdings Pte. Ltd., jointly with ST Telemedia, STT, AMHC, AMH, ICLS, ICLM, Singapore Telecommunications Ltd., and Singapore Telecom Mobile Pte. Ltd. to terminate their cross-ownership of shares in PT Telekomunikasi Selular and Indosat by transferring their share ownership in either PT Telekomunikasi Selular or Indosat within two years from the date this decree is legally enforceable; and

3.	Further determining that the share transfer shall be subject to the following restrictions:

a.	each purchaser shall not acquire more than 5% of the total shares belonging to ICLM and ICLS;

b.	the purchaser shall not be associated with Temasek.

In response to the KPPU Ruling, Temasek then filed an objection to the District Court of Central Jakarta.

B. Central Jakarta District Court Ruling Number 02/KPPU/2007/PN.Jkt.Pst

Following the objection filed by Temasek, on 9 May 2008, the Central Jakarta District Court issued Ruling Number 02/KPPU/2007/PN.Jkt.Pst which rejected Temasek’s objection and further ruled in favor of the KPPU. Furthermore, the Central Jakarta District Court has decided and corrected the KPPU Ruling No.07/KPPU-L/2007 dated 19 November 2007 to become as follows, among others:

1.	Declaring Temasek Holdings Pte. Ltd., jointly with ST Telemedia, STT, AMHC, AMH, ICLS, ICLM, Singapore Telecommunications Ltd., and Singapore Telecom Mobile Pte. Ltd. are in violation of Article 27 point (a) of Law No.5 of 1999;

2.	Ordering Temasek Holdings Pte. Ltd., jointly with ST Telemedia, STT, AMHC, AMH, ICLS, ICLM, Singapore Telecommunications Ltd., and Singapore Telecom Mobile Pte. Ltd. to terminate its cross-ownership of shares in PT Telekomunikasi Selular and Indosat by transferring its share ownership in either PT Telekomunikasi Selular or Indosat within 12 months from the date the decree is legally enforceable or ordering such parties to relinquish 50% of their share ownership in either PT Telekomunikasi Selular or Indosat within 12 months of this district court ruling being declared legally enforceable; and

3.	The above share transfer shall be subject to the following restrictions:

a.	each purchaser shall not acquire more than 10% of the total shares belonging to ICLM and ICLS; and

b.	the purchaser shall not be associated with Temasek.

In response to the above district court ruling, Temasek filed for an appeal for cassation to the Supreme Court under the Memorandum of Appeal dated 22 May 2008.

C. Supreme Court Ruling Number 496 K/Pdt.Sus/2008

On 10 September 2008, the Supreme Court rendered its ruling Number 496 K/Pdt.Sus/2008 rejecting the cassation appeal and corrected the Central Jakarta District Court Ruling Number 02/KPPU/2007/PN.Jkt.Pst. to include as follows, among others:

1.	Declaring that Temasek Holdings Pte. Ltd., jointly with ST Telemedia, STT, AMHC, AMH, ICLS, ICLM, Singapore Telecommunications Ltd., and Singapore Telecom Mobile Pte. Ltd. are in violation of Article 27 point (a) of Law No.5 of 1999;

2.	Ordering Temasek Holdings Pte. Ltd., jointly with ST Telemedia, STT, AMHC, AMH, ICLS, ICLM, Singapore Telecommunications Ltd., and Singapore Telecom Mobile Pte. Ltd. to terminate its cross-ownership of shares in PT Telekomunikasi Selular and Indosat by transferring its shares in either PT Telekomunikasi Selular or Indosat, within twelve months from the date the decree becomes legally enforceable;

OR

reduce 50% of its share ownerships in each of PT Telekomunikasi Selular and Indosat in no later than 12 months from the date this decision is legally enforceable;

3.	Ordering Temasek Holdings Pte. Ltd., jointly with ST Telemedia, STT, AMHC, AMH, ICLS, ICLM, Singapore Telecommunications Ltd., and Singapore Telecom Mobile Pte. Ltd. to determine the company that it will relinquish its shares from and to relinquish the voting rights and the rights to appoint the directors and commissioners in either PT Telekomunikasi Selular or Indosat until the relinquishment of all of its shares or the reduction of 50% of its shares in each of PT Telekomunikasi Selular and Indosat as stipulated in point 2 above.

As of 22 June 2008, upon the consummation of the transactions pursuant to the SPA, Qtel became the new indirect controlling shareholder of Indosat replacing STT and AMH. As a result, STT and AMH no longer have any control, either directly or indirectly, in Indosat.

The Class Action Cases

Initially, there were three class action lawsuits regarding similar issues on consumer losses due to excessive price applied by the Defendants (as defined hereunder), namely (i) Class Action No. 480/G/2007/PN.TNG at the district court of Tangerang; (ii) Class Action No. 111/Pdt.G/2008/PNJKT.PST at the district court of Central Jakarta; and (iii) Class Action No. 326/Pdt.G/2007/PN.BKS at the district court of Bekasi.

The plaintiffs of the Class Action No. 326/Pdt.G/2007/PN.BKS revoked their class action lawsuit.

A. Class Action No. 480/G/2007/PN.TNG

Certain persons claimed as the representatives of the group of consumers of cellular telephones in Indonesia, filed the class action claim to the district court of Tangerang on 19 December 2007 (the “Class Action No. 480/G/2007/PN.TNG”). The plaintiffs are divided into nine sub groups, based on the choice of the cellular telephones products. The class action lawsuit was filed against 12 defendants, namely (i) Temasek Holdings Pte. Ltd.; (ii) ST Telemedia; (iii) STT; (iv) AMHC; (v) AMH; (vi) ICLM; (vii) ICLS; (viii) Singapore Telecommunications Ltd.; (ix) Singapore Telecom Mobile Pte. Ltd.; (x) Indosat; (xi) PT Telekomunikasi Selular and (xii) PT Telekomunikasi Indonesia Tbk. cq. the Regional Telecommunication Branch of Tangerang, and also one co-defendant, namely The Government of Republic of Indonesia cq. The State Ministry of State-Owned Enterprise (collectively, the “Defendants”).

The main point of the plaintiffs’ allegation is that they suffered losses due to excessive price applied by the Defendants during the years of 2003 to 2006. The plaintiffs stated in their class action claim that the cross-ownership of the Defendants resulted in the ultimate control of the cellular telephones market. Further, the plaintiffs alleged that the Defendants’ controlling power of the market is the basis for the Defendants to change the excessive price and to impede the plaintiff’s rights to have freedom in choosing the cellular telecommunication products.

The plaintiffs filed the lawsuit based on, among others, Article 4 point (b), point (e) and point (h) and Article 7 point (a) of the Law No. 8 of 1999 on the Consumer Protection and Article 15 Paragraph (1) of the Law No. 36 of 1999 on Telecommunication jo. Article 68 of the Government Regulation No. 52 of 2000 on the Telecommunication Operation and Article 1365 of the Indonesian Civil Code.

The plaintiffs requested the panel of judges, among others, to award damages in the maximum amount of Rp30,808,720,000,000 in the aggregate. The plaintiffs also requested to an order of attachment of certain securities, namely (i) the shares of ICLM in Indosat in the total amount of 2,171,250,000 shares; (ii) the shares of ICLS in PT Telekomunikasi Selular in the total amount of 63,893 shares; and (iii) other assets of Temasek Holdings Pte. Ltd., ST Telemedia, STT, AMHC, AMH, ICLM, ICLS, Singapore Telecommunications Ltd., Singapore Telecommunication Mobile Pte. Ltd., Indosat and PT Telekomunikasi Selular, as may be further requested by the plaintiffs.

On 25 February 2008, the panel judges have deliberated the Decree No 480/PEN.PDT.G/2007/PN.TNG declaring the legality of the Class Action Claim No. 480/G/2007/PN.TNG. The Decree shall be temporary until the issuance of the Interlocutory Decree and the Excepties of the Defendants.

B. Class Action No. 111/Pdt.G/2008/PNJKT.PST

The Class Action No. 111/Pdt.G/2008/PNJKT.PST was filed by the plaintiffs against the Defendants to the district court of Central Jakarta on 04 April 2008 (the “Class Action No. 111/Pdt.G/2008/PNJKT.PST”). The plaintiffs of the Class Action No. 111/Pdt.G/2008/PNJKT.PST are divided into nine sub groups and, based on the choice of the cellular telephones products.

The plaintiffs alleged that the cross ownership gave the Defendants to have an ultimate power over the cellular telecommunications market and that the Defendants charged an excessive price and impaired the plaintiffs’ right in choosing the cellular telecommunication products.

The class action lawsuit is filed based on, among others, Article 4 point (b), point (e) and point (h) and Article 7 point (a) of the Law No. 8 of 1999 on the Consumer Protection and Article 15 Paragraph (1) of the Law No. 36 of 1999 on Telecommunication jo. Article 68 of the Government Regulation No. 52 of 2000 on the Telecommunication Operation and Article 1365 of the Indonesian Civil Code.

The plaintiffs seek, among others, award damages in the maximum amount of Rp30,808,720,000,000. The plaintiffs also requested to an order of attachment of certain securities, namely (i) the shares of ICLM in Indosat in the total amount of 2,171,250,000 shares; (ii) the shares of ICLS in PT Telekomunikasi Selular in the total amount of 63,893 shares; and (iii) other assets of Temasek Holdings Pte. Ltd., ST Telemedia, STT, AMHC, AMH, ICLM, ICLS, Singapore Telecommunications Ltd., Singapore Telecommunication Mobile Pte. Ltd., and PT Telekomunikasi Selular, as may be further requested by the plaintiffs.

On 14 August 2008, the panel judges of the Class Action No. 111/Pdt.G/2008/PNJKT.PST issued an order of consolidation of the Class Action No. 111/Pdt.G/2008/PNJKT.PST with the Class Action No. 480/G/2007/PN.TNG on the basis that both class actions have similar claims. With regards to the acceptance status of the Class Action No. 480/G/2007/PN.TNG by the Decree No. 480/PEN.PDT.G/2007/PN.TNG, the panel judges of the Class Action No. 111/Pdt.G/2008/PNJKT.PST decided to consolidate the Class Action No. 111/Pdt.G/2008/PNJKT.PST with the Class Action No. 480/G/2007/PN.TNG in order to prevent similar claims that have similar facts and legal basis from being filed separately.

However, the consolidation decree dated 14 August 2008 was challenged by the memorandum of cassation filed by plaintiffs’ lawyers in Class Action No. 111/Pdt.G/2008/PNJKT.PST on 8 September 2008. With regards to this memorandum of cassation submitted in Central Jakarta, the progress of the action in Tangerang (Class Action No. 480/G/2007/PN.TNG) is now temporarily suspended according to the statement of the panel of the judges before the Tangerang court on 24 November 2008. Further, on 11 December 2008, the registrar of the District Court of Central Jakarta, on the behalf of the head of the District Court of Central Jakarta, submitted the memorandum of cassation to the registrar of the Supreme Court. Therefore, the statuses of the class action cases are pending the Supreme Court decision. On 17 December 2008, lawyers for ICLS submitted a Counter Memorandum of Cassation at the Central Jakarta District Court.

Based on the foregoing, both of the class action cases are temporarily suspended, pending the decision of the Supreme Court on the issue of consolidation. The Supreme Court of the Republic of Indonesia has not rendered its ruling on the cassation of the consolidation decree dated 14 August 2008.

III. PURPOSES OF TENDER OFFER AND THE PROPOSED PLAN ON THE TARGET COMPANY

A. PURPOSES OF TENDER OFFER

As an internationally-recognized telecommunications service provider licensed by the Supreme Council of Information and Communication Technology (“ictQATAR”) in the State of Qatar, Qtel has expanded its geographic footprint from two to 16 countries in the Middle East, the Indian Subcontinent and the Asia Pacific region, and is committed to expansion in line with its strategic plan of becoming a global top-20 telecommunications provider by the year 2020. In line with its plan, Qtel wishes to further expand its business to Indonesia by way of indirectly acquiring a majority interest in Indosat.

This Tender Offer and the U.S Offer are conducted as a result of the indirect acquisition of an interest in the Target Company by Qtel through its subsidiary, Qatar South East Asia Holding S.P.C., on 22 June 2008, by way of purchasing 100% of the shares in the capital of ICLM and ICLS. ICLM and ICLS together own 2,217,590,000 Series B Shares representing approximately 40.81% of the total Series B Shares issued by Indosat. Following completion of the acquisition, Qtel indirectly owns 2,217,590,000 Series B Shares representing approximately 40.81% of the total Series B Shares issued by Indosat as of 30 September 2008.

This Tender Offer and the U.S Offer are being conducted by Qtel in accordance with this Tender Offer Statement and the U.S. Offer documents, and in compliance with BAPEPAM-LK Regulation IX.H.1, BAPEPAM-LK Regulation IX.F.1, BAPEPAM-LK Regulation IX.F.2 and the BAPEPAM-LK Letter, to tender all of the issued and outstanding Series B Shares (including Series B Shares held as ADSs) of Indosat other than Series B Shares held by Qtel and its affiliates. This Tender Offer and the U.S Offer are being made to acquire up to 1,314,466,775 Series B Shares (including Series B Shares held as ADSs) in aggregate, representing approximately 24.19% of the total Series B Shares (including Series B Shares held as ADSs) issued by Indosat as of 30 September 2008 subject to the result of the allotment.

B. THE PROPOSED PLAN FOR THE TARGET COMPANY

Except as otherwise described in this Tender Offer Statement, currently Qtel does not have any formal plan in place, proposal submitted to the Target Company, or negotiation with the Target Company which, immediately after the Tender Offer, would result in (i) liquidation involving Indosat, (ii) the alteration of the capital structure of Indosat, (iii) any material change in Indosat’s present dividend policy, (iv) any material change on Indosat’s management structure, or (v) delisting of the Series B Shares from the Indonesia Stock Exchange or the delisting of ADSs from the New York Stock Exchange.

Following the completion of this Tender Offer, the Series B Shares acquired shall be registered in the name of ICLS. ICLS reserves the right to transfer any or all of its Series B Shares to Qtel or any of its subsidiaries.

IV. INFORMATION ON QTEL

1.	Brief Accounts

Qtel was established on 29 June 1987, pursuant to Law No. 13 of 1987 under the name of Qatar Public Telecommunications Corporation. It was transformed into Qatari Shareholding Company under the name of Qatar Telecom (Qtel) Q.S.C. on 25 November 1998 pursuant to Law No. 21 of 1998. The Articles of Association of Qtel have been amended several times, most recently in March 2008. Qtel is registered at the Commercial Registration with the company registration number: 21183 in 1987.

Qtel is domiciled in Doha, Qatar and has its principal office at Qtel Building, 100 West Bay Center, The Corniche, P.O. Box 217 Doha, Qatar.

2.	Main Line of Business

Qtel is a telecommunications service provider licensed by ictQATAR to provide both fixed and mobile telecommunication services in the State of Qatar. Over the past 24 months, Qtel has expanded its geographic footprint from two to 16 countries in the Middle East, the Indian Subcontinent and the Asia Pacific region, and is committed to expansion in line with the company’s strategic plan of becoming a global top-20 telecommunications provider by the year 2020.

3.	Capital Structure and Shareholding Composition

The capital structure and shareholding composition of Qtel as of 31 December 2008 is as follows:

	Nominal Value QR 10 per share
REMARKS	Number of Shares	Nominal Value	Percentage
		(QR)	(%)
Authorized Capital	200,000,000	2,000,000,000
Issued and Paid-up Capital
1. State of Qatar	22,000,000	220,000,000	15.0
2. Qatar Holding Inc	58,666,666	586,666,660	40.0
3. Qatar Pension Fund	14,443,993	144,439,930	9.8
4. Abu Dhabi Investment Authority	14,666,667	146,666,670	10.0
5. Other	36,889,341	368,893,410	25.2
Total of Issued and Paid-up Capital	146,666,667	1,446,666,670	100.0

Note: The exchange rate of Qatari Riyals (QR) per 5 January 2009 was Rp3,013.55/QR (source: Bloomberg)

4.	Management

The management composition of Qtel as of the date hereof is as follows:

Board of Directors

Chairman of the Board	:	H.E Sheikh Abdullah Bin Mohammed Bin Saud Al Thani
Deputy Chairman of the Board	:	H.E Sheikh Mohammed Bin Suhaim Al Thani
Member of the Board	:	H.E Mohammed Bin Eisa Al Muhannadi
Member of the Board	:	H.E Saad Mohammed Al Rumaihi
Member of the Board	:	H.E Dr. Abdullah Hussein Al Kubaissi
Member of the Board	:	Abdullah Zaid Al Talib
Member of the Board	:	Hamad Abdullah Al Shamsi
Member of the Board	:	Ali Sharif Al Imadi
Member of the Board	:	Hareb Masoud Al Darmaki
Member of the Board	:	Hamad Saeid Mohammad Al Badi

Executive Directors

Chief Executive Officer	:	Dr. Nasser Marafih
Chief Operating Officer	:	Nick Dent
Chief Financial Officer	:	Ajay Bahri
Group Communications	:	Adel Al Mutawa
Group Strategy	:	Mazen Issa Dauleh
Business Solutions	:	Khalid Abdulla Al Mansouri
International Services	:	Ahmed Yousef Al-Derbasti
Customer Services	:	Waleed Al Sayed
General Services	:	Sheikh Saud Bin Nasser Al Thani (Acting)
Network	:	Khalil Ibrahim Al-Emadi
Group HR	:	Sheikh Saud Bin Nasser Al Thani
Group Legal	:	Izzeldin Hamed Mohamed Salih Hussein
Consumer Business	:	Ian Charles Dench

5.	Summary of Material Financial Information

The following is the summary of Qtel’s material financial information extracted from the Consolidated Financial Statement, which have been audited by Ernst & Young, public accountant in Doha, Qatar, for the year ended on 31 December 2007 with 1 qualification opinion, and for years ended 31 December 2006 and 31 December 2005 with unqualified opinion, and the unaudited reports for the nine months ended 30 September 2008.

Consolidated Balance Sheet (in QR ‘000)

DETAILS	30 September 2008	31 December 2007	31 December 2006	31 December 2005
Assets
Total Current Assets	11,311,902	5,872,532	2,405,490	2,210,961
Total Non-Current Assets	64,329,445	41,391,060	5,396,462	4,165,345
Total Assets	75,641,347	47,263,592	7,801,952	6,367,306
Liabilities and Equity
Total Current Liabilities	14,069,110	9,596,430	1,965,613	1,386,695
Total Non-current Liabilities	30,943,424	21,161,560	791,869	702,464
Total Equity	30,628,813	16,505,602	5,044,470	4,287,147
Total Liabilities and Equity	75,641,347	47,263,592	7,801,952	6,376,306

Consolidated Income Statement (in QR ‘000)

DETAILS	Nine months ended 30 September 2008	Year ended 31 December 2007	Year ended 31 December 2006	Year ended 31 December 2005
Revenue	14,274,371	10,373,430	4,420,437	2,982,400
Other Income	267,756	222,231	144,246	77,078
General and Administrative Expenses	(6,448,058)	(4,542,514)	(1,570,325)	(1,111,633)
Other Operating Expenses	(3,874,914)	(2,757,931)	(732,871)	(444,908)
Finance Costs	(1,188,937)	(993,791)	(19,740)	(4,497)
Share of Results of an Associates	(32,260)	92,237	(1,520)	—
Deferred Tax Income	—	91,968	3,698	—
Royalties	(658,036)	(607,637)	(597,509)	(404,968)
Profit For The Year/Period	2,339,922	1,877,993	1,646,416	1,093,472

Note: The exchange rate of Qatari Riyals (QR) as of 5 January 2009 was Rp3,013.55/ QR (source: Bloomberg)

6.	Relationship with Target Company

As of the date hereof, Qtel indirectly owns 2,217,590,000 Series B Shares representing approximately 40.81% of the total issued and outstanding Series B Shares of Indosat through ICLM and ICLS, its wholly owned subsidiaries.

Pursuant to Qtel’s Statement Letter dated 1 July 2008 and the Extraordinary General Meeting of the Shareholders of Indosat dated 25 August 2008, Qtel and its affiliates have maintained a relationship with the Target Company, as follows:

a.	Prior to the consummation of the transactions pursuant to the SPA, Qtel owned 25% of AMH which held indirect shareholding of the Target Company as further described below, and

b.	Pursuant to the Extraordinary General Meeting of the Shareholders of Indosat on 25 August 2008, two representatives of Qtel namely, H.E Sheikh Abdullah Bin Mohammed Bin Saud Al Thani and Dr. Nasser Marafih, have been nominated as members of the Board of Commissioners of the Target Company with terms of office from 25 August 2008 to the closing of the Annual General Meeting of Shareholders held on 2012. H.E Sheikh Abdullah Bin Mohammed Bin Saud Al Thani is serving as President Commissioner and Dr. Nasser Marafih is serving as a member of the Board of Commissioners of Indosat. H.E Sheikh Mohammed Bin Suhaim Al Thani has been a member of the Board of Commissioners of Indosat since June 2007.

Qtel and its affiliates have not entered into any material relationship, contract or transaction, with the Target Company or its affiliates, involving, among other things, sale and purchase agreements, agency relationships or management relationships during the three-year period prior to the date hereof, except for:

a.	On 12 January 2007, Qtel and its wholly-owned subsidiary, Qtel Investment Holdings B.S.C., a corporation organized under the laws of Bahrain (“QIH”), entered into a subscription agreement with STT, AMH, and AMHC (“Subscription Agreement”) pursuant to which Qtel, through QIH, has purchased 25% of the share capital in AMH for a purchase price of US$635 million. The transaction was consummated on 1 March 2007.

At the time of the transaction, AMH, through its two wholly-owned subsidiaries, ICLM and ICLS, owned approximately 40.81% of the outstanding Series B Shares. STT, through AMHC, owned approximately 75% of AMH.

b.	On 12 January 2007, Qtel and STT entered into a joint venture arrangement and strategic alliance, pursuant to which the parties invested in AMH, as a platform to hold and make investments in the mobile telecommunications sector in the Asia Pacific region (including AMH’s existing approximately 40.81% indirect holding in the Target Company). In connection with the joint venture arrangement, AMH, AMHC and QIH entered into a shareholders agreement, dated 1 March 2007, relating to AMH’s indirect interest in the Target Company.

c.	On 6 June 2008, Qtel entered into the SPA with STT, to acquire a 100% ownership interest in ICLM and ICLS from AMH, through its subsidiary, Qatar South East Asia Holding S.P.C. for an aggregate consideration of S$2,400,000,000 (approximately US$1,761,796,347), consisting of a purchase price of S$1,538,934,272 (approximately US$1,126,190,592) for the shares of ICLM and ICLS owned by STT and the assumption of an aggregate amount of S$861,065,728 (approximately US$627,761,820) in loans payable by ICLM and ICLS to AMH. The transaction closed on 22 June 2008, and Qtel became the indirect owner of 2,217,590,000 Series B Shares, representing, in the aggregate, approximately 40.81% of the issued and outstanding Series B Shares.

d.	Inter-operator agreements entered into in the normal course of business.

7.	Statement

As stated by Qtel in its letter dated 1 July 2008, as of the date of such letter, none of Qtel or any of its affiliates have ever:

•	been declared bankrupt;

•	served as a Director or Commissioner who was found guilty for causing a company to be declared bankrupt;

•	been sentenced for a criminal action in the banking and finance sector; or

•	been ordered by the court or other authorities to stop or cease its business activities in relation to securities.

8.	Share Ownership in the Target Company

As of the date of this Tender Offer Statement, Qtel indirectly, including through ICLS, owns 2,217,590,000 Series B Shares, representing approximately 40.81% of the issued and outstanding Series B Shares of the Target Company.

Qtel does not have (i) any option to purchase any Series B Shares, (ii) the right to receive dividends or other benefits attached to any Series B Shares, or (iii) the power of attorney to attend and cast vote at the general meeting of shareholders of the Target Company, except for (a) the rights attributed to the 2,217,590,000 Series B Shares, or approximately 40.81% of the Series B Shares issued by the Target Company, indirectly owned by Qtel as of the date of this Tender Offer Statement, and (b) other rights conferred to Qtel by the prevailing laws and regulations in Indonesia.

9.	Management Relationship

Prior to the completion of the transaction pursuant to the SPA, no management relationship between Qtel and Indosat existed, other than the fact that Qtel’s Deputy Chairman, H.E Sheikh Mohammed Bin Suhaim Al Thani, was appointed as a member of the Board of Commissioners of Indosat. Following the consummation of the transactions pursuant to the SPA, and in June 2008 upon its indirect acquisition of 2,217,590,000 Series B Shares, representing approximately 40.81% of the issued and outstanding Series B Shares, Qtel became an indirect controlling shareholder of Indosat pursuant to BAPEPAM-LK Regulation IX.H.1.

An Extraordinary General Meeting of the Shareholders of Indosat was called on 25 August 2008 for the purpose of considering changes to the members of the Board of Commissioners of Indosat. Pursuant to the Extraordinary General Meeting of the Shareholders, (i) H.E Sheikh Abdullah Bin Mohammed Bin Saud Al Thani, the Chairman of the Board of Directors of Qtel, was appointed as the President Commissioner of Indosat and (ii) Dr. Nasser Marafih, the Chief Executive Officer of Qtel, was appointed as a member of Board of Commissioners of Indosat. The term of appointment of the members of Board of Commissioners of Indosat newly appointed at such Extraordinary General Meeting of Shareholders is from that date of appointment up to the closing of the Annual General Meeting of Shareholders held on 2012.

V. INFORMATION ON INDOSAT AS THE TARGET COMPANY

1.	Brief Description

Indosat was duly established under the laws of the Republic of Indonesia by deed number 55 dated 10 November 1967 drawn up before Notary Mohamad Said Tadjoedin, SH within the framework of the Indonesian Foreign Investment Law No. 1 of 1967. The deed of establishment was published in Supplement No. 24 of the State Gazette of the Republic of Indonesia No. 26 dated 29 March 1968.

The address of Indosat’s head office is Jalan Medan Merdeka Barat No. 21, Jakarta 10110, Indonesia.

Indosat started its commercial operations in 1969 to build, transfer, and operate International Telecommunications Satellite Organization or Intelsat in Indonesia in order to access the Intelsat satellites in the Indian Ocean area for 20 years. In 1980, Indosat was sold by the American Cable and Radio Corporation, a subsidiary of International Telephone & Telegraph, to the Government of the Republic of Indonesia and became a State-owned Company (Persero).

On 7 February 2003, Indosat obtained an approval from the Capital Investment Coordinating Board (BKPM) as set forth in its letter No. 14/V/PMA/2003 for the change of its legal status from a non-foreign investment company (non-facility company) to a Foreign Capital Investment Company (PT PMA). Subsequently, on 21 March 2003, Indosat obtained an approval from the Ministry of Justice and Human Rights of the Republic of Indonesia on the amendment to its Articles of Association to reflect the change of its legal status. Its Articles of Association have been amended several times. The latest amendment was set forth in notarial deed No. 109 dated 14 July 2008 drawn up before Sutjipto, S.H., notary in Jakarta, concerning the amendment to the entire Articles of Association of Indosat to comply with Law No. 40 of 2007 on a Limited Liability Company. The latest amendment of its Articles of Association has been reported to and accepted by the Ministry of Law and Human Rights of the Republic of Indonesia as confirmed by its letter No. AHU-48398.AH.01.02 Tahun 2008 dated 6 August 2008.

Indosat is the second largest cellular operator in Indonesia as measured by cellular telephone customers, and it is one of the best-known long distance connection services providers in Indonesia. Indosat focuses on expanding its network and increasing its cellular network capacity and quality in cellular telephone services.

Indosat’s main products and services consist of, among others:

a.	Cellular telephone services: Indosat provides GSM 900 and 1800 cellular telephone services to 35.5 million customers throughout Indonesia (data as of 30 September 2008);

b.	Fixed (Telephone) telecommunication services: Indosat has provided international connection services in 1969, long distance connection services since 2003 and fixed local telephone services since 2002; and

c.	MIDI services: Indosat provides MIDI broadband and narrowband services.

2.	Main Line of Business

Indosat engages principally in the business of providing telecommunications network and/or services and also engages in informatics business. In order to achieve these purposes, Indosat may carry out the following activities:

a.	To engage business and/or activities in the provision and rendering telecommunications network and/or services as well as the informatics business;

b.	To engage in planning services, infrastructure construction, provision of telecommunication as well as the informatics business facilities including the provision of supporting resources;

c.	To engage in operational services (comprising the marketing and sales of telecommunications network and/or services as well as the informatics business rendered by Indosat), to carry out maintenance, research, development of telecommunications as well as the informatics business infrastructure and/or facilities, to provide education and training, either locally or overseas; and

d.	To engage in services that is relevant to the development of the telecommunications network and/or services as well as the informatics business.

3.	Capital and Shareholding Structure

The capital structure and the shareholding structure of Indosat pursuant to the Shareholders Registry of Indosat as of 30 September 2008 are as follows:

			Nominal Value Rp100.00 per share
REMARKS			Number of Shares	Nominal Value	Percentage
				( in million Rp)	(%)
Authorized Capital			20,000,000,000	2,000,000
Issued and Paid-up Capital
1.	Series A Shares The Government of the Republic of Indonesia		1	—	—
2.	Series B Shares Indonesia Communications Limited, Mauritius		2,171,250,000	217,125	40.0
3.	The Government of the Republic of Indonesia		776,624,999	77,662	14.3
4.	Fidelity Entities		638,561,050	63,856	11.8
5.	Goldman Sachs & Co		469,653,300	46,965	8.6
6.	Noonday (Farallon Entities)		432,226,800	43,223	8.0
7.	SKAGEN AS		327,666,190	32,767	6.0
8.	Indonesia Communications Pte. Ltd., Singapore		46,340,000	4,634	0.9
9.	Others below 5%		571,121,160	57,112	10.5
10.	Directors
	—	Raymond Tan Kim Meng	222,500	22	0.00
	—	Wahyu Wijayadi	152,500	15	0.0
	—	Wong Heang Tuck	75,000	8	0.0
	—	Johnny Swandi Sjam	30,000	3	0.0
	—	Fadzri Sentosa	10,000	1	0.0
Total Issued and Paid-up Capital			5,433,933,500	543,393	100.0

The shareholding composition of the Target Company prior to the consummation of the transactions pursuant to the SPA was as follows:

Following the consummation of the transactions pursuant to the SPA, the shareholding composition of the Target Company is as follows:

The issued and outstanding capital stock of Indosat consists of one Series A Share, which is a special share held by the Government of the Republic of Indonesia that confers special voting rights upon its holder, and 5,433,933,499 Series B Shares (including Series B Shares held as ADSs), each with a par value of Rp100 per share.

The material rights and restrictions applicable to the Series B Shares include the following:

a.	pre-emptive rights to purchase shares and/or convertible bond and/or warrants and/or/similar securities which can be converted into shares issued by the Target Company;

b.	shareholder rights to, among other things, receive dividends and bonus shares;

c.	general voting rights in relation to the matters pertaining to the Target Company, among others: appointment and/or dismissal of a member of Board of Directors and/or member of Board of Commissioners, acceptance or rejection of a financial statement, merger, acquisition and consolidation of the Target Company, determination of reserve fund amounts, amendment to the Articles of Association and dissolution and liquidation of the Target Company.

The material rights and restrictions which are applicable to the Series B Shares are also applicable to the Series A Share, except that the Government of the Republic of Indonesia may not transfer the Series A Share, and it has a veto right with respect to any (i) amendment to the objective and purposes of the Target Company; (ii) increase of capital without preemptive rights; (iii) merger, consolidation and acquisition; (iv) amendment to the provisions regarding the rights of the Series A Share as stipulated in the Articles of Association; and (v) dissolution and liquidation of the Target Company. The holder of the Series A Share also has the right to appoint one director and one commissioner of the Target Company.

4.	Management and Supervisory Board

The composition of the Board of Commissioners and Board of Directors of the Target Company as of the date hereof are as follows:

Board of Commissioners

President Commissioner	:	H.E Sheikh Abdullah Bin Mohammed Bin Saud Al Thani
Commissioner	:	Dr. Nasser Marafih
Commissioner	:	Rachmat Gobel
Commissioner	:	H.E Sheikh Mohammed Bin Suhaim Hamad Al-Thani
Commissioner	:	Rionald Silaban
Commissioner	:	Jarman
Independent Commissioner	:	Setyanto P. Santosa
Independent Commissioner	:	George Thia Peng Heok
Independent Commissioner	:	Soeprapto
Independent Commissioner	:	Michael Latimer

Board of Directors

President Director	:	Johnny Swandi Sjam
Deputy President Director	:	Kaizad Bomi Heerjee
Director of Jabotabek & Corporate Sales	:	Fadzri Sentosa
Director of Marketing	:	Guntur S. Siboro
Director of Regional Sales	:	Syakieb Ahmad Sungkar
Director of Network	:	Raymond Tan Kim Meng
Director of Information Technology	:	Roy Kannan
Director of Finance	:	Wong Heang Tuck
Director of Corporate Services	:	Wahyu Wijayadi

5.	Development of Indosat’s Shares Prices on the Indonesia Stock Exchange

The following table represents the development of the price of Indosat’s Series B Shares traded on the Indonesia Stock Exchange quarterly during the last two years.

No.	Transactions	Lowest (Rp)	Highest (Rp)	Closing (Rp)
1.	First Quarter of 2007	5,600	6,750	6,250
2.	Second Quarter of 2007	6,250	7,050	6,500
3.	Third Quarter of 2007	6,550	7,700	7,700
4.	Fourth Quarter of 2007	7,600	9,900	8,650
5.	First Quarter of 2008	5,850	8,750	7,100
6.	Second Quarter of 2008	5,300	7,300	6,750
7.	Third Quarter of 2008	5,400	6,800	6,100
8.	Fourth Quarter of 2008	3,575	6,000	5,750

Source: Indosat’s Financial Statement per 2007 and Bloomberg

6.	Summary of Material Financial Data

The following is the summary of the material financial data of Indosat as of and for the years ended 31 December 2007, 31 December 2006 and 31 December 2005, respectively, based on an unqualified opinion of the financial statements audited by Purwantono, Sarwoko & Sandjaja, member of Ernst & Young Global, a public accountant in Jakarta, Indonesia, and the unaudited reports for the nine months ended 30 September 2008.

Consolidated Balance Sheet (in million Rp)

DETAILS	30 September 2008	31 December 2007	31 December 2006	31 December 2005
Assets
Total Current Assets	9,814,722	10,794,127	5,665,432	7,526,992
Total Non-Current Assets	38,785,870	34,510,959	28,563,226	25,260,141
Total Assets	48,600,592	45,305,086	34,228,658	32,787,133
Liabilities and Equity
Total Current Liabilities	12,378,094	11,658,581	6,803,205	5,431,380
Total Non-current Liabilities	18,918,357	16,804,405	12,023,088	12,864,736
Minority Interest	308,230	297,370	200,620	175,689
Total Equity	16,995,911	16,544,730	15,201,745	14,315,328
Total Liabilities and Equity	48,600,592	45,305,086	34,228,658	32,787,133

Consolidated Income Statement (in million Rp)

DETAILS	Nine months ended September 2008	Year ended 31 December 2007	Year ended 31 December 2006	Year ended 31 December 2005
Profit and Loss Statement
Total Operating Revenue	13,648,821	16,488,495	12,239,407	11,589,791
Operating Income	3,333,074	4,519,604	3,398,659	3,651,917
Income before Income Tax and extraordinary item	2,070,716	2,929,616	2,022,667	2,352,795
Net Income	1,473,115	2,042,043	1,410,093	1,623,481

VI. TENDER OFFER PROCEDURE FOR SERIES B SHARES

1.	Eligible Applicants

The parties eligible to participate in this Tender Offer are the lawful holders of Series B Shares (other than holders of ADSs) who validly own such Series B Shares in scripless form and maintain a securities account with a securities company/custodian bank on the date of submission of a Tender Offer Form until the end of the Tender Offer Period, provided that such securities company/custodian bank has opened a securities account with PT Kustodian Sentral Efek Indonesia (“KSEI”) (each such eligible applicant shall hereinafter be referred to as an “Applicant”).

In order to participate in this Tender Offer, the public shareholders holding share certificates registered in the Shareholders’ Registry of the Target Company must convert their share certificates into scripless shares, and must open a securities account with a securities company/custodian bank having an account with KSEI. The application for share conversion into scripless form must be submitted to the appointed share registrar, namely PT EDI Indonesia, by no later than 5 (five) business days prior to the expiration of the Tender Offer Period. The expenses for conversion of shares into scripless form in relation to the Tender Offer shall be borne by the Applicant holding the scrip shares. The application must be in the minimum amount of 500 Series B Shares (1 lot) or in multiples of 500 Series B Shares.

2.	Tender Offer Form

In order to participate in this Tender Offer in accordance with the terms and conditions set forth in this Tender Offer Statement and the Tender Offer Form, the Applicant must properly complete and duly execute the Tender Offer Form. By executing the Tender Offer Form, the Applicant is deemed to have read and understood all of the contents including the terms set forth in this Tender Offer Statement and the Tender Offer Form.

The Tender Offer Form may be obtained by the Applicant from PT Danareksa Sekuritas or PT EDI Indonesia at either of the following addresses:

PT Danareksa Sekuritas	PT EDI Indonesia
Attn: Agus Purwanto/ Nishfa Nuzula Danareksa Building, 2nd Floor Jl. Medan Merdeka Selatan No.14 Jakarta 10110, Indonesia Tel: (6221) 350 9888 ext: 4039/ 4034 Fax: (6221) 350 1377	Securities Administration Bureau Division Att.: Benny / Firdaus Wisma SMR, 10th Floor Jl. Yos Sudarso Kav. 89 Jakarta 14350, Indonesia Tel: (6221) 650 5829 ext:105 / 509 Fax: (6221) 651 5131

Any Tender Offer Form which has not been properly completed and duly executed in accordance with this Tender Offer Statement and the Tender Offer Form shall be deemed as null and void by law, and thus shall not be accepted.

Each Applicant may only submit one Tender Offer Form for each sub-account in KSEI.

3.	Tender Offer Procedure

a.	Application for Tender Offer

The application to participate in this Tender Offer shall be made by the Applicant by properly completing, duly executing and submitting the following documents to PT EDI Indonesia at the abovementioned address prior to the expiration of the Tender Offer Period:

i.	Five sets of the originals of the Tender Offer Form, with each of them properly completed and duly executed by the Applicant or its attorneys, with the condition that the attorneys shall present evidence acceptable to PT EDI Indonesia of the power granted to the attorney to act for and on behalf of the Applicant; and

ii.	A copy of the Applicant’s identity card, namely the identity card or passport or Articles of Association (if the Applicant is a corporate/legal entity), and the original power of attorney from the Applicant to the attorney (if the party signing the Tender Offer Form is an attorney of the Applicant) which has been duly signed and in a form deemed acceptable by PT EDI Indonesia.

b.	Evidence of Receipt

Upon submission of the Tender Offer Form and complete identity documents to PT EDI Indonesia, the Applicant shall receive evidence of receipt of its participation in the Tender Offer, i.e. the fourth and fifth copies of the Tender Offer Form, which will have been dated and signed by the authorized signatories of PT EDI Indonesia and affixed with the official stamp of PT EDI Indonesia (the “Receipt”).

The Applicant shall then submit a copy of the Receipt to the securities company/custodian bank as evidence of its participation in the Tender Offer. The securities company/custodian bank shall then instruct KSEI to transfer the Series B Shares held by such securities company/custodian bank registered under the name of the Applicant to the KSEI Temporary Escrow Account, namely KSEI 1-1092-001-96 (the “Escrow Account”). The transfer of Series B Shares to the Escrow Account shall be conducted by the securities company/custodian bank by providing instructions for securities transfer (SECTRS) through Central Depository and Book Entry Settlement Systems (the “C-BEST”).

In the event that the securities company/custodian bank fails to instruct KSEI to transfer such Series B Shares into the Escrow Account prior to the expiration of the Tender Offer Period, the Tender Offer application by the relevant Applicant shall be deemed as null and void by law. Any Series B Shares which have been transferred into the Escrow Account may not be transferred out of the Escrow Account until the expiration of the Tender Offer Period, unless the application is cancelled by the securities company/custodian bank on behalf of the Applicant or rejected due to the Applicant’s failure to comply with the terms and conditions set forth in this Tender Offer Statement and the Tender Offer Form pursuant to Section VI.3.c, below.

c.	Cancellation of Application

Prior to the expiration of the Tender Offer Period, the Applicant may, through its securities company/custodian bank, cancel its participation in the Tender Offer for part or all of its Series B Shares kept in the Escrow Account by providing a written notification of such cancellation to PT EDI Indonesia and providing a copy thereof to KSEI. The written notification of such cancellation must be submitted prior to the expiration of the Tender Offer Period. The written notification shall be duly executed by the Applicant or its proxy, provided that the proxy shall provide evidence acceptable to PT EDI Indonesia, concerning the proxy granted to it to act for and on behalf of the Applicant.

Upon PT EDI Indonesia’s confirmation that the Applicant’s written notice of cancellation has been accepted by PT EDI Indonesia, KSEI shall transfer the relevant Series B Shares from the Escrow Account into the account of the Applicant maintained with the related securities company/custodian bank stipulated in the Tender Offer Form, within two business days after KSEI’s receipt of such confirmation.

d.	Verification

KSEI shall provide PT Danareksa Sekuritas and PT EDI Indonesia with a list of Applicants/account holders who have transferred their Series B Shares into the Escrow Account for the purpose of participating in the Tender Offer, for further verification by PT Danareksa Sekuritas and PT EDI Indonesia in accordance with this Tender Offer Statement. Prior to the Settlement Date, PT Danareksa Sekuritas shall confirm the approved list of Applicants to KSEI.

e.	Payment

On the Settlement Date, KSEI shall transfer the approved Applicant’s Series B Shares from the Escrow Account to the account of PT Danareksa Sekuritas maintained with KSEI on behalf of ICLS.

On the Settlement Date, payment of the Tender Offer Price to the approved Applicants shall be conducted through KSEI. KSEI shall transfer the funds through C-BEST by way of book entry to the accounts of each approved Applicant maintained with the securities company/custodian bank.

Payment shall be made in Indonesian Rupiah, less a transaction fee charged by PT Danareksa Sekuritas. The transaction fee includes commission and the prevailing stock exchange transaction fee, as well as the final withholding tax pursuant to the prevailing laws and regulations in Indonesia. The transaction fee is 0.35% of the total transaction value (defined as the number of Series B Shares purchased by Qtel pursuant to this Tender Offer multiplied by Tender Offer Price) and shall be borne by the Applicants.

4.	Allotment (proration) Procedure

If the total number of Series B Shares tendered into this Tender Offer and Series B Shares represented by ADSs tendered into the U.S. Offer (such total number being referred to herein as the “Aggregated Tender Amount”) exceeds 1,314,466,775, Series B Shares (including Series B Shares held as ADSs), then the Party Conducting the Tender Offer shall purchase only up to 1,314,466,775 Series B Shares (including Series B Shares held as ADSs) in the aggregate in this Tender Offer and the U.S. Offer from the tendering shareholders and holders of ADSs, on a pro rata basis and subject to the result of allotment. The proration of Shares B Shares and ADSs shall be made based on a proration factor, which shall be the quotient of 1,314,466,775 divided by the Aggregated Tender Amount. If as the result of application of the proration factor: (a) the allotted shares become less than 1 lot, then it will be rounded up to 1 lot; (b) the allotted shares become more than 1 lot and have a component of odd lots equal to or greater than 250 Series B Shares, then it will be rounded up to the nearest lot; (c) the allotted shares become more than 1 lot and have a component of odd lots of less than 250 Series B Shares, then it will be rounded down to the nearest lot; and (d) the proration of the Series B Shares shall be made taking into account the trading units applicable in the stock exchange without fraction.

The allotment shall be determined on the Allotment Date and the written allotment confirmation can be collected at PT EDI Indonesia on 23 February 2009.

The final amount of the Series B Shares (including Series B Shares held as ADSs) purchased by the Party Conducting the Tender Offer shall be subject to the result of the allotment.

5.	Return

Following the above described proration and allotment, any Series B Shares that will not be purchased in this Tender Offer will be returned to the Applicant’s securities account by KSEI as stipulated in the Tender Offer Form on 23 February 2009 (the “Refund Date”).

6.	Others

All Applicants shall carefully read all of this Tender Offer Statement and comply with all of the terms, conditions and procedures as set forth in this Tender Offer Statement and the Tender Offer Form.

In the event that there is any error or mistake in the completion or difference between the number of shares stipulated in the Tender Offer Form with the number of shares transferred into the KSEI Escrow Account or non-compliance with the terms, conditions, or procedures set forth in this Tender Offer Statement or the Tender Offer Form, then the application may be rejected.

VII. PARTIES INVOLVED IN TENDER OFFER

a.	Appointed Securities Company

PT DANAREKSA SEKURITAS

Danareksa Building, 2nd Floor

Jl. Medan Merdeka Selatan No.14

Jakarta 10110, Indonesia

Tel: +62-21-350 9888

Fax: +62-21-350 1377

The main duty of PT Danareksa Sekuritas in the Tender Offer is to carry out administrative works in relation to the implementation and the settlement of the Tender Offer on behalf of Party Conducting the Tender Offer, including (i) jointly verifying with PT EDI Indonesia and providing confirmation to KSEI, with respect to the approved Applicants, (ii) receiving the tendered Series B Shares transferred by KSEI, and (iii) delivering to KSEI the funds for the payment of Series B Shares.

b.	KSEI

PT KUSTODIAN SENTRAL EFEK INDONESIA

The Indonesia Stock Exchange Building, Tower I, 5th floor

Jl. Jend. Sudirman Kav. 52-53

Jakarta 12190 Indonesia

Tel: +62 21 5299-1099 – Fax: +62 21 5299-1199

The main duties and authorities of KSEI are to (i) receive transfer of Series B Shares into the Escrow Account, (ii) issue the List of Applicants/account holders who have transferred their Series B Shares to the Escrow Account, (iii) transfer Series B Shares through C-BEST by way of book entry from the Escrow Account to the account of the Party Conducting the Tender Offer maintained with PT Danareksa Sekuritas and (iv) conduct payment by way of transfer of fund through C-BEST by way of book entry to each account of the securities company/custodian bank registered under the name of each approved Applicant.

c.	Legal Consultant

BAHAR & PARTNERS

Menara Prima, 18th Floor

Jl. Lingkar Mega Kuningan Block 6.2

South Jakarta 12950 Indonesia

Tel: +62 21 57947880 – Fax: +62 21 57947881

The main duty and authority of the legal consultant in relation to the Tender Offer is to assist the Party Conducting the Tender Offer in complying with the obligations pursuant to the prevailing laws and regulations in Indonesia in relation to this Tender Offer.

d.	Appointed Share Registrar

PT EDI INDONESIA

Wisma SMR, lt. 10

Jl. Yos Sudarso Kav. 89

Jakarta 14350, Indonesia

Tel: (6221) 650 5829 ext:105 / 509

Fax: (6221) 651 5131

The main duties of the PT EDI Indonesia in the Tender Offer are to (i) distribute and provide the Tender Offer Form and copy of Tender Offer Statement, (ii) accept the Tender Offer Form from the Applicants after being confirmed by the securities company/custodian bank, (iii) issue receipts, check the accuracy of data accepted from the Applicants and provide daily reports during the Tender Offer Period to the Appointed Securities Company, (iv) jointly perform daily reconciliation with KSEI, and (v) jointly verify with the Appointed Securities Company the legality of the share ownership of the Applicant in accordance with the terms and conditions in this Tender Offer Statement.

Jakarta, 15 January 2009

The Party Conducting the Tender Offer

Qatar Telecom (Qtel) Q.S.C.

Scott Weenink

Authorized Signatory

SCHEDULE I

Information Concerning Certain Control Persons for Qatar Telecom (Qtel) Q.S.C.

Set forth below is the name, citizenship, present and principal occupation or employment and material occupations, positions, offices or employment for the past five (5) years of the current executive officers and directors of Qatar Telecom (Qtel) Q.S.C. (“Qtel”). All positions set forth below opposite an individual’s name refer to positions within Qtel. The business address of each of the persons listed below is Qtel’s principal business address: c/o Qatar Telecom (Qtel) Q.S.C., Qtel Building, 100 West Bay Center, The Corniche, P.O. Box 217, Doha, Qatar. The phone number is +974 440 4767.

Name	Citizenship	Present Principal Occupation or Employment
H.E. Sheikh Abdullah bin Mohammed bin Saud Al Thani	Qatar	Chairman of the Board. Sheikh Abdullah joined Qtel as Chairman in July 2000 and was subsequently re-elected. He also recently became Chairman of Kuwait-based Wataniya International after Qtel’s acquisition of the company in 2007. Sheikh Abdullah has held several positions in the Government of Qatar, including his current positions as a minister and a member of the Qatari Planning Counsel, and his previous position as Chief of the Royal Court (Amiri Diwan) from 2000-2005. He also was nominated as President Commissioner of the Board of Commissioners of Indosat in August 2008. Sheikh Abdullah graduated as a Pilot in the British Army Air Corps and completed his studies at the Senior Military War College for the Armed Forces in the United States. He is a certified Pilot (instructor) for the British Royal Air Force. He was appointed Senior Instructor at the Qatari Emiri Air Force in 1993, Leader of the Air Troops in 1996 and Qatar’s Military Attaché to the United Kingdom in 1999.

H.E. Sheikh Mohammed bin Suhaim Al Thani	Qatar	Deputy Chairman of the Board. Sheikh Mohammed joined Qtel as Deputy Chairman in 1999, and was subsequently re-elected. He is a businessman, entrepreneur and investor, and currently serves as president of M Holding, a private Qatar company. Sheikh Mohammed has served as a member of the Board of Commissioners of Indosat since June 2007.

H.E. Mohammed bin Isa Al Mouhanadi	Qatar	Member of the Board. H.E. Al Mouhanadi joined Qtel as a Member in July 2000, and was subsequently reappointed. He is active on the boards of various Qatar companies, including banking institutions. H.E. Al Mouhanadi is currently the Chief Financial Officer of the Royal Court (Amiri Diwan). He is a former State Minister.

H.E Saad Al Rumaihi	Qatar	Member of the Board. H.E. Al Rumaihi joined Qtel as a Member in March 2003, and was subsequently reappointed. He is currently the Secretary to His Highness, the Emir of Qatar of Pursuance. Previously, he was Chief Manager of Qatar TV.

H.E. Dr. Abdullah Hussein Al Kubaisi	Qatar	Member of the Board. H.E. Dr. Al Kubaisi joined Qtel as a Member in March 2003, and was subsequently reappointed. He has been the Director of the Office of Her Highness Sheikha Moza, Consort of the Emir of Qatar and Chairman of the Qatar Science and Technology Park (“QSTP”). He joined Qatar Foundation in 2003 as its principal advisor on science and technology, and led the conceptual development of the QSTP from its earliest stages. He was appointed Dean of the College of Science, University of Qatar, in 1995.

Abdullah Zaid Al Talib	Qatar	Member of the Board. Mr. Al Talib joined Qtel as a Member in March 2003, and was subsequently reappointed. He is currently the Director of IT, Qatar Petroleum, as well a member of several oil companies.

Name	Citizenship	Present Principal Occupation or Employment
Hamad Abdullah Al Shamsi	Qatar	Member of the Board. Mr. Al Shamsi joined Qtel as a Member in March 1999, and was subsequently re-elected. He is currently the CEO of International Capital Training in the United Arab Emirates, and currently sits on the board of directors of several Qatar companies. He holds a degree from a university in the United Kingdom.

Ali Sharif Al Emadi	Qatar	Member of the Board. Mr. El Emadi joined Qtel as a Member in March 1999, and was subsequently re-elected. He has been the Group Chief Executive Officer of Qatar National Bank since June 2007. He holds a Bachelor of Science and Finance from the University of Arizona in the United States.

Hareb Masoud Al Darmaki	Qatar	Member of the Board. Mr. Al Darmaki joined Qtel as a Member in March 1999, and was subsequently re-elected. He is currently the executive director of Private Equity, Abu Dhabi Investment Authority.

Hamad Saeid Mohammad Al Badi	Qatar	Member of the Board. Mr. Al Badi joined Qtel as a Member in March 2007. He is currently an Assistant Director of International Equities, Abu Dhabi Investment Authority.

Dr. Nasser Marafih	Qatar	Executive Director, Chief Executive Officer. Dr. Marafih became CEO of Qtel in 2002. He joined Qtel in 1992 and has since been involved in a number of strategic initiatives as an expert advisor and Divisional Manager of Strategic Planning and Development. He was also recently appointed CEO of Qtel International as well as CEO of Dubai-based Wataniya International after Qtel’s acquisition of the company in 2007. Dr. Marafih was nominated as a member of the Board of Commissioners of Indosat in August 2008. Dr. Marafih is currently a member of the GIS and WTO Committees, as well as a member of the board of directors for Nawras, Qtel’s subsidiary in Oman, and a non-executive director of the board of directors of StarHub Ltd. in Singapore. Dr. Marafih holds a Bachelor of Science in Electrical Engineering, a Master of Science and a Ph.D in Communication, all from George Washington University in the United States.

Ajay Bahri	India	Executive Director, Chief Financial Officer. Mr. Bahri was appointed as Executive Director of General Services in 2005 and CFO in 2006, after joining Qtel in 2003 as head of the Internal Audit. He holds a Master’s Degree in Engineering from the Massachusetts Institute of Technology and has Certified Management Accountant and Chartered Accountant designations.

Nick Dent	United Kingdom	Chief Operating Officer, Qatar Operations. Mr. Dent joined Qtel in 2003 as an Executive Assistant to the CEO, and in 2005 was appointed the Executive Director for Strategy and Business Development. Mr. Dent has been the acting COO of Qtel since July 2008. He is currently a member of the board of directors of Navlink, Qtel’s joint venture with AT&T in the Middle East. Mr. Dent holds a Master’s Degree in Economics from Edinburgh University.

Rick Seney	United States	Mr. Seney joined Qtel in May 2007 and was later appointed Chief Operating Officer of Qtel International. Since 1985, Mr. Seney has worked in the mobile industry, most recently as president and CEO of MCT Corp. and as executive vice president and CFO of Charisma Communications. He graduated from the University of Virginia’s McIntire School of Commerce in 1976.

Jeremy Sell	United Kingdom	Chief Strategy Officer, Qtel International. Mr. Sell joined Qtel in 2006. He has previously served as director of business development for Virgin, CEO of Orange Sweden, head of business development for Orange and director of business development for US West International. Mr. Sell trained with Arthur Anderson London and is a Chartered Accountant; he holds a Master’s Degree from Cambridge University.

Name	Citizenship	Present Principal Occupation or Employment
Adel Al Mutawa	Qatar	Executive Director, Group Communications. Mr. Al Mutawa joined Qtel as Manager of International Relations in September 2005. Before joining Qtel, Mr. Al Mutawa worked with the Ministry of Foreign Affairs as Telecom Systems Coordinator and as Second Secretary in the First Deputy Prime Minister’s Office. Mr. Al Mutawa holds a Higher Diploma in Telecommunication Engineering from Qatar University.

Mazen Issa Dauleh	United Kingdom	Executive Director, Group Strategy. Mr. Dauleh became Executive Director in 2008. Mr. Dauleh has been the Strategic Planning Manager at Qasco since April 2002, and he previously held various engineering- and strategy-related positions at Qatar Petroleum. Mr. Dauleh received a Bachelor of Science in Electrical Engineering, Communications & Control from the University of Texas at Austin in 1984 and an MBA from the University of Glamorgan in the United Kingdom in 1997.

Khalid Abdullah Al Mansouri	United Kingdom	Executive Director, Business Solutions. Mr. Al Mansouri joined Qtel as Executive Director, Business Solutions in September 2007. Prior to joining Qtel, Mr. Al-Mansouri worked with Qatar General Electricity & Water Corporation (QGEWC/Kahramaa) as Director of Water Network Affairs from January 2004 to August 2007. In 1996, Mr. Al Mansouri joined Kahramaa where he served as Head of National and Distribution Electricity Control Centers (SCADA) and Customer Services Manager. He holds a Bachelor of Science in Electrical Engineering.

Ahmed Yousef Al-Derbesti	Qatar	Executive Director, International Services. Mr. Al-Derbasti was appointed Executive Director, International Services of Qtel after more than 20 years at Qtel in a variety of senior positions in engineering project and support, switching, networks, international telephony, general services, customer services and strategy. Mr. Al-Derbasti has also represented Qtel in several GCC, ARABSAT, ITU and INTELSAT Committees, and has also acted as the Arab Intra Group Chairman for GSM from 1995 to 1996. He received a Bachelor and Master of Science in Electrical Engineering from George Washington University.

Waleed Al-Sayed	Qatar	Executive Director, Customer Services. Mr. Al-Sayed was appointed Executive Director, Customer Services of Qtel in 2006. Previously, Mr. Al-Sayed had been appointed Marketing and Planning Manager for Mobile Services in 1998, and Executive Director, Group Communication in 2004. He is also a member of the board of directors of Nedjma (Wataniya Algeria), a Qtel subsidiary. Mr. Al-Sayed is currently studying computer science at Qatar University Parallel Program and is expected to graduate in 2009.

Sheikh Saud bin Nasser Al Thani	Qatar	Executive Director, General Services and Executive Director, Group HR. Sheikh Saud Al Thani was appointed Executive Director of Special Businesses in 2005 before being appointed Executive Director of General Services and Executive Director of Group HR. He joined in Qtel in 1990. Sheikh Saud Al Thani holds a Bachelor of Arts in Public Administration from Western International University in Arizona. He is also a member of the Qtel Steering Committee for the Doha Asian Games Organizing Committee.

Name	Citizenship	Present Principal Occupation or Employment
Khalil Ibrahim Al-Emadi	Qatar	Executive Director, Networks. Mr. Al-Emadi was appointed Executive Director of Networks in 2007, when Qtel merged its Wireless and Wireline services into the newly formed Networks Division; previously, Mr. Al-Emadi was Executive Director of Wireline services until May 2007. Prior to joining Qtel, Mr. Al-Emadi worked at the Ministry of Communication and Transport. He is a member of the board of directors, chairman of the audit committee and member of the executive committee for Nawras, Qtel’s subsidiary in Oman; he is also a member of the board of directors and various committees for Arabsat. Mr. Al-Emadi holds a Bachelor of Science in Electrical/Electronic Engineering from Northrop University in California, United States of America.

Izzeldin Hamid Mohamed Salih Hussein	Qatar

Group Legal Counsel. Mr. Hussein joined Qtel as Legal Counsel in October 1992. Prior to joining Qtel, Mr. Hussein practiced law in Sudan and Kuwait. He received an LLB from the School of Law University of Khartoum in Sudan in 1971.

Ian Charles Dench	United Kingdom	Executive Director, Consumer Business. Mr. Dench joined Qtel as Executive Director for Qtel’s newly created Business Solutions unit in May 2006. Prior to joining Qtel in 2002, he served as General Manager of Marketing and Sales for Batelco in Bahrain. During this time, he also held Director and Board Member posts in Jordan and Kuwait. He also has served as Chief Sales and Customer Care Officer at Mobily in Saudi Arabia. Mr. Dench is a Fellow of The Chartered Institute of Marketing and holds an MBA from Cass Business School in London.

SCHEDULE II

Information Concerning Certain Control Persons for Indonesia Communications Pte. Ltd.

Set forth below is the name, citizenship, present and principal occupation or employment and material occupations, positions, offices or employment for the past five (5) years of the current directors of Indonesia Communications Pte. Ltd (“ICLS”). All positions set forth below opposite an individual’s name refer to positions within ICLS. The business address of each of the persons listed below is ICLS’s principal business address: c/o Tricor Evatthouse Corporate Services, 8 Cross Street, PwC Building #11-00, Singapore 048424.

Name	Citizenship	Present Principal Occupation or Employment
Michael Hancock	France	Director. Mr. Hancock joined Qtel in 2007 and was appointed General Counsel of Qtel International in 2008. Previously, he was a partner with the Salans law firm in Paris and Istanbul. Mr. Hancock has previously been qualified to practice law in California and in France. He holds a degree from the University of California and an MBA from INSEAD in France.

Guy Norman	Australia	Director. Mr. Norman joined Qtel’s Business Development Group in 2003. He transferred to Qtel International in 2007 as Senior Manager, Group Strategy. Mr. Norman is a Chartered Engineer and holds an MBA from Cass Business School in London, United Kingdom.

Woo May Poh	Singapore	Nominee Director. Ms. Woo is currently Senior Manager at Tricor Evatthouse Corporate Services Pte. Ltd., a division of Tricor Singapore Pte. Ltd., where she has held various positions since 1997.

SCHEDULE III

Information Concerning Certain Control Persons for Qatar South East Holding, S.P.C.

Set forth below is the name, citizenship, present and principal occupation or employment and material occupations, positions, offices or employment for the past five (5) years of the current director of Qatar South East Holding, S.P.C. (“Qatar SEA Holding”). All positions set forth below opposite the individual’s name refer to positions within Qatar SEA Holding. The business address of each of the persons listed below is Qatar SEA Holding’s principal business address: c/o Flat 51, Building 122, Road 1605, Manama Down Town, Complex 316, Bahrain.

Name	Citizenship	Present Principal Occupation or Employment
Dr. Nasser Marafih	Qatar	Executive Director, Chief Executive Officer. Dr. Marafih became CEO of Qtel in 2002. He joined Qtel in 1992 and has since been involved in a number of strategic initiatives as an expert advisor and Divisional Manager of Strategic Planning and Development. He was also recently appointed CEO of Qtel International as well as CEO of Dubai-based Wataniya International after Qtel’s acquisition of the company in 2007. Dr. Marafih was nominated as a member of the Board of Commissioners of Indosat in August 2008. Dr. Marafih is currently a member of the GIS and WTO Committees, as well as a member of the board of directors for Nawras, Qtel’s subsidiary in Oman, and a non-executive director of the board of directors of StarHub Ltd. in Singapore. Dr. Marafih holds a Bachelor of Science in Electrical Engineering, a Master of Science and a Ph.D in Communication, all from George Washington University.

PT EDI Indonesia is the Appointed Share Registrar for this Indonesian Offer and is responsible for (i) distributing and providing Tender Offer Forms, copies of this Offer to Purchase and the Indonesian Tender Offer Statement, attached as Annex A, (ii) accepting shareholders’ Tender Offer Forms after confirmation by the securities company/custodian holding accounts with KSEI, (iii) issuing receipts, checking the accuracy of data accepted from shareholders and providing daily reports during the Tender Offer Period to the Share Tender Agent, (iv) performing daily reconciliation jointly with KSEI and (v) verifying the legality of the share ownership of the shareholder in accordance with the terms and conditions in this Offer to Purchase jointly with the Share Tender Agent.

The Appointed Share Registrar for this Indonesian Offer is:

PT EDI Indonesia

Wisma SMR, 10th floor

Jl. Yos Sudarso Kav. 89

Jakarta 14350 Indonesia

Tel.: +62 21 650-5829 — Fax: +62 21 651-5131

PT Danareksa Sekuritas is the Share Tender Agent for this Indonesian Offer and is responsible for the administration thereof, including (i) verifying approved shareholders jointly with the Appointed Share Registrar and KSEI, (ii) receiving the tendered Series B Shares transferred by KSEI, and (iii) delivering funds for the payment of Series B Shares to KSEI.

The Share Tender Agent for this Indonesian Offer is:

PT DANAREKSA SEKURITAS

Danareksa Building, 2nd Floor

Jl. Medan Merdeka Selatan No.14

Jakarta 10110 Indonesia

Tel: +62-21-350 9888 — Fax: +62-21-350 1377

KSEI is the Central Custodian for this Indonesian Offer and is responsible for (i) receiving the transfer of Series B Shares into the Escrow Account, (ii) issuing the List of Applicants/account holders who have transferred their Series B Shares to the Escrow Account, (iii) transferring Series B Shares through C-BEST by way of book entry from the Escrow Account to the account of the Party Conducting the Tender Offer maintained with PT Danareksa Sekuritas and (iv) conducting payment by way of transfer of funds through C-BEST by way of book entry to each account of the securities company/custodian bank registered under the name of each approved shareholder.

The Central Custodian for this Indonesian Offer is:

PT Kustodian Sentral Efek Indonesia

The Indonesia Stock Exchange Building, Tower I, 5th floor

Jl. Jend. Sudirman Kav. 52-53

Jakarta 12190 Indonesia

Tel.: +62 21 5299-1099 — Fax: +62 21 5299-1199